Exhibit 10.14

PARTICIPATION AGREEMENT

DATED AS OF DECEMBER 31, 2013

BETWEEN

LAM RESEARCH CORPORATION,

AS LESSEE,

AND

BTMU CAPITAL LEASING & FINANCE, INC.,

AS LESSOR

TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page

SECTION 8.16.	Confidentiality.	62

SECTION 8.17.	Entire Agreement.	62

SECTION 8.18.	UCC Filings and Other Matters.	62

Appendix I	Common Definitions
Schedule I	Equity Investment
Schedule II	Addresses For Notice; Wire Instructions
Schedule III	[Intentionally Omitted]
Schedule IV	Description of Site Owned by Lessee

Exhibit A	Form of Advance Request

iii

PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT, dated as of December 31, 2013 (this “Agreement”), is made between LAM RESEARCH CORPORATION, a Delaware corporation, as Lessee (the “Lessee”), and BTMU CAPITAL LEASING & FINANCE, INC., a Delaware corporation, as Lessor (the “Lessor”).

PRELIMINARY STATEMENT

A. The Lessee leases each Site and Existing Improvements from the Existing Lessor pursuant to the Existing Operative Documents.

B. The Lessee and the Lessor desire to (i) have the Existing Lessor convey each Site and Existing Improvement thereon to the Lessor subject to the Existing Leases pursuant to the Sale Closing Documents, (ii) amend and restate the Existing Leases and continue to lease each Site and Existing Improvements thereon pursuant to the respective Leases, and (iii) enter into the Overall Transaction.

C. Lessor will fund such acquisition of the Sites and Existing Improvements thereon with the proceeds of an Advance on the Closing Date subject to the terms and conditions set forth herein.

D. The Lessor desires to appoint the Lessee as its Constructor and construct the New Improvements (Fremont 3E) on the Unimproved Land and, upon Completion, to lease to Lessee the New Improvements (Fremont 3E) pursuant to Lease Fremont 3E.

E. Subject to the terms and conditions of this Agreement and the other Operative Documents, as of the Closing Date:

(i)	the Lessor and the Constructor will enter into the Construction Agency Agreement pursuant to which the Constructor will act as agent for the Lessor and will construct the New Improvements (Fremont 3E) on the Unimproved Land;

(ii)	with respect to each Site, the Lessor and the Lessee will enter into a Lease pursuant to which the Lessor will lease each Site and the Existing Improvements or New Improvements (Fremont 3E) thereon, as applicable, to the Lessee; and

(iii)

the Lessee and the Lessor will enter into a Memorandum of Lease for each Site pursuant to which (x) notice of the leasing of such Site and the Existing Improvements or New Improvements (Fremont 3E) thereon, as applicable, to the Lessee will be publicized, (y) the Lessee will grant the Lessor a Lien on and a security interest in its interest in such Site and the Existing Improvements or New Improvements (Fremont 3E) thereon, as applicable, to secure its obligations under the Operative Documents, and (z) the Lessor will grant the Lessee a Lien on and a security interest in its interest in such Site and the Existing Improvements or New Improvements (Fremont 3E) thereon, as applicable, to secure its conveyance of such interests to Lessee under certain circumstances.

F. During the Construction Period with respect to the New Improvements (Fremont 3E):

(i)	the Lessor will, pursuant to the terms of this Agreement, undertake to fund Advances to the Constructor or its designee on the Advance Date specified in any Advance Request in an aggregate amount not to exceed the Lessor’s Commitment;

(ii)	Constructor, using Advances funded by the Lessor from the Equity Investment, will construct the New Improvements (Fremont 3E) on the Unimproved Land pursuant to the Construction Agency Agreement; and

(iii)	notwithstanding the effectiveness of certain covenants and terms of Lease Fremont 3E during such period, the Lessee will not be required to begin to make scheduled payments of Basic Rent under such Leases until the Base Term Commencement Date.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in the Common Definitions attached hereto as Appendix I for all purposes hereof.

SECTION 1.2. Rules of Interpretation. Except as otherwise expressly provided, the rules of interpretation set forth in the Common Definitions attached hereto as Appendix I shall apply to this Agreement and the other Operative Documents.

ARTICLE II

THE CREDITS

SECTION 2.1. Equity Investment Commitments.

Subject to the terms and conditions set forth herein, Lessor shall make installments of Equity Investment in Dollars, in immediately available funds, in the form of Advances in an amount that will not result in the aggregate amount of Lessor’s Equity Investment exceeding its Commitment as set forth on Schedule I hereto. All installments of Equity Investment shall be paid to the Constructor (or its designee) on the Advance Dates in accordance with Sections 3.3 and 3.4 and the proceeds of the Equity Investment shall be applied in accordance with Section 3.5. Amounts repaid or prepaid in respect of the Equity Investment may not be re-borrowed.

SECTION 2.2. Equity Investment.

(a) Procedure for Investment. With respect to (i) the Closing Date for the acquisition of the Existing Improvements and the related Sites and (ii) the Construction Period on any Advance Date for the acquisition of the Unimproved Land and Construction of the New Improvements (Fremont 3E), upon receipt of an Advance Request pursuant to Section 3.3(a), and, in each case, subject to the terms and conditions of this Agreement, the Lessor agrees that it shall wire transfer a portion of its Equity Investment equal to the amount of the Advance set forth in such Advance Request, in immediately available federal funds to such account as the Constructor shall have indicated in the Advance Request and for same day value; provided, that if the terms and conditions for such Advance set forth herein have not been satisfied by 5:00 p.m. New York time on the Business Day immediately preceding such Advance Date, the Lessor shall not be obligated to maintain the availability of its funds for such Advance unless the Lessor has received a satisfactory indemnity for the investment of such funds. Notwithstanding any other provision hereof, Lessor shall not be obligated to make available any Equity Investment if, after giving effect to the proposed Equity Investment, the aggregate outstanding Equity Investment of Lessor shall exceed the Lessor’s Commitment.

(b) Returns on and of Equity Investment. Lessor shall be entitled to a return on the Equity Investment in the amount of Interim Yield or Yield, as applicable, which is payable in accordance with Section 2.4 hereof. With respect to each Lease, Lessor shall be entitled to a return of its Equity Investment outstanding, in full, together with (i) Interim Yield or Yield, as applicable, accrued thereon to the date of return, and (ii) all other amounts then due and payable by Lessee hereunder or under the other Operative Documents (except under Other Lease Documents) to the Lessor, upon the first to occur of:

(i) purchase by Lessee of the respective Leased Property pursuant to Article XIII or Article XX of such Lease, such return to be due on the date specified in such provisions for payment with respect to such purchase;

(ii) the Return Date; and

(iii) a termination of such Lease during the Construction Period pursuant to Article XIII of the Lease, such return to be due on the date of such termination.

(c) Scheduled Return of Investment. Except in the case of a required return described in Section 2.2(b) above or upon default, no return in respect of the Equity Investment shall be due prior to the Final Maturity Date. On the Final Maturity Date, the Lessor shall be entitled to the aggregate unpaid Equity Investment as of such date.

SECTION 2.3. Calculation of Rent.

(a) Calculation of Interim Rent. Subject to Section 2.5, with respect to Lease Fremont 3E prior to the Base Term Commencement Date thereunder, Interim Rent shall be payable on the Interim Accrual Date in an amount equal to all Interim Yield then due on the outstanding Equity Investment.

(b) Calculation of Basic Rent. With respect to each Lease, Basic Rent shall be payable from time to time on each Payment Date during the Base Term in an amount equal to all Yield then due on the outstanding Equity Investment.

SECTION 2.4. Interim Yield; Yield.

(a) Calculation of Interim Yield and Yield. During any Interim Term under a Lease, the amount of the Equity Investment outstanding from time to time with respect to such Lease shall accrue Interim Yield during each Interim Accrual Period at a rate per annum equal to the then applicable Interim Yield Rate. During the Base Term under each Lease, the amount of the Equity Investment outstanding from time to time with respect to such Lease shall accrue Yield during each Payment Period at a rate per annum equal to the then applicable Yield Rate. Yield shall be payable in arrears on each Payment Date and, subject to Section 2.5, Interim Yield shall be payable in arrears on each Interim Accrual Date. Notwithstanding anything to the contrary contained herein or in any of the other Operative Documents, Yield Determination Date with respect to the initial Interim Accrual Period and the initial Payment Period (which shall be three (3) months), as applicable, shall be the Business Day prior to the Closing Date and (i) the Equity Investment outstanding under the Lease Fremont 3E shall accrue Interim Yield during such Interim Accrual Period at a rate per annum equal to the Lessor’s actual cost of funds for such period as set forth in a notice from Lessor to Lessee which notice shall include a confirmation that the cost of funds being claimed in such notice represents a reasonable approximation of the cost of funding such Equity Investment as of the date of such funding from the London interbank market or whatever other sources are reasonably available to Lessor, and (ii) the Equity Investment outstanding under each other Lease shall accrue Yield at a rate per annum equal to the LIBOR Rate determined on such date for such Payment Period as set forth in a notice from Lessor to Lessee.

(b) Alternate Base Rate. To the extent any Equity Investment shall accrue interest at the Interim LIBOR Rate or the LIBOR Rate, as applicable, and if, pursuant to Section 2.9(a) or (b), the Lessor is unable to obtain or maintain an Interim LIBOR Rate or a LIBOR Rate for an Interim Accrual Period or a Payment Period, as applicable, such Equity Investment shall accrue yield at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin until the date on which Lessor shall be able to obtain or maintain an Interim LIBOR Rate or LIBOR Rate for such Equity Investment for such Interim Accrual Period or Payment Period, as applicable, at which time such Alternate Base Rate Equity Investment shall convert to a LIBOR Equity Investment.

(c) Overdue Rate. If all or a portion of (i) any Equity Investment, (ii) any Interim Yield or Yield payable on any Equity Investment, or (iii) any other amount payable to Lessor hereunder (whether in respect of yield, fees or other amounts) shall not be paid when due (whether at the stated maturity thereof, by acceleration or otherwise), then such overdue amount shall bear interest, payable on demand, at a rate per annum which is equal to the Overdue Rate. Without duplication of the foregoing, upon the occurrence and during the continuance of any Event of Default, the Equity Investment and, to the extent permitted by Applicable Law, Interim Yield or Yield on the Equity Investment and interest on any other amounts owing hereunder or under the other Operative Documents shall bear interest, payable on demand, at a per annum rate of two percent (2%) greater than the rate which would otherwise be applicable. Such interest shall be added to and constitute Supplemental Rent, payable by Lessee.

SECTION 2.5. Capitalized Yield.

During the Interim Term of each Lease of Unimproved Land, on each date which is three (3) Business Days prior to any Interim Accrual Date, the Constructor shall be deemed to have requested an Advance in an amount equal to Capitalized Yield accrued on the Equity Investment with an Interim Accrual Period ending on such Interim Accrual Date. The Advance Date with respect to each such Advance for such accrued Capitalized Yield shall be the relevant Interim Accrual Date (subject to the terms and conditions for an Advance set forth in this Agreement). Pursuant to Section 2.4(a), the Lessor shall retain the Capitalized Yield set forth therein. The Interim Accrual Period with respect to any such Advance shall be the same as the Interim Accrual Period with respect to an Advance of the same type that is made on the same Advance Date. Two (2) Business Days prior to such Advance Date, the Lessor shall calculate such Capitalized Yield accrued on the Equity Investment in accordance with the following sentence and notify the Constructor thereof. On each such Advance Date, the Equity Investment shall be increased by an amount equal to such Advance; provided, however, that if any Advance hereunder would exceed the aggregate Available Commitments of the Lessor, then the Lessor shall not have any obligation to make any such funding, provided, however, that the Lessor may elect in its sole discretion to increase the Commitment for such Advance.

SECTION 2.6. Fees.

Lessee shall authorize and request Advances to fund on the Closing Date and during the Construction Period any and all Transaction Costs with respect to which invoices have been received at least five (5) Business Days prior to an Advance Date and fund any and all fees described in the succeeding provisions of this Section 2.6 (collectively, the “Fees”) and, following the Construction Period, shall pay all Transaction Costs and the Fees:

(a) on the Closing Date, the Lessee shall pay to the Arranger an arrangement and structuring fee (the “Structuring Fee”) as previously agreed to in the Fee Letter; and

(b) on each third Interim Accrual Date occurring with respect to the Interim Term of Lease Fremont 3E, the Lessee shall pay to the Lessor a non-utilization fee (the “Non-Utilization Fee”) equal to the product of the Non-Utilization Fee Rate per annum and the amount of its Commitment which is undrawn since the prior Accrual Date on which a Non-Utilization Fee was paid.

SECTION 2.7. Computations.

Interim Yield and Yield on the Equity Investment and other accrued amounts under the Operative Documents shall be calculated on the basis of a 360-day year for the actual days elapsed at all times. Each determination of the Interim Yield Rate and Yield Rate by the Lessor pursuant to any provision of this Agreement or any other Operative Document shall be binding on Lessee in the absence of manifest error.

SECTION 2.8. Determination of Yield Rate and Payment Periods.

(a) Determination of LIBOR Rate. The amount of Equity Investment outstanding from time to time shall accrue Interim Yield and Yield at the rate per annum equal to the Interim Yield Rate and the Yield Rate, respectively. The Lessor shall as soon as practicable, but in no event later than 11:00 a.m., New York time, two (2) Business Days prior to the effectiveness of each LIBOR Rate, notify the Lessee of such LIBOR Rate and the corresponding Interim Yield Rate and Yield Rate, as applicable, but failure to so notify shall not affect the obligations of the parties hereunder or under the other Operative Documents. During the Interim Term for Lease Fremont 3E, Interim Yield attributable to amounts advanced by the Lessor will be (i) retained by the Lessor and added to the Equity Investment with respect thereto pursuant to Section 2.5 and (ii) capitalized monthly in arrears.

(b) Determination of LIBOR Rate Payment Periods. During any Interim Term, each Interim Accrual Period applicable to the Equity Investment bearing yield at a rate determined with respect to the Interim LIBOR Rate shall be a period of one (1) month which shall commence on and include the Closing Date or the Interim Accrual Date immediately following the prior Interim Accrual Period and end on but not include the next Interim Accrual Date. During the Base Term of each Lease, each Payment Period applicable to the Equity Investment bearing interest at a rate determined with respect to the LIBOR Rate shall be determined by the Lessee by providing the Lessor with irrevocable notice of such determination at or before 1:00 p.m., New York time two (2) Business Days’ prior to the commencement of such Payment Period, and shall be a period of three (3) months or six (6) months, in each case, commencing after the end of the preceding Payment Period applicable to such Equity Investment but, in any event, ending not later than the date such Equity Investment shall be due and payable including the Final Maturity Date. During the Base Term, (i) elections of Payment Periods by Lessee shall apply to the Equity Investment bearing interest at a rate determined with respect to the LIBOR Rate, and (ii) if the Lessee fails to notify the Lessor of its preferred Payment Period for the Equity Investment bearing interest at a rate determined with respect to the LIBOR Rate in accordance with this clause (b), the Lessee shall be deemed to have elected to continue the Equity Investment as Equity Investment bearing interest at a rate determined with respect to the

LIBOR Rate with a Payment Period of three (3) months, subject to Sections 2.9(a) and (b) below.

(c) Alternate Base Rate Payment Periods. Each Payment Period applicable to the Equity Investment bearing yield at a rate determined with respect to the Alternate Base Rate shall be a period of one (1) month commencing after the end of the preceding Interim Accrual Period or Payment Period applicable to such Equity Investment. So long as none of the circumstances described in Sections 2.9(a) or (b) shall exist, the Lessee may elect to convert the Equity Investment bearing yield at the Alternate Base Rate into an Equity Investment bearing yield at a rate determined with respect to the LIBOR Rate by providing irrevocable notice to the Lessor at least three (3) Business Days prior to the commencement of the next Interim Accrual Period or Payment Period, as applicable, and such conversion shall be effective on the commencement of such Interim Accrual Period or Payment Period, as applicable.

(d) Applicability of Periods. The Interim Accrual Periods and Payment Periods determined in accordance with clauses (b) and (c) above shall apply to the Equity Investment as a whole and not as to any portions thereof.

(e) Binding Determinations. Each determination of an Interim Yield Rate or Yield Rate pursuant to any provision of this Agreement or any other Operative Document shall be conclusive and binding on the Lessee in the absence of manifest error.

SECTION 2.9. Change of Circumstances.

(a) Inability to Determine Rates. If on or before the first day of any Interest Accrual Period or Payment Period for any Equity Investment which is to bear interest at the Interim LIBOR Rate or LIBOR Rate, as applicable, the Lessor determines in good faith (which determination shall be made on a basis that is neither arbitrary nor capricious and shall be conclusive and binding on Lessee absent manifest error) that (i) Interim LIBOR or LIBOR, as applicable, for such Interim Accrual Period or Payment Period cannot be adequately and reasonably determined due to the unavailability of funds in, or other circumstances affecting, the London interbank market or (ii) as a result of events or circumstances outside of Lessor’s control, deposits in Dollars in the London interbank market are not available to the Lessor in the ordinary course of business in sufficient amounts to make and/or maintain its Equity Investment, then the Lessor shall give notice of such condition to Lessee as soon as practicable thereafter together with an explanation in reasonable detail describing such condition (“Notice of Inability to Determine Rates”). After the giving of any such Notice of Inability to Determine Rates and until the Lessor shall otherwise notify Lessee that the circumstances giving rise to such condition no longer exist (which notice shall be given to Lessee promptly upon Lessor’s good faith determination made on a basis that is neither arbitrary nor capricious that the condition no longer exists), Lessee’s right to request the making of and the obligations of the Lessor to make LIBOR Equity Investments (or to roll over Equity Investments into LIBOR Equity Investments) shall be suspended. Any such LIBOR Equity Investment outstanding at the commencement of any such suspension relating thereto shall be automatically converted at the end of the then current Interest Accrual Period or Payment Period therefor, as applicable, or sooner, if required by Applicable Law, into an Alternate Base Rate Equity Investment. Any Equity Investment requested or made after the commencement of any such suspension relating thereto shall be made as an Alternate Base Rate Equity Investment. The Lessor shall promptly give the Lessee written notice when it determines that the circumstances giving rise to any Notice of Inability to Determine Rates no longer exists.

(b) Illegality. If:

(1) the Lessor shall determine in good faith (which determination shall be made on a basis that is neither arbitrary nor capricious and shall be conclusive and binding on Lessee absent manifest error) that after the date hereof the adoption of any Applicable Law, any change in any Applicable Law or the application or requirements thereof (whether such change occurs in accordance with the terms of such Applicable Law as enacted, as a result of amendment, or otherwise), any change in the interpretation or administration of any Applicable Law by any Authority, or compliance by the Lessor with any request or directive of any Authority having jurisdiction over the Lessor or any directive or guidance of any national central banking authority, the European Central Bank or the Federal Reserve Board (whether or not having the force of law) (a “Change of Law”) makes it unlawful, or the applicable central bank or other applicable Authority asserts that it is unlawful, or impossible for the Lessor or its principal bank Affiliate to make, continue or maintain any amount of its Equity Investment on an Interim LIBOR or LIBOR Rate basis, or

(2) an Event of Default shall have occurred and be continuing,

then the Lessor shall immediately notify the Lessee of such Change of Law (“Notice of Change of Law”). Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder or in connection therewith, and (y) and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the Basel III Global Regulatory Framework for more Resilient Bank and Banking Systems, shall in each case be deemed to be a Change of Law for the purposes of this Section 2.9, regardless of the date enacted, adopted or issued. Upon receipt of a Notice of Change of Law (i) Lessee’s right to request the making of, and the Lessor’s obligations to make LIBOR Equity Investments shall be suspended for so long as such condition shall exist; and (ii) (x) upon demand from the Lessor and provided that Lessor may not legally convert and continue the LIBOR Equity Investment as an Alternate Base Rate Equity Investment under clause (y), Lessee shall repay such LIBOR Equity Investments on the last day of the Interim Accrual Period or Payment Period therefor if the Lessor may lawfully continue to maintain such LIBOR Equity Investments to such day, or immediately if the Lessor may not lawfully continue to maintain such LIBOR Equity Investments to such day or (y) such outstanding LIBOR Equity Investments shall be converted into Alternate Base Rate Equity

Investments, at the election of Lessee, if the Lessor shall notify Lessee that it may not lawfully continue to fund and maintain such LIBOR Equity Investments. Any such conversion or prepayment of LIBOR Equity Investments made pursuant to the preceding sentence prior to the last day of an Interim Accrual Period or Payment Period for such Equity Investments shall be deemed a prepayment thereof for purposes of Section 2.10. Any Equity Investment requested after the receipt of a Notice of Change of Law shall be made as an Alternate Base Rate Equity Investment. Equity Investments so converted into Alternate Base Rate Equity Investments shall accrue yield at the rate per annum equal to the Alternate Base Rate then in effect plus the Applicable Margin. The Lessor shall promptly give the Lessee written notice when it determines, in good faith and on a basis that is neither arbitrary nor capricious, that the circumstances giving rise to any Notice of Change of Law no longer exist.

(c) Increased Costs. If on or after the date hereof, any Change of Law:

(i) shall subject the Lessor (or its applicable lending office) to any Tax with respect to its Equity Investment or its obligation to provide additional Equity Investment, or shall change the basis of taxation of payments to the Lessor (or its applicable lending office) of the principal of or yield on its obligations hereunder or any other amounts due under the Operative Documents in respect of its obligations hereunder or thereunder (except for (A) franchise taxes or Taxes related to the general authority of the Lessor or its applicable lending office to do business, (B) Taxes imposed other than by way of withholding from payments under this Agreement on the gross income of the Lessor or its applicable lending office, (C) Taxes imposed by the jurisdiction where the Lessor is incorporated (or any political subdivision thereof) or where it is managed or controlled or where its applicable lending office is located, (D) Taxes that would not have been imposed but for the failure to provide an IRS Form W-8BEN, W-8ECI or W-8IMY or such other certification that may reasonably be requested in order to avoid or eliminate any Taxes (or the withholding thereof), (E) withholding taxes imposed under the laws of any jurisdiction other than the United States or any State thereof, or (F) U.S. withholding Taxes imposed pursuant to FATCA); or

(ii) shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the F.R.S. Board but, excluding, with respect to any LIBOR Equity Investment, any such requirement with respect to which the Lessor is entitled to compensation pursuant to clause (d) below), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lessor (or its applicable lending office); or

(iii) shall impose on the Lessor any other condition not otherwise contemplated hereunder affecting this Agreement or LIBOR Equity Investments made by the Lessor or participation therein;

and the result of any of the foregoing is to increase the cost to the Lessor (or its applicable lending office) of making or maintaining any Equity Investment or to reduce the amount of any sum received or receivable by the Lessor (or its applicable lending office) under this Agreement or any Lease by an amount deemed by the Lessor to be material (provided, that any such determination by Lessor hereunder is made in good faith on a basis that is neither arbitrary nor capricious and shall be conclusive and binding on Lessee absent manifest error), then, within thirty (30) days after demand by the Lessor, the Lessee shall, during any Interim Term, authorize and request Advances to fund such additional amount or amounts as will compensate the Lessor for such increased cost or reduction and, during any Base Term, shall pay to the Lessor such additional amount or amounts as will compensate the Lessor for such increased cost or reduction.

(d) Capital Requirements. Without duplication of amounts payable under Section 2.9(c) above, if the Lessor shall have determined, in good faith (which determination shall be made on a basis that is neither arbitrary nor capricious) that (i) any Change of Law affects the amount of capital required or expected to be maintained by the Lessor or its applicable lending office (a “Capital Adequacy Requirement”) and (ii) the result of the Capital Adequacy Requirement shall be to increase the cost to Lessor of making or maintaining any LIBOR Equity Investment (taking into account the Lessor’s policies with respect to capital adequacy), then from time to time, within fifteen (15) days after demand therefor by the Lessor, the Lessee shall, during any Interim Term, authorize and request Advances to fund during the Construction Period such additional amount or amounts as will compensate the Lessor for such additional costs incurred and, during any Base Term, shall pay to the Lessor such additional amount or amounts.

(e) Eurocurrency Reserves. For so long as the Lessor shall be required pursuant to the requirements of the F.R.S. Board to maintain reserves with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (or any other category of liabilities which includes deposits by reference to which the rate on LIBOR Equity Investment is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Lessor to United States residents), then the Lessor may (provided, that any such determination by Lessor hereunder is made in good faith on a basis that is neither arbitrary nor capricious and shall be conclusive and binding on Lessee absent manifest error), during any Interim Term, require the Lessee to authorize and request Advances to fund and, during any Base Term, pay contemporaneously with each payment of Yield on such Equity Investment, on a pro rata basis, additional yield on the related Equity Investment of the Lessor at a rate per annum determined by the Lessor up to but not exceeding the excess of (a)(i) the applicable Interim LIBOR Rate or LIBOR Rate divided by (ii) one minus the LIBOR Reserve Percentage over (b) the applicable Interim LIBOR Rate or LIBOR Rate. To the extent the Lessor wishes to require Advances or payment of such additional yield, the Lessor (x) shall so notify the Lessee, in which case such additional yield on the Equity Investment of the Lessor shall be payable to the Lessor at the place indicated in such notice with respect to each Interim Accrual Period or Payment Period commencing at least ten (10) days after the giving of such notice and (y) to the extent possible, shall notify the Lessee at least ten (10) days prior to each date on which interest or yield is payable on the Equity Investment of the amount then due it under this clause.

(f) Notice. Except as otherwise provided in this Section 2.9, the Lessor will notify the Lessee of any event occurring after the date of this Agreement that will entitle the

Lessor to compensation pursuant to this Section as promptly as is practicable; provided that Lessee is not required to compensate the Lessor under this Section 2.9 for any increased costs or reduction incurred more than one hundred eighty (180) days before the date Lessor first notifies Lessee of its intention to demand compensation under this Section 2.9; provided further that if the Change of Law that gives rise to such increased cost or reduction is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof. A certificate of the Lessor claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder, accompanied by a computation in reasonable detail of such amount or amounts, shall be conclusive absent manifest error. In determining such amount, the Lessor may use any reasonable averaging and attribution methods provided, that, such methods shall not be inconsistent with the methods used by the Lessor in calculating the reduction in return allocable to other similar loans, investments or commitments to other companies.

SECTION 2.10. Funding Losses.

If Lessee shall (a) repay, prepay or convert all or any portion of the Lease Balance, the Interim Rent or Basic Rent for which is calculated at LIBOR, on any day other than the last day of an Interim Accrual Period or a Payment Period (including as a result of a Construction Event of Default or an Event of Default) whether an optional prepayment or a mandatory prepayment; (b) fail to consummate an Advance or roll over any such Lease Balance on the date specified in any notice delivered pursuant hereto; or (c) fail to make any payment of any such Lease Balance in accordance with any Early Termination Option, Event of Loss or notice of payment thereof previously delivered to the Lessor; then, in any such event, Lessee shall, upon demand by the Lessor, pay, as Supplemental Rent, to the Lessor all actual, out-of-pocket costs, losses, liabilities and expenses which the Lessor may incur as a result of such repayment, prepayment, conversion or failure, including any actual, out-of-pocket loss, cost, liability or expense actually incurred by reason of the liquidation or re-employment of deposits or other funds acquired by the Lessor to fund or maintain such Equity Investment (but excluding any loss of anticipated profit or margin) (the “Break Funding Amount”). A certificate of the Lessor setting forth any amount or amounts that the Lessor is entitled to receive pursuant to this Section shall be delivered to Lessee and shall be conclusive absent manifest error.

SECTION 2.11. Alternate Office. The Lessor agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.9(b) or 2.9(d) hereof or to compensation under Section 7.4 hereof, it will, if requested by the Lessee, use reasonable efforts (subject to overall policy considerations of the Lessor) to designate another lending office for any Equity Investments affected by such event; provided, that such designation is made on such terms that the Lessor and its lending office suffer no legal, regulatory or material economic disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.11 shall affect or postpone any of the obligations of the Lessee or the rights of the Lessor provided in Sections 2.9(b) or 2.9(d) hereof or to compensation under Section 7.4 hereof.

SECTION 2.12. Nature of Transaction.

It is the intention of the parties that:

(a) each Lease constitutes an operating lease from Lessor to Lessee for purposes of Lessee’s financial reporting under GAAP; and

(b) for United States federal, state and local income tax, property tax, transfer tax, sales tax, franchise tax, general corporation tax and other similar taxes that may be imposed upon net or gross income, bankruptcy (including the substantive law upon which bankruptcy proceedings are based), real estate, commercial law and all other purposes:

(i) such Leases and the Overall Transaction constitute a financing by the Lessor to the Lessee, the obligations of the Lessee to pay Interim Rent and Basic Rent shall be treated as payments of interest to the Lessor, and the payment by the Lessee of any amounts in respect of the Lease Balance shall be treated as payments of principal to the Lessor;

(ii) Lessee will not be entitled to, and shall not avail itself of, any of the rights or benefits accorded to a lessee under Applicable Law except as expressly permitted under the Leases and the Lessor will be deemed and will have the rights of a lender making secured loans to the Lessee secured by, among other things the Lessee Collateral; and

(iii) Lessee is and will be the owner of the Sites, the Improvements and the New Improvements (Fremont 3E).

Nevertheless, the Lessee acknowledges and agrees that the Lessor has not made, in any capacity, any representations or warranties concerning the tax, accounting or legal consequences or characteristics of the Operative Documents or any aspect of the Overall Transaction and that the Lessee has obtained and relied upon such tax, accounting and legal advice concerning the Operative Documents and the Overall Transaction as it deems appropriate, provided, that the Lessee may rely on the representations and warranties contained in the Operative Documents and the legal opinions issued to it in connection therewith and to which it is an addressee. The Lessor acknowledges and agrees that the Lessee has not made any representations or warranties concerning the tax, accounting or legal consequences or characteristics of the Operative Documents or any aspect of the Overall Transaction and that the Lessor has obtained and relied upon such tax, accounting and legal advice concerning the Operative Documents and the Overall Transaction as it deems appropriate, provided, that the Lessor may rely on the representations and warranties contained in the Operative Documents and the legal opinions issued in connection therewith.

SECTION 2.13. Amounts Due.

(a) Anything else herein or elsewhere to the contrary notwithstanding, it is the intention of the Lessee and the Lessor that (i) during the Base Term, the amount and timing of installments of Basic Rent due and payable from time to time from the Lessee under each Lease shall be equal to the aggregate payments due and payable in respect of Yield accrued on the Equity Investment due on each Payment Date; (ii) if the Lessee elects an Early Termination

Option or a Purchase Option under a Lease, the Equity Investment, all Yield thereon, all Fees and Transaction Costs and all other obligations of the Lessee owing to the Lessor shall be paid in full by the Lessee in accordance with Article XX or Article XXI of such Lease, as applicable; (iii) if the Lessee properly elects a Return Option and remarkets a Leased Property in accordance with Article XXII of a Lease, in the absence of a Default or Event of Default thereunder (other than an Event of Default that is declared solely and exclusively on the basis of one or more 97-1 Event of Defaults with respect to which Lessor has not yet commenced exercising remedies), Lessee shall be required to pay the Sale Proceeds of the sale of such Leased Property (in an amount not to exceed the Lease Balance, any excess being payable to the Lessee, except in the case of application of Section 22.4 of the Lease), and if the Sale Proceeds are less than the Lease Balance, the lesser of (x) the amount of such difference and (y) the Recourse Deficiency Amount, all in accordance with Article XXII of the Lease, and any amounts due pursuant to Article VII hereof and Section 22.3(a) of the Lease (which aggregate amounts may be less than the Lease Balance); and (iv) upon a Default or Event of Default (other than an Event of Default that is declared solely and exclusively on the basis of one or more 97-1 Event of Defaults with respect to which Lessor has not yet commenced exercising remedies), the amounts then due and payable by the Lessee under the related Lease shall include all amounts necessary to pay in full the outstanding Equity Investment and all accrued Yield thereon, plus all other amounts then payable by the Lessee to the Lessor under Operative Documents.

(b) Lessee shall pay or repay the Advances at such times and in such amounts as the Lease Balance becomes due and payable, which payment obligations shall be satisfied by and to the extent of any payment made by or on behalf of the Lessee pursuant to the Operative Documents of Rent, the Lease Balance, the Purchase Amount, the Sales Proceeds or the Recourse Deficiency Amount, as the case may be.

ARTICLE III

CONDITIONS PRECEDENT; ADVANCES

SECTION 3.1. Closing Date Conditions.

The obligations of Lessor to acquire the Sites and Existing Improvements, lease the Leased Properties, finance the New Improvements (Fremont 3E), and issue its Commitment and the effectiveness of this Agreement (the “Closing”) shall occur at the offices of Dechert LLP, One International Place, 100 Oliver Street, Boston, Massachusetts 02110 at 10:00 a.m. on December 31, 2013 (the “Closing Date”) and shall be subject to the fulfillment to the satisfaction of, or waiver by, the Lessor (acting directly or through its counsel) on or, unless otherwise specified, prior to the Closing Date of the following conditions precedent:

(a) Authorization, Execution and Delivery of Operative Documents. The following documents shall have been duly authorized, executed and delivered by the Lessee, shall be in form and substance reasonably satisfactory to the Lessor and an executed counterpart of each thereof shall have been received by the Lessor:

(i)	this Agreement;

(ii)	each Lease;

(iii)	the Construction Agency Agreement;

(iv)	each Memorandum of Lease;

(v)	an Assignment of Contract for each then-existing Major Construction Document;

(vi)	each Pledge Agreement;

(vii)	each Deposit Agreement;

(viii)	the Blocked Account Agreement; and

(ix)	the Shared Parking Agreement.

(b) Legal Opinions. Lessor shall have received the favorable opinion of Jones Day, special counsel to Lessee, dated the Closing Date and in form and substance reasonably satisfactory to Lessor.

(c) Insurance. Lessee shall have delivered the insurance certificates required by Section 11.2 of each Lease to the Lessor.

(d) Governmental and Third Party Approvals. All necessary or advisable Governmental Actions and all consents, approvals and authorizations of Persons other than Authorities, required in connection with the Overall Transaction, shall have been obtained or made and be in full force and effect and not be subject to any pending procedures or appeals, whether administrative, judicial or otherwise, except for (i) with respect to a Lease of Unimproved Land, any Governmental Actions that are not required with respect to the then current status of the construction of the New Improvements (Fremont 3E); (ii) any other Governmental Action, consent, approval or authorization the failure to obtain which, or the appeal of or further procedures with respect to which, would not reasonably be expected to have a Material Adverse Effect; and (iii) with respect to a Lease of Unimproved Land, the execution of those Construction Documents not required with respect to the then current status of the construction of the New Improvements (Fremont 3E) thereon.

(e) Corporate Status and Proceedings. The Lessor shall have received:

(i) a certificate of good standing with respect to Lessee from the State of Delaware and a satisfactory certificate of status with respect to Lessee from the State of California, each dated no earlier than the 30th day prior to the Closing Date; and

(ii) a certificate of the Secretary or Assistant Secretary (or other authorized representative) of the Lessee, in form and substance reasonably satisfactory to the Lessor and attaching and certifying as to (A) the directors’ resolutions in respect of the execution, delivery and performance by the Lessee of each Operative Document to which it is or will be a party, (B) its certificate of incorporation and by-laws (or equivalent company documents), and (C) the incumbency and signatures of persons authorized to execute and deliver the Operative Documents on behalf of the Lessee.

(f) Representations and Warranties. Each representation and warranty of the Lessee contained herein or in any other Operative Document (or in certificates delivered pursuant thereto) shall be true and correct in all material respects on and as of the Closing Date.

(g) Appraisal. The Lessor shall have received a copy of an appraisal (the “Appraisal”) from the Appraiser which shall establish (by the use of appraisal methods satisfactory to the Lessor) the Fair Market Value and the economic useful life of each Leased Property (assuming, as applicable, the Completion of the entire New Improvements (Fremont 3E) on each Unimproved Land site in accordance with the Plans and Specifications and Applicable Law, and assuming that such New Improvements (Fremont 3E) have been constructed) as of the Base Term Commencement Date and as of the Final Maturity Date.

(h) Site Maps. The Lessor shall have received site maps of the Unimproved Land prepared to reflect the anticipated location of the New Improvements (Fremont 3E) thereon, which shall be in form and substance reasonably satisfactory to the Lessor.

(i) Environmental Report. The Lessor shall have received a copy of the “Phase I” environmental assessment (or its equivalent) of the Site by the Environmental Expert, and, if such assessment indicates any exceptions reasonably requiring remedy or further investigation, a further environmental assessment of the Site by such Environmental Expert satisfactory to the Lessor.

(j) Construction Matters. With regard to any New Improvements (Fremont 3E), the Lessor shall have received:

(i) a certificate from an authorized representative of the Constructor, dated the Closing Date, certifying to the effect that: (A) the Construction Commitment of the Lessor is sufficient to Complete construction of the entire New Improvements (Fremont 3E) in accordance with the preliminary Plans and Specifications delivered to Lessor prior to the date hereof and the preliminary Construction Budget delivered to Lessor prior to the date hereof (in each case, as the same may be supplemented or amended pursuant to Section 3.2 of the Construction Agency Agreement) and to pay all Construction Costs; (B) the construction of the New Improvements (Fremont 3E) on the Site in all material respects in accordance with such preliminary Plans and Specifications and such preliminary Construction Budget (in each case, as the same may be supplemented or amended pursuant to Section 3.2 of the Construction Agency Agreement) can be Completed before the Construction Period Termination Date; (C) the New Improvements (Fremont 3E) when constructed will be constructed on the Unimproved Land in all material respects in accordance with the final Plans and Specifications and the final Construction Budget (in each case, as the same may be supplemented or amended pursuant to Section 3.2 of the Construction Agency Agreement); (D) if a change order has been made, the conditions set forth in Section 3.2 of the Construction Agency Agreement have been satisfied; (E) all representations and warranties of the Lessee and the Constructor contained in the Operative Documents are true and correct in all material respects; (F) no Construction Default or Construction Event of Default has occurred and is continuing; (G) the matters set forth in clause (d) of this Section 3.1 are true and correct; and (H) that, as of the date thereof, attached thereto are true, correct and complete copies of the preliminary Construction Budget (which includes appropriate contingency and risk reserves as set forth therein), the construction schedule, a map of the Unimproved Land and the Major Construction Documents entered into as of the Closing Date, and that the same have not been amended or otherwise modified, revoked or rescinded and, in the case of such Major Construction Documents, are in full force and effect;

(ii) the most current draft of the Construction Budget, if any; and

(iii) the most current draft of the Plans and Specifications, if any.

(k) Survey. Lessee shall have delivered, or shall have caused to be delivered, to the Lessor, at Lessee’s expense, sufficient copies of an accurate as-built survey for each Leased Property other than Unimproved Land and an accurate boundary survey for the Unimproved Land, each prepared in accordance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys certified to the Lessor and showing no state of facts reasonably unsatisfactory to the Lessor and prepared within ninety (90) days of the Closing Date by a Person reasonably satisfactory to the Lessor. Such surveys shall (1) be acceptable to the Title Insurance Company, (2) show no encroachments on the related Leased Properties by structures owned by others, and no encroachments from any part of the related Leased Properties onto any land owned by others, and (3) disclose no state of facts reasonably objectionable to the Lessor or the Title Insurance Company, and be reasonably acceptable to each such Person.

(l) No Material Adverse Effect. Since June 30, 2013, there has been no Material Adverse Effect with respect to any Leased Property or in the financial position or operations of the Lessee and its Consolidated Subsidiaries, considered as a whole, in each case other than as disclosed in the Lessee’s Form 10-Ks filed with the SEC after such date or its Current Reports on Form 8-K or Form 8-KA filed with the SEC after such date.

(m) Fees, Transaction Costs and Taxes. The Lessor shall have received payment of (i) all Fees agreed to by the Lessee in writing and due and payable to it on or prior to the Closing Date and (ii) all other Transaction Costs due and payable on or prior to the Closing Date that have been set forth in detailed invoices delivered to the Lessee at least five (5) Business Days prior to the Closing Date. All Taxes and filing fees and other charges payable on or prior to the Closing Date in connection with the execution, delivery, recording, filing and registration of the Operative Documents and the Overall Transaction shall have been paid in full or provisions for such payments shall have been made by Constructor to the reasonable satisfaction of the Lessor.

(n) Title and Title Insurance. On the Closing Date, Lessee will have caused (i) each of the Sites to be conveyed to the Lessor pursuant to separate Deeds from the Existing Lessor, and (ii) any Personal Property to be assigned and conveyed to the Lessor pursuant to the Bill of Sale. Lessor shall receive from the Title Insurance Company an ALTA Owner Policy of

Title Insurance and an alternative ALTA Loan Policy of Title Insurance (insuring the lien of the mortgage contained in the Memorandum of Lease) issued to Lessor and its successors and assigns in each case reasonably acceptable in form and substance to Lessor (collectively, the “Title Policy”). The Title Policy shall be dated as of the Closing Date, shall include coverage over the general exceptions to such policy and shall contain such affirmative endorsements as may be available under California law as to mechanic’s liens, easements and rights-of-way, encroachments, the non-violation of covenants and restrictions, zoning, survey matters and other matters as Lessor shall reasonably request including, without limitation, an appropriate “re-characterization” endorsement.

(o) Lien Searches, Financing Statements. Uniform Commercial Code lien searches shall have been performed and sufficient copies thereof delivered to Lessor which shall indicate to Lessor’s reasonable satisfaction that there are no Liens other than Liens released concurrently with the effectiveness of this Agreement on the Closing Date (regardless of whether senior, pari passu or junior) in effect with respect to any Lessee Collateral and UCC-1 financing statements covering such collateral shall have been prepared by the parties thereto and copies thereof delivered to Lessor, all of which shall be in form and substance reasonably acceptable to the Lessor.

(p) Filings, Recordings and Other Actions. Lessee shall have caused the Deeds to have been executed and delivered in favor of the Lessor and duly recorded. Lessee and Lessor shall have executed and delivered all instruments and documents necessary for (i) the Lessor to obtain a Lien on the Lessee Collateral, (ii) to the extent reasonably required in connection with the then current status of the construction and planning of the New Improvements (Fremont 3E), and (iii) any of the Operative Documents to become effective or enforceable, in each case in accordance with Applicable Law. Lessee and Lessor shall cause all such instruments and documents to be filed and recorded in the Recorder’s Office or such governmental offices as is necessary to perfect or publish notice of such Liens in favor of the Lessor. The Lessor shall have received satisfactory evidence of the payment of all recording and filing fees and taxes with respect to any recordings or filings made of each Deed, each Memorandum of Lease and any UCC financing statements to be filed with the Secretary of State of Delaware (or other appropriate filing office).

(q) No Default. After giving effect to the transactions contemplated on the Closing Date, no Default, Event of Default, Construction Default or Construction Event of Default shall occur and be continuing.

(r) No Event of Loss, Event of Taking. No Event of Loss or Event of Taking or other event of circumstance that, with the giving of notice or lapse of time or both, would constitute an Event of Loss or an Event of Taking shall have occurred with respect to any Leased Property.

(s) Equity Investment Permitted by Applicable Law, etc. The making of the Equity Investment by Lessor shall be permitted by Applicable Laws (including, without limitation, Regulations T, U and X of the F.R.S. Board) and shall not subject the Lessor to any Tax, penalty, liability or other onerous condition under or pursuant to any Applicable Law. If requested by the Lessor, Lessee shall deliver an Officer’s Certificate certifying as to such matters of fact as it may reasonably specify to enable it to determine whether such making of the Equity Investment is so permitted.

(t) Lease Commitment. The amount Advanced on the Closing Date to acquire the Sites (other than the Unimproved Land) and the Existing Improvements thereon and to pay Transaction Expenses and Fees due on the Closing Date and allocated to such Sites shall not exceed the aggregate Lease Commitments.

(u) Cash Collateral. The Lessee has delivered or caused to be delivered to Lessor (i) the Cash Collateral - Existing Improvements for deposit with a Deposit Taker, which may be an Affiliate of Lessor, pursuant to each Pledge Agreement (other than the Pledge Agreement Fremont 3E) and the Deposit Taker’s Agreement as defined therein, and (ii) the Cash Collateral - New Improvements with a Deposit Taker, which shall not be an Affiliate of Lessor, pursuant to Pledge Agreement (Fremont 3E) and the Deposit Taker’s Agreement as defined therein.

All documents and instruments required to be delivered on the Closing Date pursuant to the Operative Documents shall be delivered at the offices of Dechert LLP, One International Place, 100 Oliver Street, Boston, Massachusetts 02110, or at such other location as the Lessor and the Lessee may agree. The release by any party of its counterpart to this Agreement shall constitute conclusive evidence of its satisfaction with the form and substance of each of the items so delivered under this Section 3.1.

SECTION 3.2. Condition to Lessee’s Obligations on Closing Date.

The obligations of Lessee to perform its obligations hereunder and under the other Operative Documents on the Closing Date shall be subject to the fulfillment to the satisfaction of, or the waiver in writing by, Lessee, of the following conditions precedent on or prior to the Closing Date:

(a) Representations and Warranties. On the Closing Date, the representations and warranties of the Lessor set forth in the Operative Documents (or in certificates delivered pursuant thereto) executed by it shall be true and correct in all respects as though made on and as of such date.

(b) Funding and Delivery of Documents. The Lessor shall have made all payments, and executed and delivered all documents and instruments, required to be made, executed or delivered by such party on or before the Closing Date pursuant to the Operative Documents and the transactions contemplated hereby and thereby.

(c) Lessor Documents. The Lessee shall have received:

(i) a certificate of good standing with respect to the Lessor from the State of Delaware, dated no earlier than the 30th day prior to the Closing Date; and

(ii) a certificate of the Secretary or Assistant Secretary (or other authorized representative) of the Lessor, in form and substance reasonably satisfactory to the Lessee and attaching and certifying as to (A) the directors’ resolutions in respect of the execution, delivery and performance by the Lessor of each Operative Document to which it is or will be a party, (B) its certificate of incorporation and by-laws and (C) the incumbency and signatures of persons authorized to execute and deliver the Operative Documents on behalf of the Lessor.

(d) Lessor Representations. The Lessee shall have received a letter from the Lessor indicating the assets held by Lessor under any lease to the Lessee or any of its Consolidated Subsidiaries (i) are not financed on a non-recourse basis or otherwise held in a “silo”, and (ii) constitute less than half of Lessor’s assets on a fair market value basis.

SECTION 3.3. Conditions to Each Advance.

The obligation of the Lessor to fund Advances on each Advance Date with respect to Construction of Unimproved Land shall be subject to the satisfaction of, or the waiver in writing by the Lessor of, the conditions precedent set forth in this Section 3.3 on or prior to such Advance Date (except that the obligation of Lessor shall not be subject to Lessor’s own performance or compliance):

(a) Advance Request. At or before 1:00 p.m. New York time on at least the third (3rd) Business Day prior to the Advance Date, the Lessee or Constructor, as applicable, shall deliver to the Lessor an irrevocable written notice substantially in the form of Exhibit A (the “Advance Request”), setting forth:

(i) the proposed Advance Date;

(ii) a statement of the amount of the requested Advance (including a separate statement of the amount thereof, if any, that constitutes Capitalized Yield, Non-Utilization Fees, Transaction Costs and any other Fees);

(iii) the Interim Accrual Period or Payment Period applicable thereto; and

(iv) wire transfer instructions for the disbursement of the appropriate amount of funds to the Constructor (or its designee) and, on the Closing Date, the Existing Lessor as the seller of the Sites and Existing Improvements thereon.

Notwithstanding the foregoing, the Constructor may request that the Advance be made on any Business Day agreed to between the Constructor and the Lessor. Promptly upon receipt, the Lessor shall calculate the amounts of Equity Investment required to fund the requested Advance. All documents and instruments required to be delivered on an Advance Date pursuant to the Operative Documents shall be delivered to the Lessor or at such other location as the Lessor and the Lessee may agree.

(b) Performance. Lessee and Constructor shall have performed and complied in all material respects with all agreements and conditions contained herein and in any other Operative Document to which the Lessee or the Constructor is a party that are required to be performed or complied with by such party on or prior to the Advance Date with respect to such Advance.

(c) Governmental and Third Party Approvals. All necessary or advisable Governmental Actions, and all consents, approvals and authorizations of Persons other than Authorities, required in connection with the Overall Transaction, shall have been obtained or made and be in full force and effect and not be subject to any pending procedures or appeals, whether administrative, judicial or otherwise, except for (i) any Governmental Actions that are not required with respect to the then current status of the construction of the New Improvements (Fremont 3E); (ii) any other Governmental Action, consent, approval or authorization the failure to obtain which, or the appeal of or further procedures with respect to which, would not reasonably be expected to have a Material Adverse Effect; and (iii) the execution of those Construction Documents not required with respect to the then current status of the construction of the New Improvements (Fremont 3E).

(d) Representations and Warranties True; Absence of Defaults. Each representation and warranty of the Lessee and the Constructor contained herein or in any other Operative Document (or in certificates delivered pursuant thereto) shall be true and correct in all material respects as though made on and as of the related Advance Date, except that any such representation or warranty which is expressly made only as of an earlier date need be true only as of such date. No Material Default or Construction Event of Default shall have occurred and be continuing.

(e) Certification. With respect to Advances in connection with the construction of the New Improvements (Fremont 3E), the Lessor shall have received a certificate from an authorized representative of Constructor certifying to the effect that (i) the remaining Construction Commitment of the Lessor is sufficient to Complete construction of the entire New Improvements (Fremont 3E) in all material respects in accordance with the Plans and Specifications and the Construction Budget (in each case, as supplemented or amended pursuant to Section 3.2 of the Construction Agency Agreement) and to pay all Construction Costs, (ii) the construction of the New Improvements (Fremont 3E) on the Unimproved Land, in all material respects in accordance with the Plans and Specifications and the Construction Budget (in each case, as supplemented or amended pursuant to Section 3.2 of the Construction Agency Agreement), can be Completed before the Construction Period Termination Date, (iii) the New Improvements (Fremont 3E) are being constructed on the Unimproved Land in all material respects in accordance with the Plans and Specifications and the Construction Budget (in each case, as supplemented or amended pursuant to Section 3.2 of the Construction Agency Agreement), (iv) if a change order has been made since the prior Advance, the conditions set forth in Section 3.2 of the Construction Agency Agreement have been satisfied, (v) all representations and warranties of the Lessee and the Constructor contained in the Operative Documents are true and correct in all material respects, (vi) no Material Default, Construction Event of Default or Force Majeure Event has occurred and is continuing, (vii) all necessary or advisable Governmental Actions, and all consents, approvals and authorizations of Persons other than Authorities, required in connection with the Overall Transaction, shall have been obtained or made and be in full force and effect and not be subject to any pending procedures or appeals, whether administrative, judicial or otherwise, except for (A) any Governmental Actions that are not required with respect to the then current status of the construction of the New Improvements (Fremont 3E); (B) any other Governmental Action, consent, approval or authorization the failure to obtain which, or the appeal of or further procedures with respect to which, would not reasonably be expected to have a Material Adverse Effect; and (C) the execution of those Construction Documents not required with respect to the then current status of the construction of the New Improvements (Fremont 3E), (viii) the proceeds of the Advance will be used solely to pay for acquisition costs, costs for New Improvements (Fremont 3E) and Transaction Costs for the New Improvements (Fremont 3E) previously performed or contracted for and then due or payable, or that have been invoiced (or in the case of costs incurred by the Constructor using its own resources, that have been described in writing to the Lessor in reasonable detail) and will be come due and payable in the month immediately following such Advance Date, or materials previously purchased or contracted for, together with all Carrying Costs and that all invoices for the foregoing costs have been (or will be with the proceeds of such Advance) paid in full, (ix) none of such costs specified in clause (ix) have been reimbursed pursuant to a previous Advance, (x) the costs being funded with the Advance are as set forth in a schedule attached to such certificate, (xi) all conditions precedent to the Advance have been satisfied, and (xii) no Major Construction Documents have been entered into since the Closing Date or the most recent prior Advance Date, as applicable, except as for those attached to the Advance Request. The foregoing certifications may be included in the Advance Request referred to in subsection (a) above. Notwithstanding any provision to the contrary in this Section 3.3(e), any certification with respect to the Plans and Specifications and/or Construction Budget required to be delivered pursuant to this Section 3.3(e) shall be made with respect to the then most recent Plans and Specifications and/or Construction Budget, as applicable, delivered by Lessee and approved by Lessor for each Component of the New Improvements (Fremont 3E).

(f) Assignments and Liens. The Lessor shall have a security interest in all Lessee Collateral and an assignment of the Lessee’s rights under all Construction Documents then in existence pursuant to the Assignment of Contract.

(g) No Event of Loss, Taking, Force Majeure Event. No Event of Loss, Event of Taking, Force Majeure Event or other event or circumstance that, with the giving of notice or lapse of time or both, would constitute an Event of Loss, Event of Taking or Force Majeure Event shall have occurred and be continuing provided, however, to the extent that Lessee shall have made the election set forth in Section 13.1(a)(iv) of Lease Fremont 3E to complete construction following an Event of Loss thereunder, the existence of such Event of Loss shall not preclude Advances hereunder so long as the conditions under such Section 13.1(a)(iv) and the other conditions hereunder shall be satisfied or waived in writing by the Lessor.

(h) Transaction Costs. After the initial Advance, all Transaction Costs invoiced at least five (5) Business Days prior to such Advance Date and included in any Advance Request shall have been paid, or will be paid with the proceeds of the Advance to be made on such Advance Date, to the parties to whom such Transaction Costs were owed.

(i) Equity Investment Permitted by Applicable Law, etc. The making of the Equity Investment by the Lessor shall be permitted by Applicable Laws (including, without limitation, Regulations T, U and X of the F.R.S. Board) and shall not subject the Lessor to any Tax, penalty, liability or other onerous condition under or pursuant to any Applicable Law. If requested by the Lessor, the Lessor shall have received an Officer’s Certificate by the Lessee certifying as to such matters of fact as it may reasonably specify to enable it to determine whether such making of the Equity Investment is so permitted.

(j) Construction Consultant’s Confirmation. With respect to Advances in connection with the construction of the New Improvements (Fremont 3E), the most recent confirmation of the Construction Consultant delivered pursuant to Section 2.7(v) of the Construction Agency Agreement shall confirm the Construction Consultant’s opinion of reasonableness that (i) the remaining Construction Commitment of the Lessor is sufficient to (A) Complete construction of the New Improvements (Fremont 3E) in all material respects in accordance with the Plans and Specifications and the Construction Budget (in each case, as supplemented or amended pursuant to Section 3.2) on or before the Construction Period Termination Date and (B) pay all Construction Costs, and (ii) construction of the New Improvements (Fremont 3E) can be Completed on or prior to the Construction Period Termination Date.

(k) Notations. The Lessor is hereby authorized to record the date and amount of each payment or repayment of principal on its Equity Investment (as the case may be) and the length of each Interim Accrual Period and Payment Period with respect thereto in any manner consistent with its ordinary business practices, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, that the failure to make any such recordation or any errors in such recordation shall not affect the obligation of the Lessee to pay Rent (including any Lease Balance).

(l) Construction Matters. With respect to Advances of hard costs for a particular Component of the New Improvements (Fremont 3E), the Lessor shall have received prior to the commencement of Construction (excluding the razing and salvage of existing improvements, grading and ground improvements on Site Fremont 3E) (i) a copy of the final Construction Budget for such Component of the New Improvements (Fremont 3E) prepared in accordance with Section 2.6 of the Construction Agency Agreement and (ii) a copy of the final Plans and Specifications for such Component of the New Improvements (Fremont 3E) prepared in accordance with Section 2.7(o) of the Construction Agency Agreement.

(m) Major Construction Documents. The Lessee shall have executed and delivered, and caused the respective contractor(s) to have executed and delivered, an Assignment of Contract for each Major Construction Document entered into since the Closing Date or prior Advance Date, as applicable.

(n) Maintenance of Collateral. Lessee and Constructor shall have performed and complied in all material respects with the provisions of Section 4(A) of the Pledge Agreement and the value of the Pre-lease Collateral shall each equal or exceed the Minimum Collateral Value (as each such term is defined in the Pledge Agreement).

SECTION 3.4. Fundings Generally.

(a) Amount of Fundings. Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties of each of the parties hereto contained herein or made pursuant hereto, upon receipt of an Advance Request in accordance with Section 3.3(a), the Lessor (using a portion of its Equity Investment) shall make an Advance (i) as designated by Lessee on the Closing Date which shall be in an amount sufficient to acquire the Sites and Existing Improvements thereon and Personal Property related thereto and to pay Transaction Costs, or (ii) to the Constructor (or its designee) on each Advance Date, for the payment of Construction Costs and Carrying Costs and for the payment of Fees and Transaction Costs invoiced at least five (5) Business Days prior to the relevant Advance Date (and such Transaction Costs and Fees shall be paid for in the manner described in Section 3.5). Transfers of such funds by the Lessor shall be made in immediately available funds by wire transfers to such account as the Lessee and the Constructor, as applicable, shall have indicated in the Advance Request not later than 2:00 p.m., New York time, on the related Advance Date and for same day value provided, that, if the terms and conditions for the Advance set forth herein have not been satisfied by 5:00 p.m. New York time on the Business Day immediately preceding such Advance Date, the Lessor shall not be obligated to maintain the availability of its funds for such Funding unless the Lessee provides a satisfactory indemnity to Lessor for the investment of such funds. No amounts paid or prepaid with respect to any Advance or Equity Investment may be readvanced.

(b) Advances to Lessee and Constructor. Each Advance shall be made by the Lessor in Dollars to the Constructor (or its designee) in accordance with instructions provided to the Lessor.

(c) Advances; Limitations and Limits. In addition to any other provision hereof, the Lessor shall not be obligated to make an Advance of its Equity Investment on any Advance Date if, after giving effect to such Advance, (i) the aggregate outstanding amount of Equity Investment made to fund Advances would exceed its Commitment Amount or (ii) with respect to each Unimproved Land, the aggregate amount of funds Advanced for the acquisition thereof and the Construction of New Improvements (Fremont 3E) thereon would exceed its Construction Commitment with respect thereto. In the event that the Lessor determines that any condition precedent set forth in Section 3.3 is not satisfied for any requested Advance, the Lessor shall be obligated to fund such Advance for Construction Costs incurred and paid by Lessee but not reimbursed to Lessee and until such condition precedent is satisfied the Lessor shall not be obligated to fund any further Advances; provided, however, that the Lessor shall not be obligated to fund such Advance if the failure to satisfy such condition precedent is due to the occurrence of a Specified Event, and in such case the Lessee shall not be permitted to request any further Advances under Section 3.3 and the Lessor shall not be obligated to fund any such further Advances.

There shall be an Advance on the Closing Date and no more than one Advance made during any calendar month, which shall be made on the Monthly Date occurring in each month or such other date agreed to by the parties pursuant to Section 3.3(a). Each Advance made after the Closing Date (excluding any Advance made solely to fund Carrying Costs, Fees and/or

Transaction Costs and excluding the final Advance) shall be in a minimum amount of $500,000 or such other amount as the Lessee and the Lessor shall agree.

(d) Termination and Reduction of Commitments.

Notwithstanding anything in this Agreement to the contrary, the Commitment shall terminate and the Lessor shall not be obligated to make any Advance and no Advance Date may thereafter occur upon the occurrence of the earlier of (A) 3:00 p.m. New York time on the last day of the Commitment Period, and (B) a termination of the Lessor’s Commitment pursuant to Section 5.3 of the Construction Agency Agreement.

Lessee shall have the right, upon not less than ten (10) days prior written notice to the Lessor, to voluntarily reduce the Construction Commitment on an Interim Accrual Date with respect to Construction of New Improvements (Fremont 3E), subject to the satisfaction of the following conditions:

(i) Lessee shall certify to the Lessor that, following such reduction of the Construction Commitment, (x) the remaining Construction Commitment of the Lessor is sufficient to Complete construction of such New Improvements (Fremont 3E) in all material respects in accordance with the Plans and Specifications and the Construction Budget (in each case, as supplemented or amended pursuant to Section 3.2 of the Construction Agency Agreement) and to pay all Construction Costs, (y) the construction of such New Improvements (Fremont 3E) on the related Unimproved Land in all material respects in accordance with the Plans and Specifications and the Construction Budget (in each case, as supplemented or amended pursuant to Section 3.2 of the Construction Agency Agreement) can be Completed before the Construction Period Termination Date, and (z) no Construction Event of Default has occurred and is continuing;

(ii) The Construction Consultant shall certify that in the reasonable belief of the Construction Consultant (x) the remaining Construction Commitment of the Lessor following such reduction is sufficient to (A) complete construction of such New Improvements (Fremont 3E) in accordance with the Plans and Specifications and the Construction Budget (in each case, as supplemented or amended pursuant to Section 3.2) on or before the Construction Period Termination Date and (B) pay all Construction Costs, and (y) construction of such New Improvements (Fremont 3E) can be completed on or prior to the Construction Period Termination Date.

(iii) all Fees, Transaction Costs, Taxes and other amounts accrued with respect to the portion of the Commitments so reduced through the effective date of such reduction shall be paid;

(iv) such reduction shall be in a minimum amount of $500,000 in the aggregate or, if less, the aggregate remaining unfunded Available Commitments of the Lessor; and

(v) such reduction shall reduce the Lessor’s Commitment in an amount equal to such requested reduction in the Construction Commitment.

(e) Increase in Commitments. If the Constructor determines that the Construction Commitment is not sufficient to Complete the New Improvements (Fremont 3E) on Unimproved Land on or prior to the Construction Period Termination Date, then the Lessor and Constructor shall, at the written request of the Constructor accompanied by the explanation, certifications and evidence hereinafter described, in good faith, but for a period not in excess of twenty (20) days (provided that such period shall not extend beyond the Construction Period Termination Date), discuss the terms and conditions applicable to an increase in the Construction Commitment to enable the Constructor to Complete such New Improvements (Fremont 3E) on or prior to the Construction Period Termination Date. Notwithstanding any provision of the Construction Agency Agreement or related Lease to the contrary, during such twenty (20) day (or shorter) period, the Lessor may not exercise any remedy under the Construction Agency Agreement or related Lease as a result of the remaining Construction Commitment of the Lessor being insufficient to Complete construction of such New Improvements (Fremont 3E) in accordance with the Plans and Specifications and the Construction Budget (in each case, as supplemented or amended pursuant to Section 3.2 of the Construction Agency Agreement) and to pay all Construction Costs. It is understood and agreed that the Lessor is not obligated to increase the Construction Commitment by reason of its entering into such good faith discussions and its approval for such increase in its Construction Commitment may be withheld in its sole discretion. In connection with any such request, the Constructor shall deliver to the Lessor (i) a written explanation detailing the reasons why the Construction Commitment was not sufficient to finance Completion of such New Improvements (Fremont 3E), (ii) a certification to the effect that the increased Construction Commitment will allow Completion of such New Improvements (Fremont 3E) to occur on or before the Construction Period Termination Date, (iii) a certification of the Construction Consultant that in the reasonable belief of the Construction Consultant (x) the remaining Construction Commitment of the Lessor following such increase is sufficient to (I) Complete construction of such New Improvements (Fremont 3E) in accordance with the Plans and Specifications and the Construction Budget (in each case, as supplemented or amended pursuant to Section 3.2) on or before the Construction Period Termination Date and (II) pay all Construction Costs, and (y) construction of such New Improvements (Fremont 3E) can be Completed on or prior to the Construction Period Termination Date, and (iv) any other evidence reasonably requested by the Lessor in connection therewith. If after such twenty (20) day (or shorter) period, the Constructor is unable to obtain from the Lessor Commitments necessary to Complete such New Improvements (Fremont 3E), then a Construction Event of Default shall have occurred.

(f) Extension of Construction Period. If the Constructor reasonably determines in good faith that it will be unable to Complete the New Improvements (Fremont 3E) on Unimproved Land on or prior to the Construction Period Termination Date, then the Lessor and Constructor shall, at the written request of the Constructor accompanied by the explanation, certifications and evidence hereinafter described, in good faith, but for a period not in excess of twenty (20) days (provided that such period shall not extend beyond the Construction Period Termination Date), discuss the terms and conditions applicable to a postponement of the Construction Period Termination Date to enable the Constructor to Complete such New Improvements (Fremont 3E) on or prior to such extended Construction Period Termination Date. Notwithstanding any provision of any the Construction Agency Agreement or related Lease to the contrary, during such twenty (20) day (or shorter) period, the Lessor may not exercise any remedy under the Construction Agency Agreement or related Lease solely as a result of the Constructor being unable to Complete construction of such New Improvements (Fremont 3E) in accordance with the Plans and Specifications by the Construction Period Termination Date. It is understood and agreed that the Lessor is not obligated to extend the Construction Period for any reason. The request for such postponement shall be subject to the prior approval of the Lessor which may be withheld in its sole discretion. In connection with any such request, the Constructor shall deliver to the Lessor (i) a written explanation detailing the reasons why such Completion will be unable to occur prior to the Construction Period Termination Date and how such delays will be rectified, (ii) a certification to the effect that the extension of the Construction Period will allow such Completion to occur on or before the extended Construction Period Termination Date, (iii) a certification of the Construction Consultant that in the reasonable belief of the Construction Consultant (x) the Available Commitment of the Lessor following such postponement is sufficient to (I) complete construction of such New Improvements (Fremont 3E) in accordance with the Plans and Specifications and the Construction Budget (in each case, as supplemented or amended pursuant to Section 3.2) on or before the Construction Period Termination Date as postponed and (II) pay all Construction Costs, and (y) construction of such New Improvements (Fremont 3E) can be completed on or prior to the revised Construction Period Termination Date, and (iv) any other evidence reasonably requested by the Lessor in connection therewith. If after such twenty (20) day (or shorter) period, the Constructor is unable to obtain approval for such postponement, then a Construction Event of Default shall have occurred.

SECTION 3.5. Application of Funds.

On the Closing Date, (i) with respect to the acquisition of the Sites and the Existing Improvements thereon and related Personal Property, the Lessor (as a portion of its Equity Investment) shall make an Advance as designated by Lessee for payment of the purchase prices therefor, and (ii) with respect to the Closing and consummation of the Overall Transaction, the Lessor (as a portion of its Equity Investment) shall make an Advance to the Constructor (or its designee) for Transaction Costs, Fees and other uses set forth in the related Advance Request provided, that, an Advance made by the Lessor in respect of Fees described in Section 2.6 shall be deemed to constitute an Advance by the Lessor to the Lessee but such amounts shall be retained by the Arranger or Lessor, as applicable. On each Advance Date after the Closing Date, upon the satisfaction of the terms and conditions of this Agreement, the Lessor (as a portion of its Equity Investment) shall make an Advance to the Constructor for the Construction Costs incurred or to be incurred by the Constructor on behalf of the Lessor, Carrying Costs and Fees and Transaction Costs invoiced at least five (5) Business Days prior to the relevant Advance Date provided, that, Advances made by the Lessor in respect of Fees described in Section 2.6 shall be deemed to constitute Advances by the Lessor to the Lessee but such amounts shall be retained by the Lessor. If the Constructor incurs Construction Costs before it has received an Advance to fund the same, the Constructor shall request an Advance to be reimbursed for such Construction Costs within such period of time as is generally considered customary for such purpose. In each of the foregoing cases, such Advances shall be made pursuant to Section 3.3 and Section 3.4 and shall be in the aggregate amount specified in the applicable Advance Request. Advances made by the Lessor in respect of Capitalized Yield shall be funded and applied in the manner set forth in Section 2.5.

SECTION 3.6. Deliveries Upon Completion.

(a) Within ten (10) days following the Completion Date with respect to Construction of New Improvements (Fremont 3E):

(i) Constructor shall furnish to the Lessor a certification as follows:

(1) the construction of such New Improvements (Fremont 3E) has been Completed in all material respects in accordance with the Plans and Specifications and the Construction Budget (in each case as amended or modified in accordance with Section 3.2 of the Construction Agency Agreement);

(2) the Improvements comply in all material respects with all Applicable Law, and certifying that attached thereto are true and complete copies of an “As-Built” survey of the related Leased Property prepared in accordance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys certified to the Lessor;

(3) the representations and warranties of the Lessee with respect to such New Improvements (Fremont 3E) and the related Site set forth in Sections 4.1(m), (p), (q), and (u)(iv) are true and correct in all material respects as of the Completion Date. All amounts owing to third parties for the construction of such New Improvements (Fremont 3E) with respect to which invoices have been received by the Lessee on or before the day which is forty-five (45) days prior to such date have been paid in full (other than any subject to a Permitted Contest and other than contingent obligations for which adequate reserves have been created to the extent required by GAAP);

(4) no changes or modifications were made to the Plans and Specifications in violation of Section 3.2 of the Construction Agency Agreement; and

(5) there are no defects to such New Improvements (Fremont 3E) which individually or in the aggregate have caused or reasonably could cause the Fair Market Value of such New Improvements (Fremont 3E) to be materially less than the estimated Fair Market Value at Completion as set forth in the Appraisal; and

(ii) all utilities required to adequately service such New Improvements (Fremont 3E) for its intended use are available except to the extent the unavailability of which individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect.

(b) On the day following the Completion Date, unless otherwise instructed by the Lessor, the Lessee shall cause the Cash Collateral - New Improvements to be delivered to a

Deposit Taker which is an Affiliate of Lessor pursuant to Pledge Agreement (Fremont 3E) and the Deposit Agreement related thereto. Upon, and only upon, receipt of such Cash Collateral - New Improvements shall the Applicable Margin change to four hundred and twenty-five thousandths of one percent (0.425%), and at such time the Blocked Account Agreement shall terminate.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1. Representations and Warranties of Lessee.

As of the Closing Date and, solely with respect to Construction of any New Improvements (Fremont 3E), as of each Advance Date, Lessee makes the representations and warranties set forth in this Section 4.1 to Lessor:

(a) Organization; Power; Qualification. Lessee is duly organized as a corporation and is validly existing under the laws of the State of Delaware, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in the State of California and each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization of Operative Documents. Lessee has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of each of the Operative Documents to which it is a party in accordance with its respective terms. Each of the Operative Documents to which the Lessee is a party has been duly executed and delivered by a duly authorized representative of the Lessee.

(c) Dissolution or Winding Up. The Lessee has not taken any action nor have any steps been taken or legal proceedings commenced or, to the Actual Knowledge of a Responsible Officer of the Lessee, threatened, against the Lessee for its dissolution, winding-up, examination, administration, court protection or reorganization or for the appointment of a receiver, administrator, administrative receiver, examiner, trustee or similar official with respect to the Lessee or any substantial part of its assets or revenues. Prior to and after giving effect to the Overall Transaction, the Lessee is and will be Solvent.

(d) Absence of Defaults, Loss, etc. No event has occurred and is continuing which constitutes a Material Default, Construction Event of Default, Event of Default, Event of Loss (unless the Lessee shall have elected to continue the Lease and reconstruct the affected Improvements in accordance with Section 13.1(b) of the Lease), Condemnation or Casualty; and there is no action pending or, to the best of its knowledge, threatened by an Authority to initiate a Condemnation or an Event of Taking.

(e) Financial Information.

(i) The audited consolidated balance sheet of the Lessee and its Consolidated Subsidiaries as of June 30, 2013, and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the fiscal year then ended, reported on by Ernst & Young LLP, a copy of which has been delivered to the Lessor, fairly present in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of Lessee and its Consolidated Subsidiaries as of such date and their consolidated results of operations, cash flows and changes in stockholders’ equity for such fiscal year.

(ii) There has been no change since June 30, 2013, which has had or could be reasonably expected to have a Material Adverse Effect.

(f) No Conflicts, etc. The execution, delivery and performance by the Lessee of the Operative Documents to which it is a party and the transactions contemplated thereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) violate any Applicable Law relating to the Lessee, (ii) conflict with, result in a breach of or constitute a default under the charter documents or resolutions of the Lessee, or any indenture or other material agreement or instrument to which the Lessee is a party, or any Governmental Action relating to the Lessee, except, in any case, as could not reasonably be expected to have a Material Adverse Effect, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any Leased Property or any Site (except as contemplated by the Operative Documents) or any material Lien upon or with respect to any other property now owned or hereafter acquired by the Lessee.

(g) Enforceability. Each of the Operative Documents to which the Lessee is a party constitutes the legal, valid and binding obligation of the Lessee, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(h) Pari Passu. The claims of the Lessor against the Lessee under the Operative Documents rank at least pari passu with the claims of all of Lessee’s other unsecured creditors, except those whose claims are preferred solely by any laws of general application having effect in relation to bankruptcy, insolvency, liquidation or other similar events.

(i) Investment Company Act, etc. The Lessee is not and will not become, by reason of the Operative Documents or any business or transactions in which it participates voluntarily, (i) an “investment company” or a company “controlled” by an “investment company” (as each of the quoted term is defined or used in the Investment Company Act of 1940, as amended), or (ii) subject to regulation under the Federal Power Act or any foreign, federal or local statute or regulation limiting the Lessee’s ability to incur or guarantee indebtedness or obligations, or to pledge its assets to secure indebtedness or obligations, as contemplated by any of the Operative Documents.

(j) Not a Foreign Person. The Lessee is not a “foreign person” within the meaning of Sections 1445 and 7791 of the Code (i.e., the Lessee is not a non-resident alien,

foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder).

(k) Compliance with ERISA. Except where instances of non-compliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) Lessee and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan and (ii) neither the Lessee nor any ERISA Affiliate has (A) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (B) failed to make any contribution or payment to any Plan or Multiemployer Plan or made any amendment to any Plan which in either case has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (C) incurred any Withdrawal Liability or any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Assuming that the source of funds for the Lessor does not include assets of any employee benefit plan (as defined in Section 3 of ERISA) or Plan other than an employee benefit plan or Plan exempt from the coverage of ERISA, Section 4975 of the Code and similar Laws; and the Lessor is not using, directly or indirectly, the assets of any Employee Benefit Plan that is subject to ERISA or Section 4975 of the Code or any similar provisions of Federal, state or local law or any regulations promulgated thereunder to make the Equity Investment, neither Lessee nor any ERISA Affiliate has engaged in a “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to subject Lessee to the tax or penalties on prohibited transactions imposed by Section 4975 of the Code or Section 502 of ERISA and which would result in a Material Adverse Effect.

(l) Labor. Neither the Lessee nor any of its Subsidiaries has experienced strikes, labor disputes, slow downs or work stoppages due to labor disagreements that currently have or could reasonably be expected to have a Material Adverse Effect, and to the knowledge of the Lessee there are no such strikes, disputes, slow downs or work stoppages threatened against it or against any Subsidiary. The hours worked and any payments made to employees of the Lessee and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other Applicable Laws dealing with such matters. All material payments due on account of wages or employee health and welfare insurance and other benefits from the Lessee or from any Subsidiary have been paid or accrued as liabilities on its books.

(m) Title to Properties Generally. Except when the failure to do so does not have and could not reasonably be expected to have a Material Adverse Effect, the Lessee and its Subsidiaries have and will have and maintain good and indefeasible fee simple title to or valid leasehold interests in all of its real property and good title to or a valid leasehold interest in all of its other material assets, as such properties and assets are reflected in the most recent financial statements delivered to the Lessor, other than properties or assets disposed of in the ordinary course of business since such date.

(n) No Approvals, etc. The execution and delivery by the Lessee of any of the Operative Documents to which it is a party does not require the consent or approval of, or the giving of notice to or registration with, or the taking of any other action in respect of, any Authority.

(o) Litigation. There is no action, proceeding or investigation pending or, to its knowledge, threatened against the Lessee which questions the validity of the Operative Documents, and there is no action, proceeding or investigation pending or, to its knowledge, threatened which is likely to result, either in any case or in the aggregate, in any Material Adverse Effect.

(p) Compliance with Law; Governmental Approvals. Other than with respect to environmental matters, which are treated exclusively in Section 4.1(q) hereof, (i) the Lessee has obtained or received all Governmental Action required by any Applicable Law with respect to the then current status of the Existing Improvements and the construction of New Improvements (Fremont 3E) and each Site, each of which is in full force and effect and not subject to any pending proceedings or appeals (administrative, judicial or otherwise), except for any other Governmental Action the failure to obtain which, or the appeal of or further procedures with respect to which, would not reasonably be expected to have a Material Adverse Effect, (ii) the information provided by Lessee to the Lessor regarding the Governmental Actions that are necessary to Complete construction of New Improvements (Fremont 3E) was true and complete in all material respects, and (iii) the Lessee and each Leased Property are in compliance with each Governmental Action applicable to it and in compliance with all other Applicable Law relating to it in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(q) Environmental Matters. Except as previously disclosed to Lessor in the Environmental Reports or as could not reasonably be expected to have a Material Adverse Effect:

(i) no Leased Property (including soils, surface waters and ground waters on, at or under the related Site or such structures) contains, nor is any Leased Property otherwise adversely affected by, and, to the Lessee’s knowledge, no Leased Property has previously contained or been adversely affected by, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted an Environmental Violation or (B) could give rise to any liability or obligation under applicable Environmental Laws;

(ii) each Leased Property and all operations conducted in connection therewith are in material compliance, and have been in material compliance, with all applicable Environmental Laws, and there are no Hazardous Materials at, under or about any Site and there was and has been no Release of Hazardous Materials from, to, at, under or about any Site or from such operations of Existing Improvements or the construction of New Improvements (Fremont 3E);

(iii) Lessee has obtained, is in compliance with, and has made all appropriate filings for issuance or renewal of, all Environmental Permits required for the then current status of any Leased Property and the construction of New Improvements (Fremont 3E) and all such Environmental Permits are in full force and effect;

(iv) Lessee has not received any written notice of violation, alleged violation, noncompliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with respect to any Leased Property nor does the Lessee have knowledge or reason to believe that any such notice will be received or is being threatened; and

(v) no judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Lessee threatened, under any Environmental Law to which the Lessee has been or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Leased Property or operations of the Lessee with respect thereto.

(r) Accuracy and Completeness of Information. The written information, taken as a whole, furnished by or on behalf of the Lessee to the Lessor in connection with the negotiation of this Agreement and the other Operative Documents or delivered hereunder (as modified or supplemented by other information so furnished) does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to the Construction Budget and any projected financial information, the Lessee represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(s) Subjection to Government Regulation. To the Lessee’s Actual Knowledge, the Lessor shall not be required to, solely by reason of entering into the Operative Documents or consummating any of the transactions contemplated thereby (other than upon the exercise by the Lessor of remedies under the Operative Documents), perform in its own capacity or on behalf of any other Person any obligations, instructions or other duties imposed by an Authority (except with respect to bank regulations and, if such Person shall have assumed operational control of any Leased Property, operating permit requirements for such Leased Property) as long as the Lessee is not in breach of any of the Operative Documents.

(t) Private Offering. The making of the Equity Investments and the interests in the Operative Documents under the circumstances contemplated hereby do not require the registration or qualification of such Equity Investments or interests under the Securities Act, any state securities laws or the Trust Indenture Act of 1939.

(u) The Leased Properties and the Sites.

(i) As of the Closing Date, the Lessee is not a party to any other contract or agreement to sell, transfer or encumber any interest in the Leased Property or the Site in which it has an interest or any part thereof other than pursuant to the Operative Documents;

(ii) each Site is described on Schedule IV to this Agreement and the New Improvements (Fremont 3E) to be constructed under the Construction Agency Agreement will be entirely on the related Site. Each Leased Property and any present use or construction and presently anticipated future use or construction thereof by the Lessee and its agents, assignees, employees, invitees, lessees, licensees and tenants comply with all Applicable Law (including planning, zoning and land use laws and Environmental Laws) and Insurance Requirements, except for such instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that are inconsequential for the then current status of the construction of the New Improvements (Fremont 3E). No notices, complaints or orders of violation or non-compliance or liability have been issued or, to the best of its knowledge, threatened by any Authority with respect to any Leased Property or Site or the present or intended future use of any Leased Property or Site except for such violations and instances of non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and Lessee is not aware of any circumstances which could give rise to the issuance of any such notices, complaints or orders;

(iii) with respect to any Unimproved Land, all Major Construction Documents that have been entered into explicitly allow for and will allow for the assignment or pledge of the rights of the Constructor thereunder, except for any such provision as has been waived by the appropriate Persons in accordance with the terms of such document. No default or event of default has occurred or is continuing under any Major Construction Document to which the Constructor or the Lessor is a party;

(iv) to the knowledge of Lessee, there is no action being taken by any Person with respect to any actual or pending Condemnation or Event of Taking, except as is being contested by Lessee in accordance with Section 13.6 of the Lease;

(v) the structures constructed as part of the Leased Property are in such condition that such structures at all times meet the standards which, in the given circumstances, each of them may be expected to meet so as not to constitute a danger for persons or things; and

(vi) the description of the Lessee Collateral sufficiently identifies such property to the extent required by Applicable Law in order to obtain a valid security interest therein.

(v) Taxes. On the Closing Date, to the Actual Knowledge of a Responsible Officer of the Lessee, the Lessor is not subject to any Taxes with respect to which the Lessee is obligated to indemnify the Lessor pursuant to Section 7.2(a)(ii) and no Indemnitee is subject to Withholding Taxes with respect to which the Lessee is obligated to indemnify such Indemnitee pursuant to Section 7.2(a)(iii), assuming that each Indemnitee complies with its obligations pursuant to Section 7.3.

(w) Foreign Assets Control Regulations, etc. The use of the proceeds of the Equity Investment will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Neither Lessee nor any investor therein is (i) on the SDNL, or (ii) in violation of any money laundering law, regulation or order including Executive Order No. 13244 on Terrorist Financing, effective

September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA PATRIOT Act”).

SECTION 4.2. Representations and Warranties of the Lessor.

As of the Closing Date, the Lessor represents and warrants to Lessee as follows:

(a) Due Organization, etc. The Lessor is duly organized and validly existing under the laws of the State of Delaware and has the power and authority to enter into and perform its obligations as a Lessor under each Operative Document to which it is or is to be a party and each other agreement, instrument and document to be executed and delivered by it on or before the Closing Date in connection with or as contemplated by each such Operative Document to which it is or is to be a party.

(b) Due Authorization; Enforceability, etc. This Agreement and each other Operative Document to which the Lessor is or will be a party have been or will be (to the extent it is to be a party thereto in its individual capacity) duly authorized, executed and delivered by or on behalf of the Lessor (in its individual capacity) and are, or upon execution and delivery will be, legal, valid and binding obligations of the Lessor, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by general equitable principles.

(c) ERISA. It is making its Equity Investment with assets that are not assets of any Employee Benefit Plan (or its related trust) which is subject to Title I of ERISA or Section 4975 of the Code.

(d) Lessor Liens. The Leased Property is free and clear of all Lessor Liens attributable to it and no act or omission by it has occurred which would cause a Lessor Lien attributable to it.

ARTICLE V

COVENANTS OF LESSEE

SECTION 5.1. Financial Reporting.

Information. The Lessee will deliver to the Lessor:

(a) as soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Lessee, an audited consolidated balance sheet of the Lessee and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, of cash flows and of changes in stockholders’ equity for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all in reasonable detail and reported on without qualification as to scope by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Lessee, a consolidated balance sheet of the Lessee and its Consolidated Subsidiaries as of the end of such quarter, and the related consolidated statements of income for such quarter and for the portion of the Lessee’s fiscal year ended at the end of such quarter and the related consolidated statement of cash flows for the portion of the Lessee’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the consolidated balance sheet as of the end of the previous fiscal year and the consolidated statements of income for the corresponding quarter and the corresponding portion of the Lessee’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency by the Financial Officer of the Lessee;

(c) simultaneously with the delivery of each set of financial statements referred to in Sections 5.1(a) and (b), a certificate of the Financial Officer of the Lessee stating whether there exists on the date of such certificate any Construction Event of Default or Event of Default and, if any circumstance then exists, setting forth the details thereof and the action that the Lessee is taking or proposes to take with respect thereto;

(d) within five (5) Business Days after any Responsible Officer of the Lessee obtains Actual Knowledge of any Construction Default, Construction Event of Default, Default or Event of Default, if such Construction Default, Construction Event of Default, Default or Event of Default is then continuing, a certificate of the Financial Officer of the Lessee setting forth the details thereof and the action that the Lessee is taking or proposes to take with respect thereto;

(e) promptly after the sending or filing thereof, copies of all such financial statements, proxy statements, notices and reports which the Lessee or any Subsidiary sends to its public stockholders, and copies of all reports and registration statements (without exhibits) which the Lessee or any Subsidiary files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission) or any national securities exchange;

(f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), annual, quarterly or monthly reports and any reports on Form 8-K (or any successor form) that the Lessee or any Consolidated Subsidiary shall have filed with the Securities and Exchange Commission;

(g) as soon as available and in any event within thirty (30) days after Lessee or any ERISA Affiliate (i) gives notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given notice of any such reportable event, a copy of the notice of such reportable event given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA which liability exceeds $50,000,000 or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice of demand for liability from the PBGC or notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; or (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice;

(h) as soon as practicable after a Principal Officer of the Lessee obtains knowledge of the commencement of an action, suit or proceeding against the Lessee or any Subsidiary before any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood of an adverse decision which could reasonably be expected to have a Material Adverse Effect or which in any manner questions the validity or enforceability of this Agreement or any of the transactions contemplated hereby, information as to the nature of such pending or threatened action, suit or proceeding; and

(k) from time to time such additional information regarding the business, properties, financial position, results of operations, or prospects of the Lessee or any Subsidiary as the Lessor may reasonably request; provided such information is in Lessee’s possession or obtainable using commercially reasonable efforts.

Documents required to be delivered pursuant to clauses (a) and (b) of this Section 5.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lessee posts such documents, or provides a link thereto, on the Lessee’s website, or (ii) on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System.

SECTION 5.2. Affirmative Covenants of Lessee.

Lessee covenants and agrees with the Lessor that during the Lease Term, the Lessee shall comply with the following provisions of this Section 5.2:

(a) Payment of Obligations. The Lessee will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, at or before maturity, all of their respective material obligations and liabilities and all lawful taxes, assessments and governmental charges or levies upon it or its property or assets, except where the same may be diligently contested in good faith by appropriate proceedings or where the failure to so pay and discharge could not be reasonably expected to have a Material Adverse Effect, and will maintain, and will cause each of its Subsidiaries to maintain, in accordance with GAAP as in effect from time to time, appropriate reserves for the accrual of any of the same.

(b) Maintenance of Property; Insurance.

(i) The Lessee will keep, and will cause each Subsidiary to keep, all material property useful and necessary in its business in good working order and condition, normal wear and tear excepted, except to the extent any such property is replaced or discarded in the ordinary course of Lessee’s business.

(ii) The Lessee will, and will cause each of its Subsidiaries to, maintain (either in the name of the Lessee or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually maintained in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Lessor upon request therefor information presented in reasonable detail as to the insurance so carried.

(c) Inspection of Property, Books and Records. The Lessee will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries, in all material respects, shall be made of all dealings and transactions in relation to its business and activities. Subject to Section 8.16 hereof and Article XV of the Lease, the Lessee will permit, and will cause each of its Subsidiaries to permit, representatives of the Lessor to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, employees and independent public accountants (provided that the Lessee shall have the right to participate in any discussions with such accountants), all at such reasonable times and as often as may reasonably be desired, upon reasonable advance notice to the Lessee.

(d) Maintenance of Existence, Rights, Etc.

The Lessee will preserve, renew and keep in full force and effect its, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect their respective, corporate or partnership existence and its and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except when failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that nothing in this Section 5.2(d) shall prohibit (i) a transaction permitted under Section 5.3 or (ii) the termination of the corporate or partnership existence of any Subsidiary if the Lessee in good faith determines that such termination is in the best interest of the Lessee and could not be reasonably expected to have a Material Adverse Effect.

(e) Use of Proceeds. The proceeds of the Advances under this Agreement will be used by the Lessee or the Constructor, as applicable, for the purposes set forth under Section 3.5 hereof.

(f) Compliance with Laws. The Lessee will comply, and cause each of its Subsidiaries to comply, in all material respects with all requirements of Applicable Law (including ERISA, Environmental Laws and the rules and regulations thereunder), except where failure to so comply could not be reasonably expected to have a Material Adverse Effect. Lessee shall promptly notify the Lessor should it or any of its Subsidiaries be named on the SDNL and shall promptly take efforts to cause such entity to be removed from such list.

(g) Further Assurances. The Lessee will, upon the request of the Lessor, (i) execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be reasonably necessary to carry out more effectively the purposes of the Operative Documents and to subject to any of the Operative Documents any property intended by the terms thereof to be covered thereby, including specifically, but without limitation, any renewals, additions, substitutions, replacements or appurtenances to any Leased Property; (ii) execute, acknowledge, deliver, procure and record or file any document or instrument reasonably requested by the Lessor to protect its rights in and to any Leased Property against the rights or interests of third persons; and (iii) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts as may be reasonably necessary to enable the Lessor to comply with the requirements or requests of any agency or authority having jurisdiction over it; provided none of the foregoing expose the Lessee to increased liability under the Operative Documents.

(h) Estoppels. Upon request by the Lessor, not more than one time per calendar quarter (except following an election of a Return Option with respect to a Leased Property in which event there shall be no limitation), a statement in writing certifying that the Operative Documents are unmodified and in full effect (or, if there have been modifications, that the Operative Documents are in full effect as modified, and setting forth such modifications) and either stating that (to the best knowledge of the Lessee) no default exists under the Operative Documents or specifying each such default; it being intended that any such statement by the Lessee may be relied upon by any prospective purchaser or mortgagee of any Leased Property or any Person who may become the Lessor; and

(i) USA PATRIOT Act. The Lessee acknowledges that the Lessor may be required, pursuant to the USA PATRIOT Act, to obtain, verify, record and disclose to law enforcement authorities information that identifies the Lessee, including the name and address of the Lessee. The Lessee will provide to the Lessor any such information they may request pursuant to the USA PATRIOT Act, and the Lessee agrees that the Lessor may disclose such information to law enforcement authorities if the authorities make a request or demand for disclosure pursuant to the USA PATRIOT Act. The Lessee also acknowledges that, in such event the Lessor may not be required or even permitted by the USA PATRIOT Act to notify the Lessee of the request or demand for disclosure.

SECTION 5.3. Negative Covenants of the Lessee.

Lessee covenants and agrees with the Lessor that during the Lease Term, the Lessee shall not, without the prior written consent of the Lessor, do or permit any of its Subsidiaries to do any of the following:

(a) Merger and Consolidation. Merge with or into or consolidate with or into another Person, except that, subject to any other applicable restrictions in the Operative Documents (including restrictions against sales or transfers of a Leased Property):

(i) any Subsidiary may merge or consolidate with any other Subsidiary, and any Subsidiary may merge into the Lessee; and

(ii) the Lessee may merge or consolidate with any other Solvent corporation, if:

(1) after giving effect to and immediately following such merger or consolidation, no Default or Event of Default occurs or is continuing;

(2) the surviving corporation, if a corporation other than Lessee, is not a Prohibited Person and assumes the obligations of Lessee hereunder; and

(3) after giving effect to and immediately following such merger or consolidation, the Lessor retains all of its interests in and benefits of the Cash Collateral and receives prior certification thereof from the Lessee and such other evidence thereof as the Lessor may reasonably request.

(b) Change in Nature of Business. Make or do anything that would result in a material change in the nature of the business of the Lessee and its Subsidiaries, taken as whole, as carried on at the Closing Date by the original Lessee.

(c) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of all or substantially all of its assets (in a single transaction or series of related transactions), except that, subject to any other applicable restrictions in the Operative Documents:

(i) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Lessee or to another Subsidiary; and

(ii) any Subsidiary may sell or otherwise dispose of all or substantially all of its assets if:

(1) after giving effect to the sale or other disposition, the financial condition of the Lessee and its Subsidiaries, taken as a whole, is not materially impaired;

(2) after giving effect to and immediately following such sale or other disposition, no Default or Event of Default occurs or is continuing; and

(3) after giving effect to and immediately following such sale or other disposition, the Lessor retains all of its interests in and benefits of the Cash Collateral and receives prior certification thereof from the Lessee and such other evidence thereof as the Lessor may reasonably request.

(d) Use of Proceeds. Use any part of the proceeds of the Equity Investment, whether directly or indirectly, in a manner that violates Regulation U or X of the F.R.S. Board. The Lessee will not permit more than 25% of the consolidated assets of the Lessee and its

Consolidated Subsidiaries to consist of “margin stock,” as such term is defined in Regulation U of the F.R.S. Board.

(e) Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Lessee, other than upon fair and reasonable terms as could reasonably be obtained in an arm’s-length transaction with a Person that is not an Affiliate in accordance with prevailing industry customs and practices; provided the foregoing shall not apply between and among Lessee and its Subsidiaries.

(f) Prohibited ERISA Transaction. Enter into any transaction which would cause any of the Operative Documents or any related documents executed or accepted by the Lessor (or any exercise of the Lessor rights hereunder or thereunder) to constitute a non-exempt prohibited transaction under ERISA (a “Prohibited ERISA Transaction”); provided, that it shall not constitute a breach of this Section 5.3(f) if a Prohibited ERISA Transaction occurs by reason of any of the funds used by the Lessor in connection with any of the transactions under the Operative Documents constituting assets of a “benefit plan investor” as defined in 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

SECTION 5.4. Covenants Related to Leased Property, Overall Transaction.

(a) Investigation and Litigation. Lessee shall deliver a written notice to the Lessor promptly upon the Lessee’s receiving notice, or upon the Lessee’s obtaining Actual Knowledge, of the intent by an Authority to (i) take an action which would constitute a Condemnation or Event of Taking, (ii) investigate the Leased Property or the Site or other land on which any portion of the Leased Property has been constructed for a material violation of any Applicable Law (including any Environmental Law) on or in respect of the Improvements or any portion thereof, or (iii) investigate the Leased Property or the Site or other land on which any portion of the Leased Property has been constructed (other than routine fire, occupational health and safety and similar inspections) for any violation of Applicable Law under which civil liability in excess of $25,000,000 or criminal liability may be incurred or imposed upon the Lessor or the Lessee.

(b) Notices. The Lessee shall provide prompt (but in no event later than ten (10) Business Days after the Lessee obtains Actual Knowledge thereof) telephonic (confirmed in writing) or written notice of:

(i) the commencement of all proceedings and investigations by or before any Authority and all actions and proceedings in any court or before any arbitrator against or involving the Lessee or any of the Leased Property or the Site or other land on which any portion of the Leased Property has been constructed (A) which in the reasonable judgment of the Lessee could reasonably be expected to have a Material Adverse Effect or (B) with respect to any Operative Document; and

(ii) the occurrence of any event which constitutes, or which could reasonably be expected to result in, a Construction Event of Default, an Event of Default or an Event of Loss.

(c) Securities. Lessee shall not, nor shall it permit anyone (other than the Lessor) authorized to act on its behalf to, take any action which would subject the issuance or sale of the Equity Investment, the Leased Property or the Operative Documents, or any security or lease the offering of which, for purposes of the Securities Act or any state securities laws would be deemed to be part of the same offering as the offering of the aforementioned items, to the registration requirements of Section 5 of the Securities Act or any state securities laws.

ARTICLE VI

OTHER COVENANTS; ASSIGNMENTS

SECTION 6.1. Cooperation with Lessee.

The Lessor shall, to the extent reasonably requested by the Lessee (but without assuming additional liability on account thereof), as a Transaction Cost or as a Construction Cost before the Completion Date, as applicable, and at the Lessee’s expense thereafter, cooperate to allow the Lessee to (a) perform its covenants contained in the Construction Agency Agreement including at any time and from time to time, upon the reasonable request of the Lessee, to promptly and duly execute and deliver any and all such further instruments, documents and financing statements (and continuation statements related thereto) as the Lessee may reasonably request in order to perform such covenants and (b) further the Lessee’s requirements as lessee of each Leased Property including to file any statement with respect to any tax abatements or other requirements; provided none of the foregoing expose the Lessor to increased liability under the Operative Documents.

SECTION 6.2. Covenants of the Lessor.

(a) Discharge of Liens. The Lessor will not create or permit to exist at any time, and will promptly take such action as may be necessary duly to discharge, or to cause to be discharged, all Lessor Liens attributable to it and will cause restitution to be made to the Lessee (as its interests may appear) in the amount of any diminution of the value of the affected Leased Property as a result of its failure to comply with its obligations under this Section 6.2(a). Notwithstanding the foregoing, the Lessor shall not be required to so discharge any such Lessor Lien while the same is being contested by a Permitted Contest, made in good faith by appropriate proceedings diligently prosecuted so long as such proceedings shall not involve any meaningful danger of the sale, forfeiture, loss or diminution in value of, and shall not interfere with the use, operation or disposition of, any part of the affected Leased Property, any Lease or title thereto or any interest therein or the payment of Rent payable under any Lease; provided, however, that the Lessor shall discharge any such Lessor Lien attributable to it, whether or not subject to contest as provided above, upon the purchase of such Leased Property by the Lessee pursuant to the related Lease or a sale of such Leased Property pursuant to the Return Option.

(b) Change of Information. Lessor shall give prompt notice to the Lessee if any facts regarding it shall change where such change might reasonably affect its interests in any Leased Property.

(c) Depreciation. Prior to the termination of any Lease, the Lessor shall not claim any United States federal, state, or local tax attributes or benefits as the owner for tax purposes (including depreciation) relating to such Leased Property unless required to do so by an appropriate taxing Authority or after a clearly applicable change in Applicable Law or as a protective response to a proposed adjustment by an Authority; provided, however, that if an appropriate taxing authority shall require the Lessor to claim any such United States federal, state, or local tax attributes or benefits, such Person shall promptly notify the Lessee thereof and shall permit the Lessee to contest such requirement in a manner similar to the contest rights provided in, and subject to any applicable limitation to a contest contained in, Section 7.2(b) hereof.

(d) Quiet Possession. If and so long as no Construction Event of Default or Event of Default, as applicable, shall have occurred and be continuing, the Lessor agrees that it shall not interfere with the Lessee’s right to the use, possession and quiet enjoyment of the Leased Property and the Site according to the terms hereof and of the other Operative Documents.

(e) Assignment of Warranties and Other Rights and Appointment of Constructor as Agent.

(i) Lessor hereby assigns to the Constructor, as its construction agent, all of its rights, if any (including indemnification rights and rights to receive payments), under any and all warranties of, and other claims against, dealers, manufacturers, vendors, suppliers, installers, contractors or subcontractors relating to the Equipment. If the Lessor is contractually or legally prohibited from so assigning any such warranty, indemnity or claim, the Lessor hereby assigns to the Constructor, to the extent permitted by Applicable Law, its beneficial interest in such warranty, indemnity or claim. Except as set forth below, Lessor hereby irrevocably appoints the Constructor as its attorney-in-fact and agent with full authority in its place and stead and in the Lessor or otherwise from time to time to assert and enforce (including compromise, waiver or settlement thereof) whatever claims and rights the Lessor may have against suppliers, dealers, manufacturers, vendors, contractors and subcontractors relating to the Equipment or any component thereof, whether under warranty, product liability claim or otherwise.

(ii) Upon the occurrence of (A) an Event of Default and (B) either (1) the Lessor’s election to take possession of the Improvements or (2) its express termination of the agency relationship between itself and the Constructor, the power of attorney granted pursuant to Section 6.2(e)(i) shall terminate and the Constructor shall, without further act on its part, be deemed to have reassigned to the Lessor (A) all of the rights and claims held by the Constructor under this subsection relating to such Equipment that arise after such taking of possession or termination of the agency relationship and (B) a share of such rights and claims held by the Constructor under this subsection relating to such Equipment that arise before such taking of possession or termination of the agency relationship to the extent that the claims relate to effects that continue after such taking of possession, apportioned by the parties on a reasonable basis between the Constructor and the Lessor, taking all relevant factors into account.

(iii) Except during the continuance of a Construction Event of Default or an Event of Default, the Lessor agrees to remit to the Lessee any rebates, refunds or like payments received from dealers, manufacturers, vendors or suppliers of the Equipment as and when received from such Persons. Any such rebates, refunds or like payments shall not affect in any manner the amounts owing or the payments to be made by the Lessee hereunder.

(f) Insurance Covenants. The Lessor hereby accepts all covenants between the Lessee and each insurer made in accordance with the terms of the Operative Documents for their respective benefit, including, but not limited to, the naming of the Lessor as an additional insured or as loss payee, as the case may be.

(g) Further Assurances. Upon the written request of Lessee delivered at least thirty (30) days prior to the date specified in such request for a restructuring of the Overall Transaction, as a result of a change or proposed change in the applicable accounting rules, the Lessor agrees to cooperate with the reasonable requests of Lessee promptly and in good faith to negotiate with a view toward causing a restructuring of the obligations represented by the Lease and the other Operative Documents, provided Lessee shall reimburse the Lessor for its out-of-pocket expenses incurred in connection with any such written request including the reasonable and properly documented fees and expenses of its legal counsel. In the event any such restructuring involves a change in the nature and scope of the Lessor’s obligations under the Operative Documents and does not involve a transfer by the Lessor of its interest in any Improvements or any Site, the Lessee and the Lessor shall agree upon a reasonable and appropriate amount to be paid to the Lessor as reimbursement for reasonable, out-of-pocket personnel expenses incurred by the Lessor in such restructuring. Notwithstanding any of the foregoing negotiations, neither Lessor nor Lessee shall be obligated to restructure the transaction.

(h) Lessor Letters. Lessor shall furnish to the Lessee promptly, but in any event within thirty (30) days after the end of each calendar quarter, a letter indicating that the assets held by Lessor under any lease to the Lessee or any of its Consolidated Subsidiaries (i) are not financed on a non-recourse basis or otherwise held in a “silo”, and (ii) constitute less than half of Lessor’s assets on a fair market value basis.

SECTION 6.3. Assignments.

(a) Restrictions on Transfers. Except by a Permitted Transfer, Lessor will not assign, transfer, mortgage, pledge, encumber or hypothecate the Leases or the other Operative Documents or any interest of Lessor in and to the Leased Property during the Lease Term without the prior consent of Lessee, which consent Lessee may withhold in its sole discretion.

(b) Effect of Permitted Transfer or other Assignment by Lessor. If by a Permitted Transfer Lessor sells or otherwise transfers any portion of the Leased Property and assigns to the transferee all of Lessor’s rights under the Leases and under the other Operative Documents, and if the transferee expressly assumes all of Lessor’s obligations under the Leases and under the other Operative Documents, then Lessor will thereby be released from any obligations arising after such assumption under the Leases or under the other Operative

Documents, and Lessee must look solely to each successor in interest of Lessor for performance of such obligations.

(c) Exceptions to Restrictions. Notwithstanding anything to the contrary contained in this Section 6.3, when an Event of Default has occurred and is continuing, no consent of the Lessee shall be required in respect of an assignment by the Lessor of all or any part of its rights and obligations under or with respect to the Leases and the other Operative Documents to any third party (whether or not a Permitted Transfer), provided, that unless (i) an Event of Default described in clause (h) or (i) of the definition thereof shall have occurred and be continuing, (ii) the Lease Balance shall have been accelerated in accordance with the Lease, (iii) an Event of Default shall have occurred and be continuing at the Final Maturity Date, or (iv) a Force Majeure Event shall have occurred and be continuing during the Interim Term, in each case under any Lease, Lessor shall not make such an assignment to a Person who fails to deliver not less than ten (10) days prior to such assignment a letter to Lessee covering the substance required by Section 3.2(d) hereof.

SECTION 6.4. Participations.

The Lessor may sell, transfer or assign a participation in all or a portion of the interests represented by its Equity Investment or any right to payment thereunder (each such sale, transfer or assignment of a participation in such interests or rights, a “Participation”), to any Person (a “Participation Holder”) upon prior notice to the Lessee. In the event of any such sale by the Lessor of a Participation to a Participation Holder, the obligations of Lessor under this Agreement and under the other Operative Documents shall remain unchanged, Lessor shall remain solely responsible for the performance thereof, Lessor shall remain the holder of the Equity Investment for all purposes under this Agreement and under the other Operative Documents and the Lessee shall continue to deal solely and directly with the Lessor in connection with Lessor’s rights and obligations under this Agreement and the other Operative Documents. Any agreement pursuant to which the Lessor may grant such a Participation shall provide that Lessor shall retain the sole right and responsibility to enforce the obligations of the Lessee under the Operative Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Operative Documents; provided, that such agreement may require Lessor to obtain the consent of the Participation Holder party thereto before Lessor enters into or approves any amendment, modification or waiver of any provision of any Operative Document that, among other things, (i) extends any date upon which any payment of money is due to the Lessor, (ii) reduces the Yield on the Equity Investment, any fee or any other payment obligation under the Operative Documents, (iii) releases any party from any payment obligations, or (iv) releases any interest of the Lessor in any Leased Property (except as otherwise expressly provided for in any Operative Document). If the Lessor sells, transfers or assigns a Participation pursuant hereto, the Lessor hereby agrees to indemnify, protect, defend and hold harmless the Lessee, on a Grossed-Up Basis, against any United States federal or state Withholding Tax which may arise from its Participation, except to the extent such Withholding Tax is imposed on the Lessee as a result of the fraud, gross negligence or willful misconduct of the Lessee. Any such Participation shall be at no cost to the Lessee.

ARTICLE VII

INDEMNIFICATION AND ADDITIONAL PAYMENTS

SECTION 7.1. General Indemnification.

(a) Subject to clauses (b) and (f) below, the Lessee will indemnify, defend and hold each Indemnitee harmless, on a Grossed-Up Basis, from and against any and all Claims (which may include the outstanding Lease Balance or any portion thereof subject to any limitations set forth in the Operative Documents, including, without limitation, payments limited to the Recourse Deficiency Amount or Construction Recourse Amount, as applicable) that directly or indirectly relate to, result from or arise out of or are alleged to relate to, result from or arise out of any of the following (whether or not any such Indemnitee is indemnified as to such matter by any other Person and whether or not such Claim arises or accrues prior to the Closing Date, the Completion Date or after the Lease Expiration Date):

(i) each Leased Property, each Site, the Lessee Collateral or, in each case, any part thereof;

(ii) any of the Operative Documents or any of the transactions contemplated thereby, or any investigation, litigation, enforcement or proceeding in connection therewith, and any amendment, modification or waiver in respect thereof;

(iii) the regulation of the ownership, construction, installation, leasing, use or operation of each Leased Property, each Site or any part thereof, but only to the extent that the Indemnitee is subjected to such regulation as a result of its being a party to or beneficiary of the Operative Documents or its involvement in the transactions contemplated in the Operative Documents;

(iv) the offer, financing, refinancing, inspection, mortgaging, pledging, granting of a security interest in, design, manufacture, construction, purchase, ownership, acquisition, acceptance, rejection, delivery, nondelivery, redelivery, possession, transportation, lease, sublease, installation, condition, transfer of title or other ownership interest, rental, use, operation, storage, maintenance, modification, alteration, repair, assembly, sale, return, abandonment or other application or disposition of all or any part of each Leased Property or any product produced therewith, each Site or any interest therein or improvements thereto or the failure to perform or accomplish any of the foregoing in accordance with the requirements of the Operative Documents, other agreements governing such matters or Applicable Laws or Regulations including, without limitation, Claims or penalties arising from any violation of law or in tort (strict liability or otherwise), latent or other defects, whether or not discoverable, any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to a Leased Property or a Site, the making of any Alterations in violation of any standards imposed by any insurance policies required to be maintained by the Lessee pursuant to the Lease which policies are in effect at any time with respect to a Leased Property or any part thereof, any Claim for patent, trademark or copyright infringement, and Claims arising from any public improvements with respect to a Leased Property or a Site resulting in any change or special assessments being levied against such Leased Property or such Site or any plans to modify, widen or realign any street or highway adjacent to any Leased Property or any Claim for utility “tap-in” fees;

(v) a breach by the Lessee of any of its covenants under any Operative Document, or a misrepresentation by the Lessee (including any omission by Lessee that makes any representation made by Lessee materially misleading) in any Operative Document or in any certificate or other document delivered by the Lessee to the Lessor pursuant to any Operative Document, or the occurrence of any Default or Event of Default, or the material inaccuracy of any information provided by any such party to any third party in connection with the preparation by such third party of a report or other document required to be delivered pursuant to any Operative Document;

(vi) the existence of any Lien on or with respect to any Leased Property, any Site, title thereto, any interest therein or any Interim Rent, Basic Rent or Supplemental Rent, including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of any Leased Property or any Site or by reason of labor or materials furnished or claimed to have been furnished to the Lessee, or any of its contractors or agents or by reason of the financing of any personality or equipment purchased or leased by the Lessee or Alterations constructed by the Lessee, except Liens in favor of the Lessee or the Lessor, but expressly excluding any Lessor Liens; and

(vii) any Environmental Claim.

Lessee shall be entitled to credit against any payments due to an Indemnitee under this Section 7.1 both (x) any insurance recoveries received by such Indemnitee in respect of the matters described herein under or from insurance paid for by any Person other than the Indemnitee or an Affiliate thereof or assigned to the Lessor by the Lessee and (y) any other indemnity amount received by such Indemnitee in respect of such matters from a Person (other than the Lessor) unrelated to such Indemnitee.

(b) Exclusions. The provisions of Section 7.1(a) shall not apply to any Claim:

(i) with respect to the Indemnitees, to the extent attributable to the willful misconduct or gross negligence of, or negligence in the handling of funds by, such Indemnitee, its officers, agents, employees and Affiliates or the breach in any material respect of any representation made by any Indemnitee under the Operative Documents;

(ii) to the extent attributable to acts or events that occur after the commencement of day to day operation of any Improvements by the Lessor or any Person designated by the Lessor following an Event of Default or the return of a Leased Property pursuant to the Return Option as such Claim relates to such Improvements or Leased Property (except (A) to the extent fairly attributable to circumstances existing or acts, events, liabilities or damages occurring or accruing prior to such day to day operation, or (B) to the extent relating to the acts or omissions of the Lessee or any other LAM Person in relation to, or liabilities arising out of, the location, structure, installation, putting into service, operation, repair, servicing, maintenance, replacement or dismantling of such Improvements or remaining on or the entering onto such Site or such Improvements by any such Person); or

(iii) in respect of Taxes, which are governed by Section 7.2, other than a payment necessary to make payments under this Section 7.1 on a Grossed-Up Basis.

(c) Contests. In respect of the indemnification provided under Section 7.1(a), promptly after receipt by an Indemnitee of notice of any pending or threatened Claim, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against the Lessee, give notice thereof to the Lessee. So long as no Event of Default is continuing, the Lessee, at its own expense, may elect to assume the defense of any such Claim through its own counsel, which shall be subject to the reasonable approval of the Indemnitee, on behalf of the Indemnitee (with full right of subrogation to the Indemnitee’s rights and defenses). Lessee must indicate its election to assume such defense by written notice to the Indemnitee within thirty (30) days following receipt of Indemnitee’s notice of the Claim, or in the case of a third- party claim which requires a shorter time for response then within such shorter period as specified in the Indemnitee’s notice of Claim; provided that such Indemnitee has given the Lessee notice thereof. If the Lessee denies liability or fails to respond to the notice within the time period set forth above, the Indemnitee may defend or compromise the Claim as it deems appropriate without prejudice to any of Indemnitee’s rights hereunder. If the Lessee shall have elected to assume the defense of any such Claim, then upon the request of the Lessee, the Indemnitee requesting payment of indemnity under Section 7.1(a) shall promptly furnish the Lessee with copies of any records or documents pertaining to the matter to be indemnified and, to the extent known by such Indemnitee, a reasonably detailed explanation of the circumstances giving rise to the claim of indemnification and the determination of the amount of the requested indemnity payment. Upon payment in full to Indemnitee of any indemnity pursuant to Section 7.1(a), the Lessee shall be subrogated to any right of Indemnitee in respect of the matter against which such indemnity has been paid. If the Lessee shall have elected to assume the defense of any such Claim, upon the written request at any time and from time to time of the Lessee, Indemnitee shall, at the expense of the Lessee, take such reasonable actions and execute such documents as are necessary or reasonably appropriate to assist the Lessee in the preservation and enforcement against third parties of the Lessee’s right of subrogation hereunder. The Indemnitee may employ separate counsel in any such Claim and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless the Indemnitee and the Lessee shall have been advised by counsel that there exists an irresolvable conflict of interest in such counsel’s representation of the Indemnitee and the Lessee in which case the fees and expenses of such separate counsel shall be for the account of the Lessee. All reasonable out-of-pocket fees and expenses shall be paid periodically as incurred. So long as no Construction Event of Default or Event of Default shall have occurred and be continuing, the Lessee shall not be liable for any settlement of any such Claim effected without its consent unless the Lessee shall fail to, or elect in writing not to, assume the defense thereof in which case the Indemnitee, without waiving any rights to indemnification hereunder, may defend such Claim and enter into any good faith settlement thereof without the prior written consent of the Lessee. Lessee shall not, without the prior written consent (not to be unreasonably withheld) of the Indemnitee, effect any settlement of any such Claim unless such settlement includes an unconditional release of the Indemnitee from all liabilities that are the subject of such Claim. The parties agree to cooperate in any defense or settlement of any such Claim and to give each other reasonable access to all information relevant thereto subject to appropriate confidentiality agreements. The parties will similarly cooperate in the prosecution of any claim or lawsuit against any third party.

(d) Subrogation. Upon the indefeasible payment in full of any Claim pursuant to this Section 7.1, the Lessee, without any further action, shall be subrogated to any claims the Indemnitee may have relating thereto. The Indemnitee agrees, at the Lessee’s expense, to give such further assurances or agreements and to cooperate with the Lessee to permit the Lessee to pursue such claims, if any, to the extent reasonably requested by the Lessee. If the Lessee shall have paid an amount to or for an Indemnitee pursuant to this Section 7.1, and such Indemnitee subsequently shall be reimbursed in respect of such indemnified amount from any other Person, such Indemnitee shall promptly pay the Lessee, but not before the Lessee shall have made all payments then due to such Indemnitee pursuant to this Section 7.1 and any other payments then due hereunder and under any other Operative Document, the amount of such reimbursement, including interest actually received attributable thereto, net of Taxes required to be paid by such Indemnitee as a result of any refund received, after giving effect to such payment to the Lessee.

(e) Not Residual Guaranty. Nothing in this Section 7.1 shall be construed as a guaranty of residual value of any Leased Property.

(f) Limitation.

(i) Solely with respect to any Construction of New Improvements (Fremont 3E) on Unimproved Land and not with respect to any other Leased Property or Lease thereof, during the related Construction Period, the provisions of Sections 2.9(c) and (d), 2.10, 7.1, 7.2 and 7.4 shall be subject to the following provisions: Lessee shall only be required to indemnify the Indemnitee for the following, without duplication:

(1) Claims caused by or resulting from a Specified Event;

(2) Claims caused by or resulting from the failure to Complete construction of the New Improvements (Fremont 3E) when required; provided, however, that recourse to the assets of the Lessee for any Claims solely relating to the failure to Complete construction of the New Improvements (Fremont 3E) when required shall be limited to the extent recourse against assets of the Lessee is limited by Section 18.5 of the Lease; and

(3) Claims arising under Sections 2.9(c) and (d), 2.10 and 7.1 and Taxes to be paid or indemnified under Sections 7.2 and 7.4; provided, however, that such Claims under this clause (3) will only be funded out of proceeds of Advances pursuant to Section 7.1(f)(iii) below.

(ii) The limitations set forth in Section 7.1(f)(i) shall continue to apply on and after the Completion Date for such New Improvements (Fremont 3E) with respect to Claims accruing prior to such Completion Date. Subject to Section 8.11, the Lessor will, with respect to Claims of a type described in Section 7.1(f)(i) above, indemnify Affiliates who would have otherwise been indemnified by the Lessee, to the extent such Persons would have been so indemnified but for the limitation set forth in the definition of “Indemnitee”; provided, however, that any obligation of the Lessor pursuant to this subsection shall be discharged solely and exclusively from amounts received by the Lessor from the Lessee pursuant to this subsection or, in the case of clause (f)(i)(3) above, the proceeds of the applicable Advances. Lessee agrees that any claim for indemnification by any Affiliate against the Lessor pursuant to and permitted by this clause (ii) shall constitute a Claim entitling the Lessor to be indemnified by the Lessee pursuant to Section 7.1 of this Agreement.

(iii) Any Claims or Taxes which are paid subject to Section 7.1(f)(i)(3) or the portion thereof which are subject to Section 7.1(f)(i)(2) for which Lessee is not obligated to indemnify such Indemnitee pursuant to this Section by virtue of the provisions of Section 7.1(f)(i) shall, if requested in writing by the Lessor in its sole discretion, be capitalized and result in an increase to the Construction Costs for such New Improvements (Fremont 3E) (such claims herein called “Funded Claims”). In the event Funded Claims are advanced by the Lessor hereunder, any increase in Lease Balance resulting therefrom shall not be included for purpose of (but for no other purpose) (x) calculating Eligible Construction Costs of such New Improvements (Fremont 3E) solely for purposes of calculating the Construction Recourse Amount, and (y) calculating Eligible Construction Costs of such New Improvements (Fremont 3E) solely for purposes of calculating the Recourse Deficiency Amount payable by Lessee following an election to return such Leased Property at the end of the applicable Lease Term. The foregoing indemnities are in addition to, and not in limitation of, the indemnities with respect to Sections 7.1 and 7.2 this Agreement.

SECTION 7.2. General Tax Indemnity.

(a) (i) Tax Indemnity. Lessee shall pay on a Grossed-up Basis, and on written demand shall indemnify and hold each Indemnitee at all times harmless from and against, any and all Taxes actually imposed on, or borne by, such Indemnitee, on or with respect to any Indemnitee, each Leased Property or the Lessee or any sublessee or user of any Leased Property by any taxing Authority, in connection with or in any way relating to: (A) the acquisition, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition, substitution, storage, transfer of title, redelivery, use, financing, refinancing, operation, condition, repurchase, sale, return or other application or disposition of all or any part of each Leased Property or the imposition of any Lien (or incurrence of any liability to refund or pay over any amount as a result of any Lien) thereon; (B) the payment of Interim Rent, Basic Rent or Supplemental Rent or the receipts or earnings arising from or received with respect to each Leased Property or any part thereof, or any interest therein; (C) the payment of any other amount pursuant to the Equity Investment or any other Operative Documents; (D) each Leased Property or any part thereof or any interest therein or the property or the income or other proceeds with respect thereto; (E) the execution, delivery, filing, registration or recording of any of the Operative Documents and any amendments and supplements thereto; and (F) otherwise with respect to or in connection with the transactions contemplated by the Operative Documents or the enforcement thereof;

provided, however, that the indemnification obligation of this Section 7.2(a)(i) shall not apply to:

(1) Taxes (other than Taxes that are sales, use, rental, value added, real estate transfer or similar Taxes that are not substitutes for income taxes) based upon or measured by the Indemnitee’s gross or net income, gross or net receipts or that are in the nature of, or are imposed with respect to, capital, net worth, excess profits, accumulated earnings capital gains, franchise or conduct of business of such Indemnitee, except in the case of gross or net income Taxes, to the extent necessary so that payments under this Section 7.2 are made to an Indemnitee on a Grossed-Up Basis within the meaning of Section 7.4;

(2) Taxes that result from a transfer or other disposition by the Indemnitee or any of its Affiliates of all or any portion of its interest in any Leased Property, the Equity Investment or the Operative Documents (other than a transfer or disposition that occurs while a Default or Event of Default has occurred and is continuing and is related to such Default or Event of Default or that results from (a) the Lessee’s exercise of the Return Option, the Early Termination Option or Purchase Option under the related Lease or (b) any other transfer to the Lessee under the Operative Documents or which is contemplated by the Operative Documents);

(3) Taxes imposed with respect to any period or portion thereof after the expiration or earlier termination of a Lease (but not to the extent attributable to events occurring on or prior to such date);

(4) Taxes resulting from (a) the gross negligence, willful misconduct or fraud of the Indemnitee or any of its Affiliates or (b) the inaccuracy or breach of a representation, warranty or covenant of the Indemnitee under the Operative Documents;

(5) Withholding Taxes, indemnification for which shall be solely as provided in Section 7.2(a)(iii) hereof;

(6) Taxes while they are being contested in accordance with Section 7.2(b);

(7) Taxes imposed on, or, in the case of value added taxes, not refunded to, an Indemnitee that results from its failure to file tax returns properly or timely, to claim a deduction or credit to which it is entitled, or to comply with certification, reporting, or similar requirements of the jurisdiction imposing the Tax, except to the extent caused by a failure of the Lessee to comply with Section 7.2(d);

(8) Taxes imposed on a transferee to the extent of the excess of such Taxes over the total amount of the Taxes of the same or similar nature that would have been imposed had there not been a transfer by the initial Indemnitee of its interest after the Closing Date;

(9) Taxes in the nature of intangible taxes or similar taxes upon or with respect to the value of the interest of the Lessor in the Equity Investment; and

(10) Taxes included in the cost of the New Improvements (Fremont 3E) and funded by Advances.

(ii) Structural Tax Indemnity. Notwithstanding Section 7.2(a)(i), the Lessee shall indemnify and hold harmless the Lessor for any Taxes that are described in Section 7.2(a)(i) without regard to exclusions, but only to the extent that such Taxes would not have been imposed on Lessor if, for purposes of such Taxes, the Advance made on each Advance Date by the Lessor had been in the form of a secured loan made directly to the Lessee, the obligation to pay a proportionate part of Interim Rent, Basic Rent were the obligation to pay interest to the Lessor, and the proportionate amount of the Lease Balance were the principal amount owed to the Lessor; provided, however, that the indemnification obligation of this Section 7.2(a)(ii) shall not apply to: (1) Taxes resulting from (a) the gross negligence, willful misconduct, or fraud of the Lessor or any of its Affiliates or (b) the inaccuracy or breach of a representation, warranty, or covenant of or by the Lessor under the Operative Documents; (2) Withholding Taxes, indemnification for which shall be solely provided in Section 7.2(a)(iii); (3) Taxes while they are being contested in accordance with Section 7.2(b); (4) Taxes imposed on the Lessor that result from its failure to file tax returns properly or timely, to claim a deduction or credit to which it is entitled, or to comply with certification, reporting or similar requirements of the jurisdiction imposing the Tax, in each case, in accordance with the intent specified in Section 2.12 or as otherwise required by Applicable Law with respect to the Lessor, except to the extent such failure by the Lessor is caused by a failure of the Lessee to comply with Section 7.2(d); (5) Taxes imposed on a transferee to the extent of the excess of such Taxes over the total amount of the Taxes of the same or similar nature that would have been imposed had there not been a transfer by the initial Lessor of its interest after the Closing Date; (6) Taxes included in the cost of the New Improvements (Fremont 3E) and funded by Advances; (7) Taxes imposed upon any Leased Property and indemnifiable pursuant to Section 7.2(a)(i); and (8) California income, franchise, corporate or other similar taxes imposed on an Indemnitee.

(iii) Withholding Tax Indemnity. The Lessee shall not be required to make any additional payment to or on behalf of an Indemnitee with respect to any Withholding Tax, except that the Lessee agrees to indemnify, protect, defend and hold harmless the Indemnitees, on a Grossed-Up Basis, against Withholding Taxes described in paragraphs (1) and (2) of this Section 7.2(a)(iii). If any such withholding is so required, the Lessee shall make the withholding and pay the amount withheld to the appropriate taxing Authority before penalties attach thereto or interest accrues thereon. The Lessee shall forthwith pay the relevant Indemnitee an amount that, after making all required deductions (including deductions applicable to additional sums payable under this Section), equals the amount that would have been paid if such withholding had not been required. Withholding Taxes referred to in the first sentence of this Section 7.2(a)(iii) as indemnifiable are:

(1) Withholding Taxes imposed under the laws of any jurisdiction other than the United States if such Tax is imposed solely as a result of the Lessee making the payment from such jurisdiction;

(2) Withholding Taxes imposed under the laws of the United States, or any taxing jurisdiction therein, imposed solely as the result of a change in Tax laws, regulations, rulings, interpretations or treaties after the Closing Date other than a withholding Tax that results from a change in Tax law which is excluded from the definition of Change of Law pursuant to Section 2.9(c)(i)(F).

If the Lessee pays any amount to an Indemnitee with respect to Withholding Taxes required to be withheld by law but not subject to indemnity pursuant to this Section 7.2, such Indemnitee shall reimburse the Lessee within fifteen (15) days of written demand therefor for the amount so paid by the Lessee provided that if such Indemnitee fails to reimburse the Lessee within such fifteen (15) days, such Indemnitee shall thereafter be obligated to reimburse the Lessee for such amount together with interest on such amount at the Overdue Rate from the date such reimbursement was due until the date it is paid.

(iv) Nothing contained in Section 7.2(a) shall entitle an Indemnitee to indemnification of a Tax under more than one subsection of Section 7.2(a).

(b) Contests. If any claim or claims is or are made against any Indemnitee for any Tax which is subject to indemnification as provided in Section 7.2(a), such Indemnitee shall as soon as practicable, but in no event more than thirty (30) days after receipt of formal written notice of the Tax or proposed Tax, notify the Lessee and if, in the reasonable opinion of the Lessee there exists a reasonable basis to contest such Tax which satisfies the requirements of ABA Formal Opinion 85-352 (and if the provisos of the definition of “Permitted Contest” continue to be satisfied), the Lessee at its expense may, to the extent permitted by Applicable Law and provided that it has acknowledged in writing its liability for the Tax at issue if the contest is not successful, contest such Tax, and subsequently may appeal any adverse determination (other than to the United States Supreme Court), in the appropriate administrative and legal forums; provided, that in all other circumstances, upon notice from the Lessee to such Indemnitee that there exists a reasonable basis to contest any such Tax which satisfies the requirements of ABA Formal Opinion 85-352 (as supported by an opinion of tax counsel to the Lessee reasonably acceptable to the Indemnitee), the Indemnitee, at the Lessee’s expense, shall contest any such Tax (so long as the provisos of the definition of “Permitted Contest” continue to be satisfied and, in the case of a Tax on gross or net income, the aggregate amount of the Tax exceeds U.S. $100,000). Lessee shall pay all reasonable, out-of-pocket expenses actually incurred by the Indemnitee in contesting any such Tax (including, without limitation, all reasonable attorney’s and accountants’ fees), upon demand by the Indemnitee. Lessee shall have the right to participate in the conduct of any proceedings controlled by the Indemnitee to the extent that such participation by the Lessee does not interfere with the Indemnitee’s control of such contest and the Lessee shall in all events be kept informed, to the extent practicable, of material developments relative to such proceedings. The Indemnitee shall have the right to participate in the conduct of any proceedings controlled by the Lessee to the extent that such participation by the Indemnitee does not interfere with the Lessee’s control of such contest, and the Indemnitee shall in all events be kept informed, to the extent practicable, of material developments relative to such proceedings. The Indemnitees agree that a contested claim for which the Lessee would be required to make a reimbursement payment hereunder will not be settled or compromised without the Lessee’s prior written consent or the Indemnitee waives its right to indemnification hereunder and repays the Taxes advanced by the Lessee as a non-interest bearing loan by the Lessee to such Indemnitee without interest. Indemnitee shall endeavor to settle or compromise any such contested claim in accordance with written instructions received from the Lessee; provided, that (i) the Lessee on or before the date the Indemnitee executes a settlement or compromise pays the contested Tax to the extent agreed upon or makes an indemnification payment to the Indemnitee in an amount acceptable to the Indemnitee; and (ii) the settlement or compromise does not, in the reasonable opinion of the Indemnitee materially adversely affect the right of the Lessor or such Indemnitee to receive Rent or the Lease Balance or any other payment pursuant to the Operative Documents, or involve a material risk of sale, forfeiture or loss of the affected Leased Property or any interest therein or any matter described in the provisos to the definition of “Permitted Contest.” The failure of an Indemnitee to contest timely a claim against it for any Tax which is subject to indemnification under Section 7.2(a) and for which it has an obligation to the Lessee to contest under this Section 7.2(b) in the manner required by Applicable Law where the Lessee has timely requested (with regard to the time of the initial notification by Indemnitee) that such Indemnitee contest such claim shall relieve the Lessee of its obligations to such Indemnitee under Section 7.2(a) with respect to such claim only to the extent such failure results in the loss of an effective contest. If Applicable Law requires the payment of a contested Tax as a condition to, or regardless of, its being contested, and the Lessee chooses to contest such Tax or to direct the Indemnitee to contest such Tax in accordance with this Section, then the Lessee shall provide the Indemnitee with the funds to pay such Tax, such provision of funds to be deemed a non-interest bearing loan by the Lessee to the Indemnitee to be repaid by any recovery of such Tax (including the amount of any interest received by reason of payment or deposit of the Tax claimed with funds advanced by the Lessee to the Indemnitee with respect to such recovered Tax, payable on a net after-tax basis to the Indemnitee) from such contest and any remaining unpaid amount not recovered to offset the Lessee’s obligation to indemnify the Indemnitee for such Tax. Lessee shall indemnify the Indemnitee on a Grossed-Up Basis in accordance with Section 7.4 for and against any adverse consequences of any such interest-free loan.

(c) Payments. Any Tax indemnifiable under Section 7.2(a) shall be paid by the Lessee directly when due to the applicable taxing Authority if direct payment is practicable and permitted. If direct payment to the applicable taxing Authority is not permitted or is otherwise not made, any amount payable to an Indemnitee pursuant to Section 7.2(a) shall be paid within thirty (30) days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the amount so payable, but not before the date that the relevant Taxes are due or, in the case of taxes that are contested under Section 7.2(b), the contest is finally resolved. Any payments made pursuant to Section 7.2(a) directly to the Indemnitee entitled thereto or the Lessee, as the case may be, shall be made in immediately available funds at such bank or to such account as specified by the payee in written directions to the payor, or, if no such direction shall have been given, by check of the payor payable to the order of the payee by certified mail, postage prepaid at its address as set forth in this Agreement. Upon the request of any Indemnitee with respect to a Tax that the Lessee is required to pay, the Lessee shall furnish to such Indemnitee the original or a certified copy of a receipt for the Lessee’s payment of such Tax or such other evidence of payment as is reasonably acceptable to such Indemnitee.

(d) Ownership. The Lessee covenants that, during the Lease Term, it shall remain organized as a corporation under the laws of the United States or any state thereof, it being understood that the sole remedy of an Indemnitee for a breach by the Lessee of the foregoing covenant shall be the right of such Indemnitee to indemnification by the Lessee on an after-tax basis for any incremental tax liability of such Indemnitee that would not have been imposed but for such breach.

(e) Calculation of Payments. Any payment that the Lessee shall be required to make to or for the account of any Indemnitee with respect to any Tax that is subject to indemnification under this Section 7.2 shall be paid on a Grossed-Up Basis under Section 7.4 of this Agreement. If an Indemnitee or any Affiliate of such Indemnitee who files any tax return on a combined, consolidated, unitary or similar basis with such Indemnitee shall actually realize any saving of any Tax not indemnifiable by the Lessee pursuant to the Operative Documents (by way of credit (including any foreign tax credit), deduction, exclusion from income or otherwise) by reason of any amount with respect to which the Lessee has indemnified such Indemnitee pursuant to this Section 7.2, and such tax saving was not taken into account in determining the amount payable by the Lessee on account of such indemnification, such Indemnitee shall promptly pay to the Lessee the amount of such saving together with the amount of any tax saving resulting from any payment pursuant to this sentence (provided that such payments by such Indemnitee shall not exceed the amount of the payments made by the Lessee to or for such Indemnitee which gave rise to such savings and payment by such Indemnitee). Each Indemnitee agrees to make, at the Lessee’s expense, good-faith efforts to claim any such tax saving that may reasonably be available and to provide promptly thereafter to the Lessee written notification of any action, proceeding or decision with respect to such claim.

(f) Refund. If an Indemnitee shall receive a refund of (or receive a credit against or any other current reduction in, any Tax not indemnified by the Lessee under this Section 7.2, in respect of) all or part of any Taxes which the Lessee shall have paid on behalf of such Indemnitee or for which the Lessee shall have reimbursed, advanced funds to or indemnified such Indemnitee, such Indemnitee shall promptly pay or repay to the Lessee an amount equal to the amount of such refund, plus any net tax benefit (taking into account any Taxes incurred by such Indemnitee by reason of the receipt of such refund, credit or reduction) realized by such Indemnitee as a result of any payment by such Indemnitee made pursuant to this sentence (provided that such payments by such Indemnitee shall not exceed the amount of the payments made by the Lessee to or for such Indemnitee which gave rise to such refund and payment by such Indemnitee). If, in addition to such refund, credit or reduction, as the case may be, such Indemnitee shall receive an amount representing interest on the amount of such refund, credit or reduction, as the case may be, such Indemnitee shall promptly pay to the Lessee that proportion of such interest that shall be fairly attributable to Taxes paid, reimbursed or advanced by the Lessee prior to the receipt of such refund. If an Indemnitee loses the benefit of any refund for which it has made a payment pursuant to this Section 7.2(f), such loss shall be treated as a Tax indemnifiable hereunder without regard to exclusions. Each Indemnitee agrees to make, at the Lessee’s expense, good-faith efforts to claim any such refund, credit or reduction that may reasonably be available and to provide promptly thereafter to the Lessee written notification of any action, proceeding or decision with respect to such claim.

(g) Restructuring for Withholding Taxes. Each party covered by this Section 7.2 agrees to use reasonable efforts to investigate alternatives for reducing any Withholding Taxes that are indemnified against hereunder or imposed on Rent or Yield on Equity Investment (whether or not indemnifiable hereunder) and to use reasonable efforts to reduce any Withholding Taxes that are indemnified against hereunder, including, without limitation, negotiating in good faith to relocate or restructure the Advances (which relocation or restructuring shall be at the Lessee’s expense in the case of indemnifiable Withholding Taxes), but no party shall be obligated to take any such action as such party determines will be adverse to its business or financial or commercial interests.

(h) Tax Ownership. Each Indemnitee represents and warrants that it will not, prior to the termination of a Lease, claim ownership of (or any tax benefits, including depreciation, with respect to) the related Leased Property for any income tax purposes (unless required to do so by a taxing authority) with respect to the period prior to such termination, it being understood that it is the intention of all parties to this transaction that the Lessee is and will remain the owner of such Leased Property for such income tax purposes until the termination of the Lease and such transfer.

SECTION 7.3. Withholding Tax Documentation.

(a) Lessee shall, as promptly as practicable to enable the Indemnitee to comply with the requirements of subsection (b) below, notify the Indemnitee in writing of the availability of any exemption from withholding tax under the laws or bilateral income tax treaties of any jurisdiction imposing a Withholding Tax indemnifiable under Section 7.2(a)(iii). Lessee shall furnish the Indemnitee with the applicable documentation or, to the extent commercially reasonable, information that is required to obtain such exemption or reduction.

(b) At least five (5) Business Days prior to the first payment date with respect to a payment under the Operative Documents that is subject to a Withholding Tax on interest that is indemnifiable under Section 7.2(a)(iii) and that is imposed by a jurisdiction outside the United States, the Indemnitee shall have complied with certification, information, documentation, reporting, filing, or other similar requirements concerning the nationality, residence, identity, or connection with the jurisdiction imposing such Withholding Taxes or any other similar matters that are required by law as a condition to total exemption or total relief from such Withholding Taxes and shall have notified the Lessee in writing of such compliance. The Indemnitee shall further timely comply with all requirements for keeping the exemption in full force and effect, unless a change in treaty, law, or regulation has occurred that would prevent the Indemnitee from complying and the Indemnitee promptly advises the Lessee in writing that it is not capable of receiving payments without withholding. Each of the parties hereto agrees that on the Closing Date, no certification, documentation, reporting or similar confirmation is required of an Indemnitee to establish total exemption from Withholding Taxes on interest or any other amounts relevant to this transaction in any applicable jurisdiction other than forms W-8BEN, W-8ECI or W-8IMY and any required attachments as required by Section 7.3(c) or form W-9 if requested by the Lessee.

(c) At least five (5) Business Days prior to the first date on which any payment is due under the Equity Investment for the account of any successor Lessor that is not organized or incorporated under the laws of the United States or a state thereof, such Lessor shall have delivered to the Lessee two duly completed copies of United States Internal Revenue Service form W-8BEN, W-8ECI or W-8IMY and any required attachments, in any case with taxpayer identifying numbers, certifying that such Lessor is entitled to receive payments of Yield and a return of principal on the Equity Investment including Capitalized Yield under the Operative Documents without deduction or withholding of any United States Federal income taxes. In delivering any such form or any successor or replacement form, such Lessor shall be entitled to assume that the payor of such Yield is organized under the laws of the United States or any state thereof. Each Lessor which so delivers form W-8BEN, W-8ECI or W-8IMY and any required attachments shall further deliver to the Lessee two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form W-8ECI) or becomes obsolete or within thirty (30) days after the occurrence of any event requiring a change in the most recent forms so delivered by it, and, as may be reasonably requested by Lessee such amendments thereto or extensions or renewals thereof, in each case certifying that such Lessor is entitled to receive payments under the Operative Documents without deduction or withholding of any United States Federal income taxes, unless a change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lessor from duly completing and delivering any such form with respect to it and such Lessor promptly advises the Lessee in writing that it is not capable of receiving payments without any withholding of United States Federal income tax.

(d) If any payment made to an Indemnitee hereunder would be subject to U.S. federal withholding Tax imposed by FATCA if such Indemnitee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Indemnitee shall deliver to the Lessee at the time or times prescribed by law and at such time or times reasonably requested by the Lessee such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Lessee to comply with their obligations under FATCA and to determine that such Indemnitee has complied with such Indemnitee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

SECTION 7.4. Gross Up.

If an Indemnitee shall not be entitled to a corresponding and equal deduction with respect to any payment or Tax which the Lessee is required to pay or reimburse under any other provision of this Article VII (each such payment or reimbursement under this Article VII, an “original payment”) and which original payment constitutes income to such Indemnitee when accrued or received, then the Lessee shall pay to such Indemnitee on demand the amount of such original payment on a grossed-up basis such that, after subtracting all Taxes imposed on such Indemnitee with respect to such grossed-up payment by the Lessee (including any Taxes otherwise excluded by Section 7.2(a)(i) and assuming for this purpose that such Indemnitee was subject to taxation at the United States Federal, state and local marginal rates applicable and, in the case of Withholding Taxes subject to indemnification pursuant to Section 7.2(a)(iii), actually applicable provincial and foreign marginal rates to the Indemnitee for the year in which such income is taxable), such amount (i.e., the grossed-up payment minus the taxes thereon) shall be equal to the original payment to be received or reimbursed (net of any credits, deductions or other tax benefits then actually recognized that arise from the payment by such Indemnitee of any amount, including taxes, for which the payment to be received is made) (“Grossed-Up Basis”).

SECTION 7.5. Leased Property Indemnity.

Notwithstanding any provision to the contrary in this Article VII, in the event that (a) the Lessee elects the Return Option with respect to a Leased Property and (b) after paying to the Lessor any amounts due under Article XXII of the related Lease, the Lease Balance for such Leased Property shall not have been reduced to zero, then, except to the extent such amounts represent amounts due in respect of a Default or Event of Default, the Lessee shall promptly pay over to the Lessor on the Return Date, the shortfall between the Fair Market Value of such Leased Property as of the Return Date and the Fair Market Value anticipated for such date in the Appraisal delivered pursuant to Section 3.1(g) in an amount not to exceed such outstanding Lease Balance, unless the Lessee delivers a report from an appraiser selected by it and approved by the Lessor, in form and substance satisfactory to the Lessor and using approved methods satisfactory to the Lessor, which establishes that the reasons for the actual Fair Market Value of such Leased Property as of the Return Date being less than the Fair Market Value anticipated for such date in the Appraisal delivered pursuant to Section 3.1(g) were not due to any of the following events, circumstances or conditions, whether or not permitted under such Lease: (i) the failure to maintain such Leased Property as required by such Lease and the other Operative Documents, and in at least as good a condition as it was in on Closing Date or the Completion Date, as applicable, ordinary wear and tear excepted; (ii) the carrying out of or the failure to complete any modifications, improvements or Alterations; (iii) if such Leased Property consists of New Improvements (Fremont 3E), any change or modification to the Plans and Specifications in violation of Section 3.2 of the Construction Agency Agreement; (iv) the existence of any environmental condition at or affecting such Leased Property that did not exist on the Closing Date (subject, in the case of any environmental condition arising prior to the Base Term Commencement Date, to the limitations set forth in Section 7.1(f) hereof); (v) any defect, exception, easement, restriction or other encumbrance on or title to such Leased Property not existing on the Closing Date and not consented to by the Lessor; or (vi) any other cause or condition within the power of the Lessee to control or affect (other than ordinary wear and tear) that did not exist on the Closing Date (subject, in the case of any cause or condition arising prior to the Base Term Commencement Date, to the limitations set forth in Section 7.1(f) hereof). Notwithstanding the foregoing, in no event shall Lessee have liability under this indemnity to the extent of any fraud, gross negligence or willful misconduct of any Indemnitee.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1. Survival of Indemnities.

The indemnities of the parties provided for in the Operative Documents shall survive the execution and delivery and the termination or expiration of this Agreement and any of the Operative Documents, the transfer of the interest in any Leased Property as provided herein or in any other Operative Documents, any disposition of any interest of the Lessor in any Leased Property, the making of the Equity Investment, payment therefor and any disposition thereof and shall continue in effect notwithstanding that any party hereto may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents.

SECTION 8.2. No Broker, etc.

Except for the Lessee’s dealings with the Lessor, in its capacity as the Arranger, and Jones Lang LaSalle, each of the parties hereto represents to the others that it has not retained or employed any arranger, broker, finder or financial advisor to act on its behalf in connection with this Agreement, nor has it authorized any arranger, broker, finder or financial adviser retained or employed by any other Person so to act, nor has it incurred any fees or commissions to which the Lessor might be subjected by virtue of their entering into the transactions contemplated by this Agreement. Any party who is in breach of this representation shall indemnify and hold the other parties harmless from and against any liability arising out of such breach of this representation.

SECTION 8.3. Notices.

Unless otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto in connection with the Operative Documents shall be deemed to have been given (i) in the case of notice by letter, the earlier of when delivered to the addressee by hand or courier if delivered on a Business Day and, if not delivered on a Business Day, the first Business Day thereafter or on the fifth Business Day after depositing the same in the mails, registered or certified mail, postage prepaid, return receipt requested and (ii) in the case of notice by electronic mail, when return receipt or reply by electronic mail is sent, provided, that if the intended recipient declines or opts out of the receipt acknowledgment, then such notice shall be deemed to have been received on the Business Day sent, if sent during normal business hours on such Business Day, or if otherwise, at the opening of business on the next Business Day, in each case addressed as provided on Schedule II hereto, or to such other address as any of the parties hereto may designate by written notice.

SECTION 8.4. Counterparts.

This Agreement and each of the other Operative Documents may be executed by the parties hereto and thereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same agreement.

SECTION 8.5. Amendments.

No Operative Document nor any of the terms thereof may be terminated, amended, supplemented, waived or modified without the written agreement or consent of the Lessor and the Lessee; provided, however, that, Section 8.14 hereof may not be terminated, amended, supplemented, waived or modified without the written agreement or consent of the Arranger.

SECTION 8.6. Headings, etc.

The Table of Contents and headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

SECTION 8.7. Parties in Interest.

Except as expressly provided herein, none of the provisions of this Agreement is intended for the benefit of any Person except the parties hereto and their respective successors and permitted assigns.

SECTION 8.8. Governing Law.

THIS AGREEMENT HAS BEEN DELIVERED IN, AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF, THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES OF SUCH STATE (EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 8.9. Payment of Transaction Costs and Other Costs.

(a) Transaction Costs and Fees. As and when any portion of Transaction Costs or Fees becomes due and payable, such Transaction Costs or Fees shall be paid by the Lessee as Supplemental Rent.

(b) Amendments, Supplements, etc. Without limitation of the foregoing, the Lessee agrees to pay to the Lessor all costs and expenses (including reasonable and properly documented legal fees and expenses of counsel to the Lessor) incurred by it in connection with: (i) the considering, evaluating, investigating, negotiating and entering into or giving or withholding of any amendments or supplements or waivers or consents with respect to any Operative Document requested by the Lessee; (ii) the negotiation and documentation of any restructuring or “workout,” whether or not consummated, of any Operative Document; (iii) the enforcement of the rights or remedies under the Operative Documents; or (iv) any transfer by the Lessor of any interest in the Operative Documents during the continuance of an Event of Default.

SECTION 8.10. Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.11. Limited Liability.

The parties hereto agree that except as specifically set forth herein or in any Operative Document, no shareholder, member, owner, officer, director or employee or Affiliate of Lessor shall have personal liability whatsoever to the Lessee or its successors and assigns for any claim or obligation based on or in respect hereof or any of the Operative Documents (including the construction of the New Improvements (Fremont 3E) or for the accuracy, sufficiency or adequacy of any of the information or documents submitted in connection with each Advance or upon Completion of the New Improvements (Fremont 3E)) or arising in any way from the transactions contemplated hereby or thereby and recourse, if any, shall be solely had against the Lessee Collateral (it being acknowledged and agreed by each party hereto that all such personal liability of such shareholders, members, owners, officers, directors, employees and Affiliates is expressly waived and released as a condition of, and as consideration for, the execution and delivery of the Operative Documents by the Lessor).

SECTION 8.12. Submission to Jurisdiction; Waivers.

(a) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY:

(i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, AND APPELLATE COURTS FROM ANY THEREOF;

(ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT TO SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY

SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH ON SCHEDULE II OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTIES HERETO SHALL HAVE BEEN NOTIFIED PURSUANT TO SECTION 8.3; AND

(iv) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THE OPERATIVE DOCUMENTS AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.13. Reproduction of Documents.

Subject to Section 8.16, this Agreement, all documents constituting an Appendix, Schedule or Exhibit hereto, and all documents relating hereto received by a party hereto, including, without limitation: (a) consents, waivers and modifications that may hereafter be executed; (b) documents received by the Lessor in connection with the receipt and/or acquisition of each Leased Property; and (c) financial statements, certificates and other information previously or hereafter furnished to the Lessor may be reproduced by the party receiving the same by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. Each of the parties hereto agrees and stipulates that, to the extent permitted by law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such party in the regular course of business) and that, to the extent permitted by law, any enlargement, facsimile, or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 8.14. Role of Arranger.

Each party hereto acknowledges hereby that it is aware of the fact that BTMU Capital Leasing & Finance, Inc. has acted as “arranger” with respect to the Overall Transactions. The parties hereto acknowledge and agree that neither the Arranger nor its Affiliates have made any representations or warranties concerning, and that they have not relied upon the Arranger as to, the tax, accounting or legal characterization or validity of (i) the Operative Documents or (ii) any aspect of the Overall Transaction. The parties hereto acknowledge and agree that the Arranger has no duties, express or implied, under the Operative Documents in its capacity as the Arranger. The parties hereto further agree that Section 2.6(a), Section 8.2, Section 8.9(a) and this Section 8.14 are for the express benefit of the Arranger, in such capacity, and the Arranger shall be entitled to rely thereon as if it were a party hereto.

SECTION 8.15. Payments in Dollars.

All payments to be made by the Lessee hereunder shall be made in Dollars in immediately available and freely transferable funds at the place of payment, all such payments to be paid without setoff, counterclaim or reduction.

SECTION 8.16. Confidentiality.

The Lessor agrees, with respect to any information delivered or made available by the Lessee to it under the Operative Documents, to use all reasonable efforts to protect such confidential information from unauthorized use or disclosure and to restrict disclosure to only those Persons employed or retained by the Lessor who are or are expected to become engaged in evaluating, approving, structuring or administering this Agreement and the transactions contemplated hereby. Nothing herein shall prevent the Lessor from disclosing such information (i) to any Participation Holder or prospective Participation Holder subject to an agreement containing provisions substantially the same as those in this Section 8.16, (ii) to its Affiliates, officers, directors, employees, agents, attorneys and accountants who have a need to know such information in accordance with customary banking practices and who receive such information having been made aware of and having agreed to the restrictions set forth in this Section, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over the Lessor, (v) which has been publicly disclosed other than that through the breach of this Section 8.16, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder and (vii) with the prior written consent of the Lessee; provided, however, that before any disclosure is permitted under (iii) or (iv) of this Section 8.16, the Lessor shall, if not legally prohibited, notify and consult with the Lessee, promptly and in a timely manner, concerning the information it proposes to disclose, to enable the Lessee to take such action as may be appropriate under the circumstances to protect the confidentiality of the information in question, and provided further that any disclosure under the foregoing proviso be limited to only that information discussed with the Lessee. The use of the term “confidential” in this Section 8.16 is not intended to refer to data classified by the government of the United States under laws and regulations relating to the handling of data, but is intended to refer to information and other data regarded by the Lessee as private.

SECTION 8.17. Entire Agreement.

This Agreement (together with the other Operative Documents) constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings, written or oral, with respect to such matters between the parties. The parties hereto shall not have any duties or obligations, except those expressly set forth herein, and no implied duties or obligations shall be read into this Agreement.

SECTION 8.18. UCC Filings and Other Matters.

Lessee hereby grants to the Lessor (or its counsel on its behalf) the permission and right to file, without the signature of the Lessee, any financing statements under the Uniform Commercial Code necessary to perfect the Lessor’s interest in the “collateral” under each Memorandum of Lease. The Lessee represents and warrants that its address listed on Schedule II hereof is the true, correct and complete addresses of either (i) its sole place of business or (ii) its chief executive office and covenants and agrees to inform the Lessor within thirty (30) days of any chance in such principal place of business. The Lessee shall cause the Lessor to attend to the filing of any necessary UCC continuation statements in order to maintain the perfection of the UCC Financing Statements filed on or about the Closing Date.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LAM RESEARCH CORPORATION,
AS LESSEE

By:	/s/ Odette Go
Name:	Odette Go
Title:	Treasurer

[Signature Page to Participation Agreement]

BTMU CAPITAL LEASING & FINANCE, INC.,
AS LESSOR

By:	/s/ Gregory B. Register
Name:	Gregory B. Register
Title:	Managing Director

[Signature Page to Participation Agreement]

APPENDIX I

COMMON DEFINITIONS AND RULES OF INTERPRETATION

In the Participation Agreement and each other Operative Document, unless otherwise expressly provided, the following rules of interpretation shall apply:

(a) any term defined below by reference to another instrument or document shall continue to have the meaning ascribed thereto whether or not such other instrument or document remains in effect;

(b) words importing the singular include the plural and vice versa;

(c) words importing a gender include any gender;

(d) a reference to a part, clause, section, article, exhibit or schedule is a reference to a part, clause, section and article of, and exhibit and schedule to, such Operative Document;

(e) a reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws amending, supplementing, supplanting, varying, consolidating or replacing them, and a reference to a statute includes all regulations, proclamations and ordinances issued or otherwise applicable under that statute;

(f) a reference to a document includes any amendment, modification or supplement to, or replacement, restatement or novation of, that document;

(g) a reference to “Lessee” shall be deemed a reference to “Constructor” and a reference to “Constructor” shall be deemed a reference to “Lessee” unless otherwise indicated;

(h) a reference to a party to a document includes that party’s successors and permitted assigns; and

(i) references to “including” shall mean including without limiting the generality of any description preceding such term and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement followed by or referable to an enumeration of specific matters to matters similar to those specifically mentioned.

Further, each of the parties to the Operative Documents and their counsel have reviewed and revised the Operative Documents, or requested revisions thereto, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in construing and interpreting the Operative Documents.

“97-1 Event of Default” shall mean an Event of Default arising under paragraph (e), (f), (g), (j), (k) (unless the Change of Control is approved or consented to by the board of directors or other authorized person or persons of Lessee) or during any Interim Term (n) of Article XVII of the Lease, solely if the breach of the related covenant, representation or warranty was based on the following (or, in the case of an Event of Default arising under such paragraph (g) or (j), solely if the event or default permitting or resulting in the accelerations referenced therein or final judgment, as applicable, was based on the following): a subjective interpretation of the term “adequate,” “diligently,” “material,” “materially,” “Material Adverse Effect,” “materially adversely affect,” “material adverse change,” “materially and adversely affects,” “material adverse effect,” or any other term that is not objectively determinable, or results from a condition that is not solely related to Lessee or Lessee’s operations or the Lessee’s use of the Leased Property provided, however, in all cases, if the Event of Default, covenant or representation or warranty relates to the Lessee’s use of the Leased Property, then such Event of Default, covenant or representation or warranty will not be deemed a 97-1 Event of Default.

“Actual Knowledge” shall mean, as to any matter with respect to any Person, the actual knowledge of such matter by a Responsible Officer of such Person.

“Additional Costs” shall mean the amounts payable by the Lessee pursuant to Sections 2.9(c), 2.9(d), 2.10, 7.2(a)(iii) and 7.5 of the Participation Agreement.

“Advance” shall mean an advance of funds by the Lessor pursuant to Article III of the Participation Agreement, and “Advanced” shall have a corollary meaning.

“Advance Date” shall mean the Monthly Date on which an Advance occurs in accordance with the terms of Sections 2.5 and 3.3 of the Participation Agreement.

“Advance Request” shall have the meaning provided in Section 3.2(a) of the Participation Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” shall mean the possession, directly or indirectly, of any power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Alterations” shall have the meaning provided in Section 9.2(a) of the Lease.

“Alternate Base Rate” shall mean for any day, a rate per annum equal to the greatest of (a) the Prime Rate for such day, (b) the sum of 0.50% plus the Federal Funds Rate for such day, (c) LIBOR on such day plus 1.00%, and (d) 0.125%; provided that, for purposes of this definition, LIBOR for any day shall be computed with a Yield Determination Date deemed to occur on such day (or if such day is not a Business Day, the immediately preceding Business Day). If Lessor shall have determined (which determination shall be presumed correct absent manifest error and shall be made in good faith on a basis that is neither arbitrary nor capricious) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability of Lessor to obtain sufficient quotations in accordance with the terms of the definition thereof, Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or LIBOR shall be effective

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on the effective date of such change in the Prime Rate, the Federal Funds Rate or LIBOR, respectively.

“Alternate Base Rate Equity Investment” shall mean the Equity Investment which is bearing Interim Yield or Yield, as applicable, at the Alternate Base Rate.

“A.M. Best’s” shall mean A.M. Best Company or any successor thereto.

“Applicable Laws” shall mean as of any date all applicable laws, rules, regulations (including Environmental Laws), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by, any Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment and those pertaining to the construction, use, occupancy or subdivision of any Leased Property or the related Site) and any restrictive covenant or deed restriction or easement of record affecting any Leased Property or the related Site including the Shared Use Agreement and the Appurtenant Rights and Restrictions.

“Applicable Margin” shall mean, (i) with respect to calculation of the Interim Yield Rate, seventy-five one-hundredths of one percent (0.75%), and (ii) with respect to calculation of the Yield Rate, four hundred and twenty-five thousandths of one percent (0.425%); provided, that, upon, and only upon, receipt of the Cash Collateral – New Improvements by a Deposit Taker pursuant to Pledge Agreement (Fremont 3E) and the Deposit Agreement (Fremont 3E) shall the Applicable Margin change to 0.425%.

“Appraisal” shall mean the appraisal described in Section 3.1(g) of the Participation Agreement.

“Appraiser” shall mean CBRE, Inc.

“Appurtenant Rights and Restrictions” shall mean the Covenants, Conditions, Restrictions and Easements which are a burden and benefit to the Site, as the same may be modified from time to time as provided in the Lease.

“Arranger” shall mean BTMU Capital Leasing & Finance, Inc.

“Assignment of Contract” shall mean an Assignment and Consent Agreement, dated as of the date of the related Major Construction Document, from Constructor, as assignor, and the related contractor to the Lessor, as assignee, with respect to each Major Construction Document.

“Authority” shall mean any federal, state, county, municipal or other government or governmental, quasi-governmental or regulatory authority, agency, board, body, commission, instrumentality, court or tribunal, water board, or any political subdivision of any thereof, or arbitrator or panel of arbitrators, of or within the United States or any other jurisdiction applicable to the Lessor and having jurisdiction or authority over the Lessor.

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“Available Commitment” shall mean an amount equal to the excess, if any, of (a) the aggregate Construction Commitment of Lessor over (b) the aggregate outstanding amount of Lessor’s Equity Investment Advanced with respect to the acquisition of the Unimproved Land, the Construction of the New Improvements (Fremont 3E) and the payment of Construction Costs incurred with respect thereto, all as set forth in the Construction Budget.

“Bankruptcy Code” shall mean the United States Bankruptcy Code as set forth in Title 11 of the United States Code, as amended from time to time and any successor provision.

“Base Term” shall have the meaning provided in Section 2.2 of each Lease.

“Base Term Commencement Date” shall have the meaning provided in Section 2.2 of each Lease.

“Base Term Expiration Date” shall mean the Final Maturity Date.

“Basic Rent” shall mean for any period of determination, an amount equal to the aggregate amount of Yield payable on the last day of such period on the Equity Investment Advanced with respect to the related Lease.

“Bill of Sale” shall mean the Bill of Sale, dated the Closing Date, from the Existing Lessor, as grantor, to Lessor, as grantee, with respect to the Personal Property.

“Blocked Account Agreement” shall mean that certain Securities Account Control Agreement by and among Lessor, Lessee and the Deposit Taker with respect to the Cash Collateral – New Improvements.

“Board of Directors” shall mean, with respect to a corporation or limited liability company, as applicable, either the board of directors or any duly authorized committee of that board of directors which, pursuant to the by-laws of such corporation or company, has the same authority as that board of directors as to the matter at issue.

“Break Even Price” shall mean, as of any date of determination, the sum, without duplication, of (a) the aggregate outstanding Equity Investment of the Lessor (including amounts with respect to Funded Claims), plus (b) all accrued but unpaid Yield or Interim Yield, as applicable, plus (c) without duplication, all unpaid Rent and all other sums then due and payable pursuant to the terms of the Operative Documents (except under Other Lease Documents) by the Lessee including all Supplemental Rent.

“Break Even Price (Improvements)” shall mean, as of any date of determination, the sum, without duplication, of (a) the aggregate outstanding Equity Investment of the Lessor (including amounts with respect to Funded Claims) attributable to the Improvements as determined pursuant to Section 22.3(d) of Lease Fremont 1 or Lease Fremont 4, as applicable, plus (b) all accrued but unpaid Yield, plus (c) without duplication, all unpaid Rent and all other sums then due and payable pursuant to the terms of the Operative Documents (except under Other Lease Documents) by the Lessee including all Supplemental Rent.

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“Break Even Price (Land)” shall mean, as of any date of determination, the sum, without duplication, of (a) the aggregate outstanding Equity Investment of the Lessor (including amounts with respect to Funded Claims) attributable to the Site as determined pursuant to Section 22.3(d) of Lease Fremont 1 or Lease Fremont 4, as applicable, plus (b) all accrued but unpaid Yield, plus (c) without duplication, all unpaid Rent and all other sums then due and payable pursuant to the terms of the Operative Documents (except under Other Lease Documents) by the Lessee including all Supplemental Rent.

“Break Even Price – Special Land Value” shall mean, with respect to Lease Fremont 1 and Lease Fremont 4, as of any date of determination, the sum, without duplication, of (a) the Break Even Price (Improvements) with respect to the Improvements described therein plus (b) Break Even Price (Land) with respect to the Site described therein.

“Break Funding Amount” shall have the meaning provided in Section 2.10 of the Participation Agreement.

“Building Shell” shall mean the shell of the building to be constructed on Site Fremont 3E pursuant to the preliminary Plans and Specifications to be prepared by Devcon Construction, Inc.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California, New York, New York, and, solely with respect to definition of LIBOR Rate and the payment of any interest or Yield calculated on the basis of the LIBOR Rate, London, England, are authorized or required by law to close.

“Capital Adequacy Requirement” shall have the meaning provided in Section 2.9(d) of the Participation Agreement.

“Capitalized Yield” shall mean, with respect to the Equity Investment, the aggregate amount of all Yield accruing thereon attributable to Advances made during and for any Payment Period ending on or before the Base Term Commencement Date. Yield accruing during such Payment Periods on the Equity Investment attributable to such Advances shall be treated as Capitalized Yield pursuant to Section 2.5 of the Participation Agreement, except to the extent that such amount is not to be capitalized because such amount exceeds the Lessor’s Available Commitment.

“Carrying Costs” shall mean, carrying and closing costs incurred in connection the Construction including Capitalized Yield on prior unpaid Advances, Taxes, insurance premiums and other similar budget items.

“Cash Collateral” shall mean, collectively, Cash Collateral – New Improvements and Cash Collateral – Existing Improvements.

“Cash Collateral – Existing Improvements” shall mean all cash of Lessee which Lessee has delivered to Lessor pursuant to the respective Pledge Agreements (other than under Pledge Agreement (Fremont 3E)) for deposit with the Eligible Deposit Taker, as defined therein, pursuant to the related Pledge Agreement.

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“Cash Collateral – New Improvements” shall mean all cash of Lessee which Lessee has delivered to Lessor pursuant to the Pledge Agreement (Fremont 3E) for deposit with (i) during the Construction Period of the New Improvements (Fremont 3E), the Intermediary as defined therein, and (ii) thereafter, with an Eligible Deposit Taker, as defined therein.

“Casualty” shall mean an event of damage or casualty relating to any portion or all of any Improvements or the related which does not constitute an Event of Loss.

“Change in Control” shall mean any of the following shall occur: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act), of Equity Interests (as defined below) representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Lessee; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Lessee by Persons who were neither (i) nominated by the board of directors of the Lessee, nor (ii) appointed by directors so nominated. As used in this paragraph, “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. No merger or other transaction permitted pursuant to Section 5.3 of the Participation Agreement shall constitute a Change in Control.

“Change in Law” shall have the meaning provided in Section 2.9(b) of the Participation Agreement.

“Claims” shall mean liabilities, obligations, damages, losses, demands, penalties, fines, claims, actions, suits, judgments, settlements, charges, costs, fees, expenses and disbursements (including, without limitation, out-of-pocket legal fees and expenses and costs of investigation which, in the case of counsel or investigators retained by an Indemnitee, shall be reasonable) of any kind and nature whatsoever including (except where specifically noted otherwise) but not limited to the outstanding Lease Balance or any part thereof.

“Closing” shall have the meaning provided in Section 3.1 of the Participation Agreement.

“Closing Date” shall mean December 31, 2013.

“Code” shall mean the Internal Revenue Code of 1986 and the rules and regulations thereunder, each as amended, supplemented or otherwise modified from time to time.

“Commitment” shall mean with respect to its Equity Investment, an aggregate amount not to exceed at any one time the amount set forth on Schedule I to the Participation Agreement which is comprised of the sum of each Lease Commitment plus the Construction Commitment.

“Commitment Amount” shall mean $220,000,000.

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“Commitment Period” shall mean the period of time beginning on the Closing Date and ending on the earlier of (i) the Construction Period Termination Date and (ii) the date upon which the Commitments are otherwise terminated pursuant to the terms of the Operative Documents.

“Complete” shall mean to cause Completion to occur.

“Completion” shall mean substantial mechanical completion of New Improvements (Fremont 3E) in all material respects in accordance with the Plans and Specifications and Construction Budget (in each case, as supplemented or amended pursuant to Section 3.2 of the Construction Agency Agreement). Receipt of a certificate of occupancy or equivalent from the applicable Authority shall be deemed to constitute “Completion.”

“Completion Date” shall mean, the date on which Completion has occurred.

“Component” shall mean either the Building Shell or the Interior Buildout.

“Condemnation” shall mean any condemnation, requisition, confiscation, seizure or other taking or sale of the use, occupancy or title to any Improvements or the related Site or any part thereof in, by or on account of any eminent domain proceeding or other action by any Authority or other Person under the power of eminent domain or otherwise or any transfer in lieu of or in anticipation thereof, which in any case does not constitute an Event of Taking. A Condemnation shall be deemed to have “occurred” on the earliest of the dates that use, occupancy or title is taken.

“Consolidated Subsidiary” means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Lessee in its consolidated financial statements as of such date.

“Construction” shall mean the design and construction of the New Improvements (Fremont 3E), including engineering (including front-end loading and detailed engineering), mechanical construction, demolition of existing improvements on Site Fremont 2 and procurement procedures.

“Construction Agency Agreement” shall mean the Construction Agency Agreement (Fremont 3E), dated as of the Closing Date, between the Lessor and the Constructor, as may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of the Operative Documents.

“Construction Budget” shall mean the construction budget delivered pursuant to Section 3.3(l) of the Participation Agreement, which Construction Budget shall (i) specify the Construction Costs allocable to Completion of the New Improvements (Fremont 3E) to which such Construction Budget relates, and (ii) set forth as separate line items the portion of the Contingency Reserve allocated by the Constructor and which, as modified, shall be subject to the reasonable satisfaction of the Lessor.

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“Construction Commitment” shall mean, subject to Section 3.4(e) of the Participation Agreement, an aggregate amount not to exceed at any one time the amount set forth on Schedule I to the Participation Agreement under the heading, Construction Commitment Amount.

“Construction Consultant” shall mean CBRE, Inc.

“Construction Costs” shall mean the amounts (including Carrying Costs during the Construction Period) required to (i) construct the New Improvements (Fremont 3E) (including Soft Costs) substantially in accordance with the Plans and Specifications (as supplemented or amended pursuant to Sections 2.7(o) or 3.2 of the Construction Agency Agreement) and the Operative Documents including costs to demolish any existing improvements, (ii) pay Transaction Costs, (iii) pay Non-Utilization Fees and Structuring Fees allocable to the closing of Lease Fremont 3E, (iv) pay utility charges pursuant to Article VI of the Lease, (v) pay property taxes relating to the Unimproved Land, (vi) pay any tax indemnity claims required by Section 7.2 of the Participation Agreement, (vii) pay any funded insurance deductible, all of which shall be funded through Commitments, and (viii) pay any other expenses for Construction of the New Improvements (Fremont 3E) or other items as set forth in the Construction Budget.

“Construction Default” shall mean any event, condition or failure which, with notice or lapse of time or both, would become a Construction Event of Default.

“Construction Documents” shall have the meaning provided in Section 2.4 of the Construction Agency Agreement.

“Construction Event of Default” shall mean a “Construction Event of Default” as defined in Section 5.1 of the Construction Agency Agreement.

“Construction Period” shall mean with respect to the Construction of the New Improvements (Fremont 3E), the period commencing on the Closing Date and ending on the earlier of (i) the Completion Date or (ii) the Construction Period Termination Date.

“Construction Period Termination Date” shall mean December 31, 2015, as the same may be extended by the Lessee up to (3) three months during the occurrence of any Force Majeure Event or restoration of the New Improvements (Fremont 3E) following an Event of Loss, Condemnation of the New Improvements (Fremont 3E) or Casualty.

“Construction Recourse Amount” shall mean, as of any date of determination calculated as required by ASC 840-40-55-10 through 55-13, the sum of (i) the accreted value of Interim Rent and any other payments that are required to be included in the computation of the maximum guarantee test as prescribed in ASC 840-40-55-11(a) previously paid prior to Completion and (ii) an amount, the present value of which, discounted to the date on which any claim or demand is paid in the case of a Construction Event of Default (such date, the “Calculation Date”), when added to the present value (discounted to the Calculation Date) of (x) Fees described in Section 2.6 of the Participation Agreement, and (y) any other Supplemental Rent (other than the Construction Recourse Amount itself) which is required by ASC 840-40-55-

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11(b), in each case to be paid by the Lessee (including the estimated reasonable costs relating to the realization by Lessor of the Construction Recourse Amount which will be borne by the Lessee) will not exceed (i) the Maximum Remarketing Obligation (Improvements) plus (ii) the Maximum Remarketing Obligation (Land). The rate used to accrete or discount values will be the implicit rate of the Lease used for determination of classification of the Lease during the Base Term under ASC 840-10-25-1(d).

“Construction Report” shall mean the report from the Construction Consultant obtained by Lessor upon receipt of the final Construction Budget pursuant to Section 2.6 of the Construction Agency Agreement and Plans and Specifications and other Initial Construction Deliverables to be delivered pursuant to Section 2.7(o) of the Construction Agency Agreement regarding the construction and operation of the New Improvements (Fremont 3E) as updated pursuant to Section 2.7(v) of the Construction Agency Agreement.

“Constructor” shall mean LAM Research Corporation, a Delaware corporation, in its capacity as the “Constructor” under the Operative Documents.

“Contingency Reserve” shall mean a reserve in an amount not less than eight percent (8%) of the overall Construction Budget which shall be funded by Advances and shall be listed in the Construction Budget under the heading “Contingency”.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Deed” shall mean, collectively, the Deeds, dated the Closing Date, from the Existing Lessor, as grantor, to Lessor, as grantee, with respect to each of the Sites and any Improvements thereon.

“Default” shall mean the occurrence of any event under any Operative Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Deposit Agreement” shall mean each Deposit Agreement among Lessee, Lessor and The Bank of Tokyo Mitsubishi UFJ, Ltd., dated as of the Closing Date.

“Deposit Taker” shall have the meaning set forth under the respective Pledge Agreement.

“Dollars” or “$” shall mean, unless otherwise qualified, dollars in lawful currency of the United States.

“Early Termination Option” shall have the meaning provided in Section 20.1 of the Lease.

“Easement” shall have the meaning provided in Section 22.1 of the Lease.

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“Eligible Construction Costs” shall mean the aggregate amount of all accrued Construction Costs incurred as of the date of any demand for Lessee to pay the Lease Balance, Construction Recourse Amount or Recourse Deficiency Amount, as applicable, under Article XVIII of Lease Fremont 3E (including any amounts paid by the Lessor to complete construction of the New Improvements (Fremont 3E) according to the Plans and Specifications as permitted under ASC 840-40-55-11 pursuant to Section 5.3(a)(ii), (iii) or (vi) of the Construction Agency Agreement (including any payments made under any Construction Document)), and any damages relating to the breach or termination of any Construction Document following a Construction Event of Default, but excluding (i) all Capitalized Yield, (ii) all Non-Utilization Fees paid to the Lessor or any Affiliates (in any capacity), and (iii) all payments which may not be capitalized as real estate project costs in accordance with GAAP, and subject to the provisions of Section 7.1(f)(iii) of the Participation Agreement.

“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA which is subject to Title I of ERISA or a “plan” within the meaning of Section 4975(e)(I) of the Code.

“Environmental Claim” shall mean any written notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise), or other mandatory communication by any Authority or any Person for any damage, including personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damage, damage to the environment, violation of pollution standards, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case resulting from or based upon (A) the existence of a Release (whether sudden or non sudden or accidental or non accidental), or exposure to, any Hazardous Material in, into or onto the environment at, in, by, from or related to any Leased Property, any Site or any part thereof and relating to, arising from or as a result of the Lessee’s or any Lessee Affiliate’s or any sublessee’s use or operation thereof, (B) the use, handling, transportation, storage, treatment or disposal of any such Hazardous Material in connection with the operation of any Leased Property, any Site or any part thereof and relating to, arising from or as a result of the Lessee’s or any Lessee Affiliate’s or any sublessee’s use or operation thereof, or (C) the violation of any Environmental Laws or any Environmental Permits or other Governmental Action in connection with any Leased Property, any Site or any part thereof, or any contiguous, proximate or neighboring property irrespective of whether or not such property is owned or leased by Lessee or Lessor, and arising from, relating to or as a result of the Lessee’s or any Lessee Affiliate’s or any sublessee’s use or operation thereof.

“Environmental Expert” shall mean Environmental Resources Management, Inc. or such other environmental services firm reasonably satisfactory to the Lessor.

“Environmental Laws” shall mean the Resource Conservation and Recovery Act of 1976, (RCRA) 42 U.S.C. §§ 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601-9657, (CERCLA), the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801-1812, the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2671, the Clean Air Act, 42

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U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq. (excluding FIFRA Section 4 and Labeling requirements found at 40 CFR 156.10), the California Safe Drinking Water and Toxic Enforcement Act (aka “Prop 65”) (California Health & Safety Code § 25249.5 et seq.), the Air Toxics “Hot Spots” Information and Assessment Act of 1987 (California Health & Safety Code §§ 44300-44309), the California Accidental Release Prevention Program (California Health & Safety Code §§ 25531 et seq.) and all similar federal, state and local environmental laws, ordinances, rules, orders, statutes, decrees, judgments, injunctions, codes and regulations, and any other federal, state or local laws, ordinances, rules, codes and regulations applicable to the Leased Property relating to the environment, human health or natural resources or the regulation or control of or imposing liability or standards of conduct concerning human health, the environment, Hazardous Materials or the clean-up or other remediation of the Leased Property, or any part thereof, as any of the foregoing may have been from time to time amended, supplemented or supplanted.

“Environmental Permits” shall mean all permits, licenses, authorizations, registrations, certificates and approvals of Authorities required by Environmental Laws relating to the Leased Property or the Overall Transaction.

“Environmental Reports” shall mean those certain Phase I Environmental Site Assessments dated December 2013, prepared for Lessor by Environmental Resources Management, with respect to the Sites.

“Environmental Violation” shall mean an activity, occurrence or condition that violates or results in non-compliance with or liability under any Environmental Laws or Environmental Permits.

“Equipment” shall mean personal property of every kind and nature whatsoever purchased or otherwise paid for with the Advances or otherwise acquired by or on behalf of the Lessor and used or usable in connection with any operation or letting of any Improvements or any Site, including but without limiting the generality of the foregoing, all electrical and mechanical equipment, plumbing, ventilation, furnaces, air conditioning and air-cooling apparatus, refrigerating and incinerating equipment, escalators, generators, loading and unloading equipment and systems, communications systems (including satellite dishes and antennae), sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, fittings and fixtures of every kind and description, and any substitutions or replacements thereof.

“Equity Investment” shall mean, as of any date of determination, (i) the aggregate amount advanced by the Lessor pursuant to Section 2.2(a) of the Participation Agreement, net of any Qualified Prepayments paid to Lessor with respect thereto and (ii) with respect to any particular Lease, the amount Advanced by the Lessor pursuant to Section 2.2 of the Participation Agreement, not to exceed the related Lease Commitments or Construction Commitment, as applicable, net of Qualified Prepayments paid with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

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“ERISA Affiliate” shall mean any Person who together with the Lessee is treated as a single employer within the meaning of Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“Event of Default” shall mean any event condition or failure designated as an “Event of Default” in Article XVII of the Lease.

“Event of Loss” shall mean: (w) the actual or constructive total or substantial loss of any Improvements, any Site or damage to any Improvements or any Site to an extent rendering repair impractical or uneconomical, in any case as reasonably determined in good faith by the Board of Directors of the Lessee, such determination to be made promptly after the occurrence of such event and to be evidenced by an Officer’s Certificate of the Lessee delivered to the Lessor, (x) damage to any Improvements which results in an insurance settlement on the basis of a total loss or constructive total loss (including title insurance proceeds) in respect of a total loss of the Improvements, (y) an Environmental Violation with respect to which the Lessee or Lessor could reasonably be expected to incur liability in excess of $2,000,000 per Site or (z) an Event of Taking.

“Event of Taking” shall mean: (A) taking of title to any Improvements or a portion thereof or the related Site or (B) any condemnation, requisition, confiscation, seizure or other taking or sale of the use, occupancy or title to any Improvements or the related Site or any part thereof in, by or on account of any eminent domain proceeding or other action by any Authority or other Person under the power of eminent domain or otherwise or any transfer in lieu or in anticipation thereof (other than a requisition of temporary use) or requisition of use for a period scheduled to last beyond the end of the Lease Term or which in fact is continuing on the Final Maturity Date even if not scheduled to last beyond the Lease Term), in either case, resulting in the loss of use or possession of substantially all or a material portion of such Improvements or the related Site as reasonably determined in good faith by the Board of Directors of the Lessee, such determination to be made promptly after the occurrence of such event and to be evidenced by an Officer’s Certificate of the Lessee delivered promptly after the occurrence of such event to Lessor.

“Existing Improvements” shall mean, collectively, with respect to the Fremont Sites, Existing Improvements (Fremont 1), Existing Improvements (Fremont 3) and Existing Improvements (Fremont 4) and, with respect to the parcels of land located in Livermore, California, Existing Improvements (Port 1) and Existing Improvements (Port 101).

“Existing Improvements (Fremont 1)” shall mean the “class A” corporate office building as described in Schedule IV to the Participation Agreement and on Exhibit A to the Lease Fremont 1 encumbering Site Fremont 1 totaling approximately 145,000 square feet all located on the Site Fremont 1 including all buildings, structures, fixtures, Equipment and other improvements of every kind existing at any time and from time to time on or under such Site, together with any and all appurtenances to such buildings, structures or improvements, including sidewalks, utility pipes, conduits and lines, parking areas and roadways and including all

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Alterations and other additions to or changes in the Improvements at any time, as more fully described in the Plans and Specifications.

“Existing Improvements (Fremont 3)” shall mean the “class A” corporate office building as described in Schedule IV to the Participation Agreement and on Exhibit A to the Lease Fremont 3 encumbering Site Fremont 3 totaling approximately 170,000 square feet all located on the Site Fremont 3 including all buildings, structures, fixtures, Equipment and other improvements of every kind existing at any time and from time to time on or under such Site, together with any and all appurtenances to such buildings, structures or improvements, including sidewalks, utility pipes, conduits and lines, parking areas and roadways and including all Alterations and other additions to or changes in the Improvements at any time, as more fully described in the Plans and Specifications.

“Existing Improvements (Fremont 4)” shall mean the “class A” corporate office building as described in Schedule IV to the Participation Agreement and on Exhibit A to the Lease Fremont 4 encumbering Site Fremont 4 totaling approximately 117,000 square feet all located on the Site Fremont 4 including all buildings, structures, fixtures, Equipment and other improvements of every kind existing at any time and from time to time on or under such Site, together with any and all appurtenances to such buildings, structures or improvements, including sidewalks, utility pipes, conduits and lines, parking areas and roadways and including all Alterations and other additions to or changes in the Improvements at any time, as more fully described in the Plans and Specifications.

“Existing Improvements (Port 1)” shall mean the “class A” corporate office building as described in Schedule IV to the Participation Agreement and on Exhibit A to the Lease Port 1 encumbering Site Port 1 totaling approximately 120,000 square feet all located on the Site Port 1 including all buildings, structures, fixtures, Equipment and other improvements of every kind existing at any time and from time to time on or under such Site, together with any and all appurtenances to such buildings, structures or improvements, including sidewalks, utility pipes, conduits and lines, parking areas and roadways and including all Alterations and other additions to or changes in the Improvements at any time, as more fully described in the Plans and Specifications.

“Existing Improvements (Port 101)” shall mean the “class A” corporate office building as described in Schedule IV to the Participation Agreement and on Exhibit A to the Lease Port 101 encumbering Site Port 101 totaling approximately 120,000 square feet all located on the Site Port 101 including all buildings, structures, fixtures, Equipment and other improvements of every kind existing at any time and from time to time on or under such Site (including those constructed pursuant to the Construction Agency Agreement and those purchased with Advances funded by the Lessor pursuant to the Participation Agreement), together with any and all appurtenances to such buildings, structures or improvements, including sidewalks, utility pipes, conduits and lines, parking areas and roadways and including all Alterations and other additions to or changes in the Improvements at any time, as more fully described in the Plans and Specifications.

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“Existing Leases” shall mean, collectively, with respect to the parcels of land located in Fremont, California, the Existing Lease Fremont 1, Existing Lease Fremont 2, Existing Lease Fremont 3 and Existing Lease Fremont 4 and, with respect to the parcels of land located in Livermore, California, the Existing Lease Port 1 and Existing Lease Port 101.

“Existing Lease Fremont 1” shall mean that certain Lease Agreement (Fremont/Building #4) dated as of December 21, 2007 between the Existing Lessor and the Lessee, encumbering Site Fremont 1.

“Existing Lease Fremont 2” shall mean that certain Lease Agreement (Fremont/Building #3) dated as of December 21, 2007 between the Existing Lessor and the Lessee, encumbering Site Fremont 2.

“Existing Lease Fremont 3” shall mean that certain Lease Agreement (Fremont/Building #2) dated as of December 21, 2007 between the Existing Lessor and the Lessee, encumbering Site Fremont 3.

“Existing Lease Fremont 4” shall mean that certain Lease Agreement (Fremont/Building #1) dated as of December 21, 2007 between the Existing Lessor and the Lessee, encumbering Site Fremont 4.

“Existing Lease Port 1” shall mean that certain Lease Agreement (Livermore/Parcel #6) dated as of December 18, 2007 between the Existing Lessor and the Lessee, encumbering Site Port 1.

“Existing Lease Port 101” shall mean that certain Lease Agreement (Livermore/Parcel #7) dated as of December 18, 2007 between the Existing Lessor and the Lessee, encumbering Site Port 101.

“Existing Lessor” shall mean BNP Paribas Leasing Corporation, a Delaware corporation.

“Existing Operative Documents” shall mean the Operative Documents as defined in the respective Existing Leases.

“Existing Sites” shall mean, collectively, with respect to the parcels of land located in Fremont, California, Site Fremont 1, Site Fremont 2, Site Fremont 3 and Site Fremont 4 and, with respect to the parcels of land located in Livermore, California, the Site Port 1 and Site Port 101.

“Expiration True-Up” shall have the meaning provided in Section 22.4(b) of the Lease.

“Extended Remarketing Period” shall have the meaning provided in Section 22.4 of the Lease.

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“Fair Market Value” shall mean with respect to any Leased Property or any portion thereof, as of the date of the determination, the fair market value (which in any event shall not be less than zero) as determined by an independent appraiser chosen by the Lessor and reasonably acceptable to the Lessee that would be obtained in an arm’s-length transaction between an informed and willing buyer (other than a buyer currently in possession) and an informed and willing seller, under no compulsion to buy or sell, and neither of which is related to the Lessor or the Lessee or any Affiliate thereof, for the purchase of such Leased Property or any portion thereof, as applicable. Such fair market value shall be calculated as the value for the use of such Leased Property or any such portion, assuming, in the determination of such fair market value, that such Leased Property or any such portion is in the condition and repair required to be maintained by the terms of the Lease (unless such fair market value is being determined for purposes of the Appraisal to be delivered on or prior to the Closing Date for evaluating the items described in Section 7.5 of the Participation Agreement, in which case this assumption shall not be made).

“FATCA” means Sections 1471 through 1474 of the Code and any regulations promulgated thereunder or official interpretations thereof (as amended from time to time).

“Federal Funds Rate” means, for any day, a fluctuating rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Lessor from three Federal funds brokers of recognized standing reasonably selected by it.

“Fee Letter” shall mean that certain letter dated as of the Closing Date from the Arranger to the Lessee in which Lessee confirmed its agreement to pay the Fees and Transaction Expenses in accordance therewith.

“Fees” shall have the meaning provided in Section 2.6 of the Participation Agreement.

“Final Maturity Date” shall mean the seventh year anniversary of the Closing Date.

“Final Rent Payment Date” shall have the meaning provided in Section 18.1(a)(iii)(B)(1) of the Lease.

“Financial Officer” means the chief financial officer, principal financial officer, principal accounting officer, treasurer, vice president of finance, controller or assistant controller of the Lessee.

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“Force Majeure Event” means, with respect to the Leased Property, (a) strikes (including local, national, and industry-wide strikes but excluding any strike or other combined action involving employees (and, with respect to Lease Fremont 3E, either those employed in connection with the Construction of the New Improvements (Fremont 3E) or in any industry essential to the performance of Construction of such Improvements, as applicable) of any LAM Person), lockouts, embargoes, unavoidable casualties, unusual delays in transportation, national emergency, fires, inclement or unusually severe weather conditions (such as catastrophic storms or floods, tornadoes, hurricanes, typhoons, cyclones and tsunamis, earthquakes and other acts of God), wars, civil disturbances, terrorist attacks, revolts, insurrections, sabotage, epidemics, explosions, and actions of a Governmental Authority, or (b) any other event, cause or condition that is not within the control of any LAM Person solely as such event, cause or condition affects Lessee’s obligations under the related Lease or affects the Construction of the New Improvements (Fremont 3E), as applicable; provided that, any Specified Event and any other event, cause or condition that is within the control of any LAM Person shall not be a Force Majeure Event.

“Force Majeure Losses” means, as of any date of determination with respect to Lease Fremont 3E, amounts funded by the Lessor (other than from the proceeds of insurance or condemnation awards) in connection with a Force Majeure Event which is not a Specified Event.

“Fremont Leases” shall mean, collectively, Lease Fremont 1, Lease Fremont 3, Lease Fremont 3E and Lease Fremont 4.

“Fremont Sites” shall mean, collectively, Site Fremont 1, Site Fremont 3, Site Fremont 3E and Site Fremont 4.

“F.R.S. Board” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“Fund,” “Funded” or “Funding” shall mean each funding by the Lessor of a portion of its Equity Investment constituting a portion of any Advance as described in Section 3.4 of the Participation Agreement.

“Funded Claims” shall have the meaning provided in Section 7.1(f) of the Participation Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time, consistently applied and maintained on a consistent basis for the Lessee and its Subsidiaries throughout the period indicated.

“Governmental Action” shall mean all applicable permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Authority, or required by any Applicable Law, and shall include, without limitation, all citings, Environmental Permits, construction permits and operating permits and licenses that are required for the use, occupancy, zoning, construction and operation of any Leased Property.

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“Grossed-Up Basis” shall have the meaning provided in Section 7.4 of the Participation Agreement.

“Hazardous Material” shall mean any substance, waste or material which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous by listing characteristic or definition under any Environmental Law, including petroleum, crude oil or any fraction thereof, petroleum derivatives, by-products and other hydrocarbons and is or becomes regulated by any Authority, including any agency, department, commission, board or instrumentality of the United States, the State of California or any political subdivision thereof and also including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”) and radon gas.

“Improvements” shall mean collectively the Existing Improvements and the New Improvements (Fremont 3E).

“Improvements Value Percentage” shall have the meaning provided in Section 22.3(d) of the Lease Fremont 1 and Lease Fremont 4.

“Initial Construction Deliverables” shall have the meaning provided in Section 2.7(o) of the Construction Agency Agreement.

“Indemnitee” shall mean the Lessor and its Affiliates, successors, permitted assigns, permitted transferees, contractors, servants, employees, officers, directors, shareholders, partners, participants, representatives, trustees and agents of each of the foregoing Persons; provided, however, that in no event shall the Lessee or its Affiliates be an Indemnitee and, provided further, that with respect to Lease Fremont 3E, during the Construction Period thereunder, “Indemnitee” is limited exclusively to the Lessor and its successors and permitted assigns.

“Inspecting Parties” shall have the meaning provided in Article XV of the Lease.

“Insurance Requirements” shall mean the terms of the insurance required to be maintained in accordance with the Lease.

“Interim Accrual Date” shall mean, with respect to Lease Fremont 3E, each Monthly Date occurring during the Interim Term and the Base Term Commencement Date therefor.

“Interim Accrual Period” shall mean, with respect to Lease Fremont 3E, the period commencing on and including the Closing Date and ending on but excluding the next Interim Accrual Date.

“Interim LIBOR” or “Interim LIBOR Rate” shall mean, with respect to an Interim Accrual Period:

(a) a rate per annum determined by the Lessor at approximately 11:00 a.m., London time, on the Yield Determination Date for such Interim Accrual Period by

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reference to the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Lessor from time to time for purposes of providing quotations of interest rates applicable to deposits in the London interbank market) for deposits in U.S. Dollars for such Interim Accrual Period (or, if no such comparable term is quoted, an interpolated rate as reasonably determined by the Lessor); or

(b) if such rate shall cease to be publicly available pursuant to the foregoing clause (a), the arithmetic mean (rounded upwards, if necessary, to the nearest 1/100 of 1%), as determined by the Lessor (in good faith on a basis that is neither arbitrary nor capricious and which is binding on Lessee absent manifest error), of the rate per annum quoted by the Reference Bank at approximately 11:00 a.m., London time (or as soon thereafter as practicable), on the Yield Determination Date for the Interim Accrual Period for the offering by the Reference Bank to leading banks on the London interbank market of deposits in U.S. Dollars having a term of one week or one month, at Lessee’s option; provided that if any Reference Bank does not timely furnish such information for determination of any Interim LIBOR Rate, the Lessor shall determine such Interim LIBOR Rate on the basis of the information timely furnished by another reference bank as determined by the Lessor. Interim LIBOR shall be determined by the Lessor and promptly notified to the Lessee.

“Interim Rent” shall mean, with respect to Lease Fremont 3E, as determined as of each Interim Accrual Date, the amounts payable pursuant to Section 2.3(a) of the Participation Agreement.

“Interim Term” shall mean, with respect to Lease Fremont 3E, the Construction Period.

“Interim Yield” shall mean with respect to each Interim Accrual Period (a) the Interim Yield Rate for such Interim Accrual Period multiplied by (b) the aggregate Equity Investment outstanding with respect to Lease Fremont 3E.

“Interim Yield Rate” shall mean, for any Interim Accrual Period, (i) a rate per annum equal to the Interim LIBOR Rate for such Interim Accrual Period plus the Applicable Margin, or (ii) at any time that the provisions of Section 2.9(a) or (b) of the Participation Agreement shall apply to the Equity Investment, a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

“Interior Buildout” shall mean the interior office and laboratory build out of the Building Shell.

“LAM Person” shall mean (i) the Lessee or the Constructor, (ii) any contractor, subcontractor, architect, engineer or Person performing services or providing materials with respect to the construction of the New Improvements (Fremont 3E), (iii) any other third party for which any Person identified in clauses (i) or (ii) above has control or supervisory authority (by

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contract or otherwise), and (iv) the respective Affiliates (other than, prior to Completion, those Affiliates that are Persons under common control with any Person identified in clauses (i) through (iii) above) employees, officers or agents of any Person identified in clauses (i) through (iii) above.

“Land Value Percentage” shall have the meaning provided in Section 22.3(d) of Lease Fremont 1 and Lease Fremont 4.

“Lease Balance” shall mean, as of any date of determination and as to any particular Lease, an amount equal to the aggregate sum, without duplication, of the outstanding Equity Investment of the Lessor Advanced with respect to such Lease which, with respect to the Equity Investment related to Lease Fremont 3E, will include any amounts Advanced by the Lessor during the Construction Period in excess of its Construction Commitment and any Capitalized Yield minus any Qualified Prepayments and, with respect to the Equity Investment related to all other Sites, will include any amounts Advanced by the Lessor on the Closing Date with respect thereto. Except as such term is used with respect to less than all of the Leases and except as otherwise expressly required pursuant to Section 18.5 of the Lease, any reference to the Lease Balance shall be to the Lease Balance taken as a whole.

“Lease Commitment” shall mean the portion of the Commitment available to acquire Sites (other than the Unimproved Land) and the Existing Improvements thereon and to pay Fees and Transaction Expenses related thereto, as set forth on Schedule I to the Participation Agreement with respect to each such Site.

“Lease Expiration Date” shall mean the Base Term Expiration Date, subject to] any date on which the Lease is terminated including pursuant to Article XIII, XVIII, XX, XXI or XXII of the Lease.

“Lease Fremont 1” shall mean that certain Amended and Restated Lease Agreement dated as of the Closing Date between the Lessor and the Lessee, encumbering Site Fremont 1.

“Lease Fremont 3” shall mean that certain Amended and Restated Lease Agreement dated as of the Closing Date between the Lessor and the Lessee, encumbering Site Fremont 3.

“Lease Fremont 3E” shall mean that certain Amended and Restated Lease Agreement dated as of the Closing Date between the Lessor and the Lessee, encumbering Site Fremont 3E.

“Lease Fremont 4” shall mean that certain Amended and Restated Lease Agreement dated as of the Closing Date between the Lessor and the Lessee, encumbering Site Fremont 4.

“Lease Port 1” shall mean that certain Amended and Restated Lease Agreement dated as of the Closing Date between the Lessor and the Lessee, encumbering Site Port 1.

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“Lease Port 101” shall mean that certain Amended and Restated Lease Agreement dated as of the Closing Date between the Lessor and the Lessee, encumbering Site Port 101.

“Lease Term” shall have the meaning provided in Section 2.2 of the Lease.

“Leased Property” shall mean, with respect to each Site, the Improvements, the Fixtures, the Appurtenant Rights, the Personal Property and such Site.

“Leases” shall mean, collectively, with respect to the Sites located in Fremont, California, Lease Fremont 1, Lease Fremont 3, Lease Fremont 3E and Lease Fremont 4 and, with respect to the Sites located in Livermore, California, Lease Port 1 and Lease Port 101.

“Lessee” shall mean LAM Research Corporation, a Delaware corporation.

“Lessee Collateral” shall mean the Mortgaged Property and Personal Property of the Lessee with respect to which a lien is granted pursuant to the related Memorandum of Lease, the Cash Collateral and other property subject to the Pledge Agreement, the accounts and funds and securities subject to the Blocked Account Agreement, the contracts and rights and properties assigned pursuant to the Assignment of Contracts and, in each case, all proceeds and income therefrom.

“Lessor” shall mean BTMU Capital Leasing & Finance, Inc., a Delaware corporation.

“Lessor Liens” shall mean Liens on or against any Leased Property, Site, Lease or any payment of Rent (a) which result from any act of, or any Claim against the Lessor unrelated to the transactions contemplated by the Operative Documents, (b) which result from any Tax owed by the Lessor except any Tax for which the Lessor is entitled to indemnification under the Operative Documents, or (c) which result from any act or omission of the Lessor that is in breach of such Person’s covenants or agreements under the Operative Documents.

“LIBOR” or “LIBOR Rate” shall mean, with respect to a Payment Period a rate per annum equal to the greater of 0.125% and the following:

(a) the rate per annum determined by the Lessor at approximately 11:00 a.m., London time, on the Yield Determination Date for such Payment Period by reference to the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Lessor from time to time for purposes of providing quotations of interest rates applicable to deposits in the London interbank market) for deposits in U.S. Dollars for such Payment Period (or, if no such comparable term is quoted, an interpolated rate as reasonably determined by the Lessor); or

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(b) if such rate shall cease to be publicly available pursuant to the foregoing clause (a), the arithmetic mean (rounded upwards, if necessary, to the nearest 1/100 of 1%), as determined by the Lessor (in good faith on a basis that is neither arbitrary nor capricious and which is binding on Lessee absent manifest error), of the rate per annum quoted by the Reference Bank at approximately 11:00 a.m., London time (or as soon thereafter as practicable), on the Yield Determination Date for the Payment Period for the offering by the Reference Bank to leading banks on the London interbank market of deposits in U.S. Dollars having a term of one week or one month, at Lessee’s option; provided that if any Reference Bank does not timely furnish such information for determination of any LIBOR Rate, the Lessor shall determine such LIBOR Rate on the basis of the information timely furnished by the another reference bank as determined by the Lessor. LIBOR shall be determined by the Lessor and promptly notified to the Lessee.

“LIBOR Equity Investment” shall mean the Equity Investment, the Interim Yield or Yield, as applicable, which is determined with respect to the Interim LIBOR Rate or the LIBOR Rate, as applicable.

“LIBOR Office” shall mean initially, the funding office of Lessor designated as such in Schedule II to the Participation Agreement; and thereafter, such other office of Lessor, if any, which shall be making or maintaining the Equity Investment.

“LIBOR Reserve Percentage” shall mean, relative to any Payment Period, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Payment Period.

“Lien” shall mean any lien, mortgage, deed of trust, encumbrance, pledge, charge, lease, easement, servitude, right of others or security interest of any kind, including any thereof arising under any conditional sale or other title retention agreement.

“Major Construction Document” shall have the meaning provided in Section 2.4 of the Construction Agency Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (i) the assets, business, operations, properties, condition, financial or otherwise, of the Lessee and its Subsidiaries, taken as a whole, (ii) the ability or authority of the Lessee to perform its obligations under the Operative Documents to which it is a party, (iii) the rights or remedies available to the Lessor under any Operative Document which apply to a particular Lease, or (iv) with respect to a particular Lease, the value, condition, utility or useful life of the related Leased Property or the rights or interests of the Lessor in the related Leased Property.

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“Material Default” shall mean any event, condition or failure which, with notice or lapse of time or both, would become an Event of Default of the type described in clause (a), (b), (c), (h) or (i) of Article XVII of the Lease.

“Material Environmental Violation” shall have the meaning provided in Section 16.2 of the Lease.

“Material Plan” shall have the meaning provided in Article XVII of the Lease.

“Maximum Remarketing Obligation (Improvements)” shall mean, with respect to (i) Site Fremont 3E and prior to Completion only, 89.95% of the Eligible Construction Costs attributable to the Construction of New Improvements (Fremont 3E), and (ii) Existing Improvements (Fremont 1) and Existing Improvements (Fremont 4), the percentages of the Lease Balance under Lease Fremont 1 and Lease Fremont 4 attributable to the acquisition of such Existing Improvements as set forth on Schedule A to Lease Fremont 1 and Lease Fremont 4, respectively.

“Maximum Remarketing Obligation (Land)” shall mean, with respect to (i) Site Fremont 3E and prior to Completion only, the amount set forth on Schedule A to Lease Fremont 3E equal to the Eligible Construction Costs attributable to the acquisition of Site 3E, and (ii) Site Fremont 1 and Site Fremont 4, the amounts set forth on Schedule A to Lease Fremont 1 and Lease Fremont 4 attributable to the acquisition of such Sites, respectively.

“Memorandum of Lease” shall mean for each Lease, that certain Memorandum of Lease, Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the Closing Date by and between Lessee and Lessor.

“Monthly Date” shall mean the thirty-first (31st) calendar day of each month except in the case of any month in which there is no corresponding date thereto in which case shall mean the final calendar day of such month (or the prior Business Day if such day is not a Business Day).

“Moody’s” shall mean Moody’s Investor Service, Inc., or any successor thereto.

“Mortgaged Property” shall have the respective meanings set forth in each of the Memoranda of Lease.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Lessee or any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five years made contributions, including for these purposes any Person which ceased to be an ERISA Affiliate during such five year period.

“New Improvements (Fremont 3E)” shall mean the “class A” corporate office building as described in Schedule IV to the Participation Agreement and on Exhibit A to the Lease Fremont 3E encumbering Site Fremont 3E totaling approximately 134,000 square feet to be located on the Site Fremont 3E including all buildings, structures, fixtures, Equipment and

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other improvements of every kind existing at any time and from time to time on or under such Site including those constructed pursuant to the Construction Agency Agreement and those purchased with Advances funded by the Lessor pursuant to the Participation Agreement, together with any and all appurtenances to such buildings, structures or improvements, including sidewalks, utility pipes, conduits and lines, parking areas and roadways and including all Alterations and other additions to or changes in the Improvements at any time, as more fully described in the Plans and Specifications.

“Non-severable” shall describe an Alteration or part of an Alteration or fixture, addition or improvement which (i) cannot be readily removed from the Leased Property without causing damage to the Leased Property or the Site which cannot be readily repaired, or (ii) is required for the Leased Property to comply with Applicable Law and Insurance Requirements.

“Non-Utilization Fee” shall have the meaning provided in Section 2.6(b) of the Participation Agreement.

“Non-Utilization Fee Rate” shall mean a rate per annum equal to twenty-five one hundredth of one percent (0.25%).

“Notice of Change in Law” shall have the meaning provided in Section 2.9(b) of the Participation Agreement.

“Notice of Inability to Determine Rates” shall have the meaning provided in Section 2.9(a) of the Participation Agreement.

“OFAC” shall mean the Office of the Foreign Assets Control of the U.S. Treasury Department.

“Officer’s Certificate” of a Person shall mean a certificate signed by the Chairman of the Board of Directors and/or the President and/or any Executive Vice President and/or any Senior Vice President and/or any other Vice President, Managing Director, Principal and/or other authorized representative(s) of such Person, provided, that with respect to the Lessee, whomever signs the certificate is authorized to represent such Person, and no more than any one of the foregoing individuals shall be required to sign such certificate.

“Operative Documents” shall mean, as the context requires:

(1)	the Participation Agreement;

(2)	each Lease;

(3)	the Construction Agency Agreement;

(4)	each Memorandum of Lease;

(5)	each Pledge Agreement;

(6)	the Blocked Account Agreement;

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(7)	each Assignment of Contract; and

(8)	each Deposit Agreement.

“Other Lease Document” means, with respect to any Lease, Memorandum of Lease, Pledge Agreement or Blocked Account Agreement, as the case may be, and the Site to which such Operative Documents relate, each Lease, Memorandum of Lease, Pledge Agreement or Blocked Account Agreement, respectively, which relates to a different Site and with respect to each Site other than Site Fremont 3E, the Construction Agency Agreement.

“Overall Transaction” shall mean all the transactions and activities referred to in or contemplated by the Operative Documents.

“Overdue Rate” shall mean the lesser of (a) the highest interest rate permitted by Applicable Law and (b) an interest rate per annum equal to the Interim Yield Rate or the Yield Rate, as applicable, plus two percent (2%).

“Participation” shall have the meaning provided in Section 6.4 of the Participation Agreement.

“Participation Agreement” shall mean the Participation Agreement dated as of the Closing Date between the Lessee and the Lessor.

“Participation Holder” shall have the meaning provided in Section 6.4 of the Participation Agreement.

“Payment Date” shall mean (i) with respect to Yield determined by reference to the LIBOR Rate, the Quarterly Date immediately following the prior Payment Period, (ii) with respect to Yield determined by reference to the Alternate Base Rate, the Monthly Date immediately following the prior Payment Period, and (iii) with respect to the final Payment Period, the Final Maturity Date.

“Payment Period” shall mean (i) with respect to Yield determined by reference to the LIBOR Rate, a period of three (3) or six (6) months commencing on the Base Term Commencement Date or the Quarterly Date immediately following the prior Payment Period and ending on the day immediately preceding the Quarterly Date occurring three (3) or six (6) months thereafter, as determined pursuant to Section 2.8(b) of the Participation Agreement, and (ii) with respect to Yield determined by reference to the Alternate Base Rate, a period of one (1) month commencing on the Base Term Commencement Date or the Monthly Date immediately following the prior Payment Period and ending on the day immediately preceding the Monthly Date occurring one (1) month thereafter, as determined pursuant to Section 2.8(c) of the Participation Agreement, provided, that, in each case, any Payment Period that would otherwise extend beyond the Final Maturity Date shall end on the Final Maturity Date.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor agency.

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“Permitted Contest” shall mean actions taken by a Person to contest in good faith, by appropriate proceedings initiated timely and diligently prosecuted, the legality, validity or applicability to a Leased Property, a Site or any interest in a Leased Property, a Site or to the operation, use or maintenance of a Leased Property and a Site or the Overall Transaction by, any Person of: (a) any Applicable Law; (b) any term or condition of, or any revocation or amendment of, or other proceeding relating to, any Governmental Action; or (c) any Lien or Tax; provided that the initiation and prosecution of such contest (i) would not in the reasonable opinion of an Indemnitee to which such proceeding relates, involve (A) the possible imposition of any criminal liability or penalty or civil penalty on such Indemnitee, or (B) a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on any Leased Property or any Site or any part of any thereof or the right of the Lessor to receive payment of the Equity Investment of or Yield on any such Equity Investment, the Lease Balance or any interest therein; (ii) in the reasonable opinion of an Indemnitee to which such proceeding relates, the control of such proceeding would not involve an actual or potential legal conflict of interest; (iii) would not be reasonably likely to adversely affect the Fair Market Value, utility or remaining useful life of any Leased Property, any Site or any interest in any Leased Property or any Site or the continued economic operation of any Leased Property or any Site; or (iv) such proceeding involves Claims not fully indemnified by Lessee which Lessee and the Indemnitee to which such proceeding relates have been unable to sever from the indemnified Claims, unless the Lessee shall have agreed in a writing reasonably satisfactory to such Indemnitee to defend, indemnify, protect, save and keep harmless such Indemnitee on a Grossed-Up Basis from such otherwise not fully indemnified Claim and, provided further that, in any event reserves to the extent required by GAAP are maintained against any adverse determination of such proceeding.

“Permitted Investments” shall mean (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent (a) such obligations are backed by the full faith and credit of the United States and (b) such agency and the United States are rated at least “Aa2” by Moody’s and at least “AA” by S&P), in each case maturing within one year from the date of acquisition thereof, (ii) investments in certificates of deposit, deposit accounts, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Collateral Agent or any domestic office of any commercial bank organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000, (iii) commercial paper of companies, banks, trust companies or national banking associations (in each case excluding the Lessee and its Affiliates) incorporated or doing business under the laws of the United States or one of the States thereof, in each case having a remaining term until maturity of not more than 180 days from the date such investment is made and rated at least “P-1” by Moody’s or at least “A-1” by S&P, (iv) investments in money market mutual funds rated in the highest short-term rating category of at least one nationally recognized rating agency (including any such funds for which the Collateral Agent or an affiliate may be acting as an investment advisor or providing other services) and (v) repurchase agreements maturing within one (1) year with any financial institution having combined capital and surplus of not less than $500,000,000 with any of the obligations described in clauses (i) through (v) as collateral so long as title to the underlying obligations pass to the Collateral Agent and such underlying

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securities shall be segregated in a custodial or trust account for the benefit of the Collateral Agent.

“Permitted Liens” shall mean (a) the respective rights and interests of the Lessee and the Lessor, as provided in the Operative Documents, (b) Lessor Liens, (c) Liens for Taxes either not yet delinquent or being contested in good faith and by appropriate proceedings diligently conducted and in any event constituting a Permitted Contest, (d) materialmen’s, mechanics’, workers, repairmen’s, employees’ or other like Liens arising in the ordinary course of business for amounts either not yet delinquent or being contested in good faith and by appropriate proceedings diligently conducted and in any event constituting a Permitted Contest, (e) Liens arising after the Closing Date out of judgments or awards not otherwise constituting an Event of Default under clause (k) of Article XVII of the Lease and with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith and either (x) (A) with respect to such Liens arising on or prior to a Completion Date with respect to Unimproved Land, have been bonded to the satisfaction of the Lessor, or (B) with respect to such Liens arising on a Leased Property not subject to Construction, have been reserved for to the extent required by GAAP, or (y) the enforcement of such Lien has been stayed pending such appeal or review, (f) all encumbrances and other matters disclosed in the title insurance policies delivered to Lessor at Closing, (g) during the Base Term, other Liens encumbering any Leased Property securing amounts not exceeding $1,000,000 in the aggregate; provided that such $1,000,000 in Liens shall not have been created, in whole or in part, by any affirmative pledge or other affirmative grant of such Lien on the part of the Lessee, and (h) Liens arising after the Closing Date which are expressly approved by the Lessor in accordance with the Operative Documents.

“Permitted Transfer” shall mean any of the following:

(1)	any assignment or conveyance by Lessor requested by Lessee or required by any Permitted Lien or by Applicable Laws; or

(2)	any conveyance to a Qualified Affiliate of Lessor of all or any interest in or rights with respect to the Leased Property or any portion thereof; provided, however, that any such conveyance must be expressly subject and subordinate to the Operative Documents and all rights of Lessee under the Operative Documents, including its Purchase Option.

“Person” shall mean any individual, partnership, corporation, limited liability company, trust, association, joint venture, joint stock company, un-incorporated organization, Authority or any other entity.

“Personal Property” shall mean, (a) all tangible personal property located on the Site that could constitute fixtures under the UCC and all renewals or replacements of or substitutions for any such personal property; and (b) any permits, licenses, franchises, certificates and other rights and privileges against third parties, in each such case, related to the Site.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Lessee or any ERISA Affiliate is (or, if

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such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plans and Specifications” shall mean the plans and specifications necessary to construct the New Improvements (Fremont 3E) into one Class “A” office building and delivered to the Lessor and the Appraiser pursuant to Section 3.3(l) of the Participation Agreement and updated and supplemented pursuant to Sections 2.7(o) or 3.2 of the Construction Agency Agreement including, without limitation, working drawings, detailed layouts for component parts thereof and other drawings and specifications of every kind and description required to assemble and construct the Improvements.

“Pledge Agreement” shall mean, collectively, the Pledge Agreements for each of the Leased Properties relating to the pledging and holding of the Cash Collateral.

“Pledge Agreement (Fremont 1)” shall mean the Pledge Agreement for Lease Fremont 1 relating to the pledging and holding of the Cash Collateral.

“Pledge Agreement (Fremont 3)” shall mean the Pledge Agreement for Lease Fremont 3 relating to the pledging and holding of the Cash Collateral.

“Pledge Agreement (Fremont 3E)” shall mean the Pledge Agreement for Lease Fremont 3E relating to the pledging and holding of the Cash Collateral.

“Pledge Agreement (Fremont 4)” shall mean the Pledge Agreement for Lease Fremont 4 relating to the pledging and holding of the Cash Collateral.

“Pledge Agreement (Port 1)” shall mean the Pledge Agreement for Lease Port 1 relating to the pledging and holding of the Cash Collateral.

“Pledge Agreement (Port 101)” shall mean the Pledge Agreement for Lease Port 101 relating to the pledging and holding of the Cash Collateral.

“Prime Rate” shall mean a fluctuating per annum rate, as of any date of determination, equal to the rate of interest publicly announced from time to time by The Bank of Tokyo-Mitsubishi UFJ, Ltd. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced by The Bank of Tokyo-Mitsubishi UFJ, Ltd. as being effective.

“Principal Officer” of Lessee shall mean, any of the following officers: Chief Financial Officer, Chief Operating Officer, Secretary, Assistant Secretary, Controller, Treasurer or Vice President of Finance. If any of the titles of the preceding officers are changed after the date hereof, the term “Principal Officer” shall thereafter mean any officer performing substantially the same functions as are currently performed by one or more of the officers listed in the first sentence of this definition.

“Prohibited ERISA Transaction” shall have the meaning provided in Section 5.3(f) of the Participation Agreement.

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“Prohibited Person” shall mean a Person that is (i) on the SDNL or (ii) in violation of any money laundering law, regulation or order, including the USA PATRIOT Act.

“Purchase Option” shall have the meaning provided in Section 21.1(a) of the Lease.

“Qualified Affiliate” means any Person that, like Lessor, (i) is one hundred percent (100%) owned, directly or indirectly, by Lessor’s parent or any successor of such bank, (ii) can make (and has in writing made) the same representations to Lessee that Lessor has made in Section 4.2 of the Participation Agreement (except that such Person need not be a Delaware entity) and can deliver the letter described in Section 3.2(d) of the Participation Agreement, and (iii) is an entity organized under the laws of the State of Delaware or another state within the United States of America.

“Qualified Prepayment” shall mean any repayment of Lease Balance (excluding for clarification, any payments of Yield or Break Funding Amounts) arising pursuant to Articles XIII, XVIII, or XX of the Lease.

“Quarterly Date” shall mean every third successive Monthly Date.

“Recorder’s Office” shall mean the Office of the Clerk-Recorder of Alameda County, California.

“Recourse Deficiency Amount” shall mean an amount equal to (A) in the case of Lease Fremont 1, Lease Fremont 4 and Lease Fremont 3E prior to Completion, (i) the Maximum Remarketing Obligation (Improvements) plus (ii) the Maximum Remarketing Obligation (Land), and (B) in the case of Lease Fremont 3, Lease Port 1 and Lease Port 101 and Lease Fremont 3E following Completion, the Recourse Deficiency Amount will be the percentages of the Lease Balances thereunder as set forth on Schedule A to Lease Fremont 3, Lease Port 1, Lease Port 101 and Lease Fremont 3E, respectively.

“Reference Bank” shall mean The Bank of Tokyo-Mitsubishi UFJ, Ltd.

“Release” shall mean the release, deposit, disposal or leak of any Hazardous Material into or upon or under any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.

“Remarketing Option” shall have the meaning provided in Section 20.3 of the Lease.

“Remarketing Sale Date” shall have the meaning provided in Section 20.3 of the Lease.

“Remarketing Sale Proceeds” shall mean the net sale proceeds actually received in cash by the Lessor from sale of the Leased Property pursuant to Section 20.3 of the Lease after

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deduction for any transfer tax thereon not paid by the purchaser thereof, any costs or expenses incurred by the Lessee and/or the Lessor in connection with the actions required under Section 20.3 of the Lease or any other amounts deducted from the gross sale proceeds in connection with such sale.

“Remediation” shall have the meaning provided in Section 16.1 of the Lease.

“Rent” shall mean Basic Rent and Supplemental Rent, collectively.

“Responsible Officer” shall mean Chief Financial Officer, Chief Operating Officer, Vice President of Global Operations, Secretary, Assistant Secretary, Controller, Treasurer or Vice President of Finance.

“Return Date” shall mean the Final Maturity Date.

“Return Option” shall have the meaning provided in Section 21.1(b) of the Lease.

“Sale Closing Documents” shall have the meaning provided in the Existing Agreement Regarding Options.

“Sale Proceeds” shall mean the gross sale proceeds actually received in cash by the Lessor from sale of the Leased Property pursuant to Article XVIII or Article XXII of Lease Fremont 3, Lease Fremont 3E, Lease Port 1 or Lease Port 2, as applicable, minus any transfer tax thereon not paid by the purchaser thereof and minus the aggregate amount of any costs or expenses incurred by the Lessee and/or the Lessor in connection with the actions required under Article XVIII or Article XXII of such Lease, excluding, in the case of the Lessee, any provision of such Article XXII which expressly specifies that the Lessee’s costs shall not be reimbursable out of gross sale proceeds and, with respect to Lease Fremont 1 and Lease Fremont 4, “Sale Proceeds” shall mean the Sale Proceeds – Special Land Value.

“Sale Proceeds (Improvements)” shall mean, as of any date of determination, the portion of the gross sale proceeds actually received in cash by the Lessor from the sale of the Leased Property pursuant to Article XXII of the Lease which is attributable to the Improvements minus any transfer tax thereon not paid by the purchaser thereof and minus the aggregate amount of any costs or expenses incurred by the Lessee and/or the Lessor in connection with the actions required under Article XXII of the Lease, excluding, in the case of the Lessee, any provision of Article XXII which expressly specifies that the Lessee’s costs shall not be reimbursable out of gross sale proceeds. Such portion will equal the amount of any such cash payment actually received by the Lessor multiplied by the Improvements Value Percentage.

“Sale Proceeds (Land)” shall mean, as of any date of determination, the portion of the gross sale proceeds actually received in cash by the Lessor from the sale of the Leased Property pursuant to Article XXII of the Lease which is attributable to the Site minus any transfer tax thereon not paid by the purchaser thereof and minus the aggregate amount of any costs or expenses incurred by the Lessee and/or the Lessor in connection with the actions required under Article XXII of the Lease, excluding, in the case of the Lessee, any provision of

29

Article XXII which expressly specifies that the Lessee’s costs shall not be reimbursable out of gross sale proceeds. Such portion will equal the amount of any such cash payment actually received by the Lessor multiplied by the Land Value Percentage.

“Sale Proceeds – Special Land Value” shall mean, with respect to Lease Fremont 1 and Lease Fremont 4, as of any date of determination, the sum of (a) the Sale Proceeds (Improvements) with respect to the Improvements described therein plus (b) Sale Proceeds (Land) with respect to the Site described therein.

“SDNL” shall mean the list of Specially Designated Nationals and Blocked Persons issued by OFAC.

“SEC” shall mean the United States Securities and Exchange Commission and any successor thereto.

“Security Documents” shall mean, collectively, each Assignment of Contracts, the Blocked Account Agreement, each Memorandum of Lease and each Pledge Agreement.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Exchange Act” shall mean the Securities Act of 1933.

“Shared Parking Agreement” shall mean the Shared Parking Agreement dated as of the Closing Date between the owner of the Site Fremont 3 and the owner of Site Fremont 4.

“Shared Use Agreement” shall mean (i) a Shared Use Agreement dated on or before the Return Date among the owners of the Fremont Sites, and (ii) a Shared Use Agreement dated on or before the Return Date among the owners of the Site Port 1 and Site Port 101.

“Site” shall mean, collectively, with respect to the parcels of land located in Fremont, California, Site Fremont 1, Site Fremont 3, Site Fremont 3E and Site Fremont 4 and, with respect to the parcels of land located in Livermore, California, Site Port 1 and Site Port 101, all as described in Schedule IV to the Participation Agreement and on Exhibit A to the respective Leases encumbering such Sites.

“Site Fremont 1” shall mean the parcel of land located at 4650 Cushing Parkway, Fremont, California, as described in Schedule IV to the Participation Agreement and on Exhibit A to Lease Fremont 1 encumbering such land.

“Site Fremont 2” shall mean the parcel of land located at 4540 Cushing Parkway, Fremont, California, as described in the Existing Lease Fremont 2.

“Site Fremont 3” shall mean the parcel of land generally located at 4400 Cushing Parkway, Fremont, California, as described in Schedule IV to the Participation Agreement and on Exhibit A to Lease Fremont 3 encumbering such land.

30

“Site Fremont 3E” shall mean the parcel of land generally located at 4540 Cushing Parkway, Fremont, California, as described in Schedule IV to the Participation Agreement and on Exhibit A to Lease Fremont 3E encumbering such land.

“Site Fremont 4” shall mean the parcel of land located at 4300 Cushing Parkway, Fremont, California, as described in Schedule IV to the Participation Agreement and on Exhibit A to Lease Fremont 4 encumbering such land.

“Site Port 1” shall mean the parcel of land located at 1 Portola Avenue, Livermore, California, as described in Schedule IV to the Participation Agreement and on Exhibit A to Lease CA Port 1 encumbering such land.

“Site Port 101” shall mean the parcel of land located at 101 Portola Avenue, Livermore, California, as described in Schedule IV to the Participation Agreement and on Exhibit A to Lease CA Port 101 encumbering such land.

“Soft Costs” shall mean Construction Costs incurred for the production of the Plans and Specifications, architectural and engineering fees, legal and accounting fees, permit and license fees and other such similar costs.

“Solvent” shall mean, with respect to any Person, that as of the date of determination both (i) the then fair saleable value of the assets of such Person is (y) greater than the total amount of liabilities of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

“Specified Event” shall mean (i) any Event of Default described in clause (h) or (i) of Article XVII of the Lease with respect to the Lessee, (ii) fraud, misapplication of funds, illegal acts or willful misconduct (including, without limitation, the failure to maintain insurance required by Section 11.1 of the Lease, as applicable) on the part of any LAM Person, (iii) with respect to Claims pursuant to Section 7.1(a)(vii) of the Participation Agreement, any acts, events, conditions or circumstances existing or occurring with respect to the Site on or prior to the day on which the Existing Lease was entered into, or (iv) third-party claims caused by or arising out of any act or failure to act (including third-party claims caused by or arising out of any misrepresentation or the failure to comply with the Operative Documents including, without limitation, the failure to maintain insurance required by the Lease) by any LAM Person (other than claims to the extent arising directly or indirectly out of the Lessee’s failure to complete construction of the Improvements or to cause construction to be Completed by the Construction Period Termination Date).

“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw- Hill Companies, Inc. or any successor thereto.

“Structuring Fee” shall have the meaning provided in Section 2.6(a) of the Participation Agreement.

31

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Supplemental Rent” shall mean any and all amounts, liabilities and obligations other than Basic Rent which the Lessee assumes or agrees or is otherwise obligated to pay under the Lease or any other Operative Document (whether or not designated as Supplemental Rent) to the Lessor or any other Person including Break Even Price, Break Funding Amounts, Additional Costs, Recourse Deficiency Amount, the amounts payable pursuant to Section 7.5 of the Participation Agreement and indemnities and damages for breach of any covenants, representations, warranties or agreements.

“Survey” shall mean, collectively, the as-built ALTA Surveys prepared by Kier & Wright and by RJA, each dated December 23, 2013, of each Site.

“Taxes” and “Tax” shall mean any and all fees (including, without limitation, documentation, recording, license and registration fees and public dues, taxes (including, without limitation, income (whether net, gross or adjusted gross), gross receipts, sales, rental, use, value added, net asset, property, real estate transfer, transfer, excise and stamp taxes), levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever imposed by an Authority, together with any penalties, fines or interest thereon or additions thereto.

“Title Insurance Company” shall mean the insurance company that has or will issue the title policies with respect to the Leased Property, which company shall be reasonably acceptable to the Lessor.

“Title Policy” shall have the meaning provided in Section 3.1(n) of the Participation Agreement.

“Transaction Costs” shall mean reasonable, properly documented, out-of-pocket costs, expenses and fees incurred by the Lessee, the Lessor and the Arranger in connection with the consummation of the transactions contemplated by the Operative Documents, and the preparation, negotiation, syndication, execution and delivery of the Operative Documents including, without duplication, (1) the reasonable and properly documented fees and expenses of Jones Day as special counsel to the Lessee; (2) the reasonable and properly documented fees and expenses of Dechert LLP; (3) all fees and expenses of the Appraiser with respect to the Appraisal payable in accordance with the fee agreement between the Appraiser and the Lessor; (4) all taxes and search fees, recording fees and filing fees incurred in connection with lien searches and the recording, registering or filing any Operative Document, any deed, declaration, mortgage, security agreement, notice, release, discharge, termination or financing statement with any public

32

office, registry or governmental agency; (5) all reasonable and properly documented costs, expenses and fees of one company engaged to survey the Site and one company engaged to issue an environmental report for the Site; (6) all fees and expenses of the Construction Consultant with respect to the Construction Report payable in accordance with the fee agreement between the Construction Consultant and the Arranger; (7) all premiums and other fees and expenses of the Title Company with respect to its issuance of the Title Policy; (8) all fees and expenses of the environmental consultant with respect to the Phase I environmental report issued on or before the Closing Date; (9) all applicable Fees; and (10) all fees, costs and expenses set forth in the initial Advance Request.

“UCC Financing Statement” shall mean the UCC-1 Financing Statements to be filed with respect to the Lessee Collateral.

“Uniform Commercial Code” or the “UCC” shall mean the Revised Uniform Commercial Code as enacted in the State of New York.

“Unimproved Land” shall mean Site Fremont 3E.

“U.S. Corporation” shall mean a corporation incorporated under the laws of the United States or any state thereof.

“USA PATRIOT Act” shall have the meaning provided in Section 4.1 of the Participation Agreement.

“Valuation Procedure” shall have the respective meanings provided in Section 22.3(d) of the Lease Fremont 1 and the Lease Fremont 4.

“Voting Stock” shall mean outstanding equity or voting interests (or other similar interests) in a Person having voting power for the election of a majority of directors or Persons performing similar functions of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan within the meaning of Part I of Subtitle E of Title IV of ERISA.

“Withholding Taxes” shall mean Taxes arising under the laws of any national, municipal or local government, political subdivision or taxing authority of the United States or any other jurisdiction imposed or collected by way of withholding (regardless of whether such taxes may also be imposed upon or collected from the recipient of a payment), and fines, interest, penalties or other additions thereto, thereon, in lieu thereof or for noncollection or in respect thereof.

“Yield” shall mean with respect to each Payment Period under each Lease (a) the Yield Rate for such Payment Period multiplied by (b) the aggregate Equity Investment outstanding.

33

“Yield Determination Date” shall mean in respect of each Payment Period or Interim Accrual Period, as applicable, the date which is two (2) Business Days prior to the commencement of such Payment Period or Interim Accrual Period.

“Yield Rate” shall mean, for any Payment Period, (i) a rate per annum equal to the LIBOR Rate for such Payment Period plus the Applicable Margin or, (ii) at any time that the provisions of Section 2.9(a) or (b) of the Participation Agreement shall apply to the Equity Investment, a rate per annum equal to the Alternate Base Rate plus the Applicable Margin provided, however, the Yield Rate under the foregoing clause (i) or (ii) shall be increased by one percent (1.00%) following a BTMU Downgrade Event (as defined in each Pledge Agreement) and the election by the Lessee to have the Collateral thereunder transferred to an Eligible Deposit Taker other than BTMU, such increase to be payable from the date such Collateral is so transferred to and including such date, if any, that such Collateral is transferred to BTMU pursuant to the terms of such Pledge Agreement.

34

SCHEDULE I

Equity Investment

Institution	Commitment Amount
(which is comprised of the Lease Commitments and Construction Commitments set forth below)

BTMU Capital Leasing & Finance, Inc.	$220,000,000
AGGREGATE EQUITY COMMITMENTS:	$220,000,000

Institution	Site	Construction Commitment Amount
BTMU Capital Leasing & Finance, Inc.	Fremont 3E	$87,451,279.87

Institution	Site	Lease Commitment Amount
BTMU Capital Leasing & Finance, Inc.	Fremont 1	$22,630,869.82
BTMU Capital Leasing & Finance, Inc.	Fremont 3	$37,007,266.27
BTMU Capital Leasing & Finance, Inc.	Fremont 4	$18,708,344.23
BTMU Capital Leasing & Finance, Inc.	Port 1	$34,974,967.40
BTMU Capital Leasing & Finance, Inc.	Port 101	$19,227,272.41

SCHEDULE II

Addresses For Notice; Wire Instructions

LESSEE:

Lam Research Corporation
4650 Cushing Parkway
Fremont, California 94538
Attention:	Odette Go
Fax Number:	_______________________________

Wire Transfer Instructions:

Account Name:	_______________________________
Account Number:	_______________________________
Bank Name:	_______________________________
Bank Address:	_______________________________
Bank Routing (Swift):	_______________________________
Bank Routing (ABA):	_______________________________
Bank Contact:	_______________________________

LESSOR:

BTMU Capital Leasing & Finance, Inc.
111 Huntington Avenue
Boston, Massachusetts 02199
Attention:	Portfolio Servicing
Telephone:	_______________________________
Email:	_______________________________

Wiring Instructions:

Bank:	_______________________________
ABA#:	_______________________________
Swift Code:	_______________________________
Account Name:	_______________________________
Account #:	_______________________________
Reference:	_______________________________

SCHEDULE III

[Intentionally Omitted]

SCHEDULE IV

Description of Each Site and Improvements

Site Fremont 1

Real Property in the City of Fremont, County of Alameda, State of California and described as follows:

PARCEL ONE:

PARCEL 1, PARCEL MAP 5001, FILED MARCH 18, 1987, IN BOOK 168 OF MAPS, AT PAGES 24 THROUGH 26, ALAMEDA COUNTY RECORDS.

PARCEL TWO:

AN EASEMENT FOR PRIVATE ACCESS FOR THE BENEFIT OF PARCEL ONE, ABOVE, OVER THAT PORTION OF PARCEL 2, PARCEL MAP 5001 DESIGNATED “J.A.E.” ON SAID MAP.

Site Fremont 3

Real Property in the City of Fremont, County of Alameda, State of California and described as follows:

BEING ALL OF LOT 3 AND A PORTION OF LOT 4, AS SHOWN ON THE PARCEL MAP 5001 FILED IN BOOK 168 OF MAPS, AT PAGES 24 THROUGH 26, ALAMEDA COUNTY RECORDS, DESCRIBED AS FOLLOWS:

BEGINNING ON THE SOUTHERLY LINE OF CUSHING PARKWAY AT THE MOST WESTERLY CORNER OF SAID LOT 3;

THENCE FROM SAID POINT OF BEGINNING, ALONG SAID SOUTHERLY LINE OF CUSHING PARKWAY, NORTH 82° 48’ 27” EAST, 541.20 FEET TO THE BEGINNING OF A CURVE TO THE LEFT;

THENCE CONTINUING ALONG SAID SOUTHERLY LINE OF CUSHING PARKWAY, ALONG SAID CURVE, THROUGH A CENTRAL ANGLE OF 1° 25’ 35”, HAVING A RADIUS OF 2044.00 FEET AND AN ARC DISTANCE OF 50.89 FEET;

THENCE LEAVING SAID SOUTHERLY LINE OF CUSHING PARKWAY, THE FOLLOWING THREE (3) COURSES:

SOUTH 7° 11’ 33” EAST, 245.00 FEET;

NORTH 82° 48’ 27” EAST, 31.00 FEET; AND

SOUTH 7° 11’ 33” EAST, 353.79 FEET TO THE SOUTHERLY LINE OF SAID LOT 4;

THENCE ALONG THE SOUTHERLY LINE OF SAID LOT 4 AND LOT 3, SOUTH 85° 58’ 33” WEST, 624.04 FEET TO THE WESTERLY LINE OF SAID LOT 3;

THENCE ALONG SAID WESTERLY LINE, NORTH 7° 11’ 33” WEST, 563.66 FEET TO THE POINT OF BEGINNING.

Site Fremont 3E

Real Property in the City of Fremont, County of Alameda, State of California and described as follows:

PARCEL ONE:

PARCEL 2, PARCEL MAP 5001, FILED MARCH 18, 1987, IN BOOK 168 OF MAPS, AT PAGES 24 THROUGH 26, ALAMEDA COUNTY RECORDS.

EXCEPTING THEREFROM, ALL OIL, GAS AND OTHER HYDROCARBONS AND MINERALS NOW OR AT ANY TIME HEREAFTER SITUATE THEREIN AND THERE UNDER, AND ALSO THE RIGHT TO DRILL FOR, PRODUCE AND USE WATER FROM THE SAID REAL PROPERTY IN CONNECTION WITH DRILLING OR MINING OPERATIONS THEREON, AS RESERVED IN THE DEED FROM H. HERBST, M. HERBST AND H.D. HERBST TO C.J. SCHOUWEILER RECORDED APRIL 21, 1950 AS SERIES NO. AE-34804 IN BOOK 6085, PAGE 589 OF OFFICIAL RECORDS.

PARCEL TWO:

AN EASEMENT FOR PRIVATE ACCESS FOR THE BENEFIT OF PARCEL TWO, ABOVE, OVER THAT PORTION OF PARCEL 1, PARCEL MAP 5001 DESIGNATED “J.A.E.” ON SAID MAP.

Site Fremont 4

Real Property in the City of Fremont, County of Alameda, State of California and described as follows:

BEING A PORTION OF LOT 4, AS SHOWN ON THE PARCEL MAP 5001 FILED IN BOOK 168 OF MAPS, AT PAGES 24 THROUGH 26, ALAMEDA COUNTY RECORDS, DESCRIBED AS FOLLOWS:

BEGINNING ON THE SOUTHERLY LINE OF CUSHING PARKWAY AT THE MOST NORTHEASTERLY CORNER OF SAID LOT 4;

THENCE FROM SAID POINT OF BEGINNING, ALONG THE EASTERLY AND SOUTHERLY LINE OF SAID LOT 4, THE FOLLOWING TWO COURSES:

SOUTH 0° 35’ 19 EAST, 646.04 FEET; AND

SOUTH 85° 58’ 33 WEST, 354.60 FEET;

THENCE LEAVING THE SOUTHERLY LINE OF SAID LOT 4, THE FOLLOWING THREE (3) COURSES:

NORTH 7°11’ 33 WEST, 353.79 FEET;

NORTH 82° 48’ 27 WEST, 31.00 FEET; AND

NORTH 7° 11’ 33 WEST, 245.00 FEET TO THE BEGINNING OF A NON-TANGENT CURVE ON THE SOUTHERLY LINE OF CUSHING PARKWAY, FROM WHICH POINT A RADIAL LINE BEARS NORTH 8° 37’ 08 WEST;

THENCE EASTERLY ALONG SAID SOUTHERLY LINE OF CUSHING PARKWAY AND SAID CURVE, THROUGH A CENTRAL ANGLE OF 7° 21’ 45, HAVING A RADIUS OF 2044.00 FEET AND AN ARC DISTANCE OF 262.65 FEET;

THENCE CONTINUING ALONG SAID SOUTHERLY LINE OF CUSHING PARKWAY, NORTH 82° 48’ 27 EAST, 197.93 FEET TO THE POINT OF BEGINNING.

Site Port 1

Real property in the City of Livermore, County of Alameda, State of California, described as follows:

PARCEL 6, AS SAID PARCEL IS SHOWN ON THE PARCEL MAP 7341 FILED IN BOOK 268 OF PARCEL MAPS AT PAGE 85, ALAMEDA COUNTY RECORDS.

Site Port 101

Real property in the City of Livermore, County of Alameda, State of California, described as follows:

ALL OF PARCEL 7 AS SAID PARCEL IS SHOWN AND SO DESIGNATED ON THE PARCEL MAP 7341 FILED FOR RECORD IN THE OFFICE OF THE COUNTY RECORDER OF ALAMEDA COUNTY IN BOOK 268 OF PARCEL MAPS AT PAGE 85, TOGETHER WITH A PORTION OF PARCEL 14 AS SAID PARCEL IS SHOWN AND SO DESIGNATED ON THE MAP OF TRACT 7610 FILED FOR RECORD IN THE OFFICE OF THE COUNTY RECORDER OF ALAMEDA COUNTY IN BOOK 293 OF MAPS AT PAGE 14, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE MOST SOUTHERLY CORNER COMMON TO SAID PARCEL 7 AND PARCEL 14;

THENCE ALONG THE BOUNDARY LINE OF SAID PARCEL 7 THE FOLLOWING TEN (10) COURSES

1. WESTERLY ALONG A NON-TANGENT 1278.00 FOOT RADIUS CURVE TO THE RIGHT FROM WHICH THE CENTER OF SAID CURVE BEARS NORTH 05° 41’ 02” EAST, THROUGH A CENTRAL ANGLE OF 3° 38’ 58” AN ARC DISTANCE OF 81.402 FEET;

2. ALONG A REVERSE 1022.00 FOOT RADIUS CURVE TO THE LEFT FROM WHICH THE CENTER OF SAID CURVE BEARS SOUTH 09° 20’ 00” WEST, THROUGH A CENTRAL ANGLE OF 9° 20’ 00” AN ARC DISTANCE OF 166.481 FEET;

3. WEST, 284.906 FEET;

4. NORTH, 666.259 FEET;

5. EASTERLY ALONG A NON-TANGENT 1452.00 FOOT RADIUS CURVE TO THE LEFT FROM WHICH THE CENTER OF SAID CURVE BEARS NORTH 01° 01’ 32” EAST, THROUGH A CENTRAL ANGLE OF 15° 46’ 40” AN ARC DISTANCE OF 399.843 FEET;

6. ALONG A REVERSE 29.00 FOOT RADIUS CURVE TO THE RIGHT FROM WHICH THE CENTER OF SAID CURVE BEARS SOUTH 14° 45’ 08” EAST, THROUGH A CENTRAL ANGLE OF 36° 52’ 16” AN ARC DISTANCE OF 18.662 FEET;

7. ALONG A REVERSE 21.00 FOOT RADIUS CURVE TO THE LEFT FROM WHICH THE CENTER OF SAID CURVE BEARS NORTH 22° 07’ 08” EAST, THROUGH A CENTRAL ANGLE OF 36° 52’ 16” AN ARC DISTANCE OF 13.514 FEET;

8. NORTH 75° 14’ 52” EAST, 30.267 FEET;

9. SOUTH 14° 45’ 08” EAST, 77.744 FEET; AND

10. SOUTH, 2.171 FEET,

THENCE LEAVING SAID BOUNDARY LINE OF PARCEL 7, EAST, 26.510 FEET;

THENCE SOUTH, 22.517 FEET;

THENCE EAST, 17.000 FEET;

THENCE SOUTH, 130.001 FEET;

THENCE WEST 27.000 FEET;

THENCE SOUTH, 222.595 FEET;

THENCE EAST, 44.018 FEET;

THENCE SOUTH, 250.002 FEET;

THENCE WEST, 5.526 FEET TO A POINT ON THE EASTERLY LINE OF SAID PARCEL 7;

THENCE ALONG SAID EASTERLY LINE SOUTH, 41.262 FEET TO THE POINT OF BEGINNING.

EXHIBIT A

TO PARTICIPATION AGREEMENT

Form of Advance Request

             [    ], 201

To:	BTMU Capital Leasing & Finance, Inc., in its capacity as Lessor (“Lessor”) under the Participation Agreement [to be executed on or about December [ ], 20131/dated as of December 31, 2013] (as may be amended, the “Participation Agreement”), among LAM Research Corporation, as Lessee (“Lessee”) and Lessor

From:	LAM Research Corporation in its capacity as [Lessee2/Constructor]

Re:	Advance for $ [ ]

1. All capitalized terms used but not defined herein shall have the meanings as set forth in the [December [    ], 2013, draft of]3 the Participation Agreement.

2. The proposed Advance Date is              [    ], 201  4 (the “Advance Date”).

3. The [Lessee/Constructor] hereby requests that the Advance be made in an aggregate amount of $ [            ].

4. $[            ] of the Advance is to fund the acquisition of the Sites and the Existing Improvements thereon and related Personal Property from the Existing Lessor other than Carrying Costs and Transaction Costs. Annex A to this Advance Request lists a breakdown of such amount by Site.5

5. $[            ] of the Advance is to fund Construction Costs other than Carrying Costs and Transaction Costs.

6. $[            ] of the Advance is to fund Carrying Costs other than Capitalized Yield.

7. $[            ] of the Advance is to fund Capitalized Yield.

8. $[            ] of the Advance is to fund Transaction Costs other than Non-Utilization Fees.

[1]	Applicable only to initial Advance.
[2]	Applicable only to initial Advance.
[3]	Applicable only to initial Advance.
[4]	The Closing Date and, thereafter, the Monthly Date.
[5]	Applicable only to initial Advance.

9. $[            ] of the Advance is to fund Non-Utilization Fees.

10. The initial Interim Accrual Period for the Advance commences on the Advance Date and shall end on January [    ], 20146. [The initial Payment Period for the Advance commences on the Advance Date and shall end on [            ], 2014.]7

11. The undersigned requests that disbursements be sent by wire transfer in accordance with the wire instructions set forth in [the Funding Memo to be delivered in connection with the initial Advance8/Schedule II of the Participation Agreement].

12. [The Lessee agrees that it shall pay to the Lessor such amounts as may be necessary to reimburse the Lessor for any loss or expense incurred (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lessor to make, continue or maintain any portion of its investment in any Equity Investment on an Interim LIBOR Rate or a LIBOR Rate basis) as a result of the Advance not being made on the Advance Date due to the Lessee cancelling or rescinding this Advance Request, or not satisfying the conditions precedent to the Advance on the Advance Date such that the Lessor is not able, in light of internal funding procedures or otherwise, to deliver its portion of the Advance on the Advance Date. The Lessor shall promptly notify the Lessee in writing of the amount of any claim under this paragraph, the reason or reasons therefor and the additional amount required fully to compensate the Lessor for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding upon the Lessee.]

13. [The notice provisions set forth in Section 8.3 of the December [    ], 2013, draft of the Participation Agreement are hereby incorporated by reference as if fully set forth herein. Any notices delivered hereunder in accordance with such Section shall be deemed validly given to such other Person.]

14. [In addition, the provisions set forth in Sections 8.8, 8.10, 8.13 and 8.17 of the December [    ], 2013, draft of the Participation Agreement shall be incorporated herein by reference.]

15. [The indemnity set forth herein shall survive the Advance Date and the execution and delivery hereof.]9

16. Each addressee hereof shall be entitled to rely on this Advance Request and the undersigned agrees that such addressees shall have third-party beneficiary rights, all as if such addressees were signatories hereto.

[6]	The Monthly Date.
[7]	Applicable only to initial Advance.
[8]	Applicable only to initial Advance.
[9]	Paragraphs 12 - 15 applicable only to initial Advance.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Advance Request to be duly executed and delivered by its proper and duly authorized officer as of the day and year first above written.

LAM RESEARCH CORPORATION

By:
Name:
Title:

Sch. 2-4

[ANNEX A TO EXHIBIT A

TO PARTICIPATION AGREEMENT]10

Annex A to Advance Request

Aggregate portion of Advance to fund the acquisition of the Sites and the Existing Improvements thereon and related Personal Property from the Existing Lessor other than Carrying Costs and Transaction Costs is $[            ].

Site	Per-Site Amount
Fremont 1	$	[	]
Fremont 3	$	[	]
Fremont 3E	$	[	]
Fremont 4	$	[	]
Port 1	$	[	]
Port 101	$	[	]

[10]	Applicable only to initial Advance.

Sch. 2-5